                                                                    EXHIBIT 99.1

                                  OLIN CORPORATION
                                   501 MERRITT 7
                                   P.O. BOX 4500
                              NORWALK, CT  06856-4500


                                                               __________, 1999

Dear Shareholder:

     I am pleased to report that the previously announced spin-off of Olin's specialty chemical businesses is expected to become effective on _____ __, 1999. Arch Chemicals, Inc., a recently-formed Virginia corporation which will own all of Olin's specialty chemical businesses ("Arch Chemicals"), will commence operations on that day as an independent public company. Arch Chemicals' shares will be listed on the New York Stock Exchange under the symbol ____.

     Holders of Olin Common Stock of record as of the close of business on _____ __, 1999 (the "Record Date"), will receive one Arch Chemicals common share for every ___ share(s) of Olin Common Stock held.

     If you own Olin Common Stock on the Record Date, the Distribution Agent will automatically credit your shares of Arch Chemicals Common Stock to a book-entry account established to hold your Arch Chemicals Common Stock and will mail you a statement of your Arch Chemicals Common Stock ownership as soon as practicable after __________, 1999; no action is required on your part to receive your Arch Chemicals shares. You will not be required either to pay anything for the new shares or to surrender any Olin shares. No fractional shares of Arch Chemicals stock will be issued. If you otherwise would be entitled to a fractional share you will receive a check for the cash value thereof, which may be taxable to you. In due course you will be provided with information to enable you to compute your tax basis in both Olin and Arch Chemicals stock. Olin expects to receive an opinion of counsel that for U.S. federal income tax purposes, the distribution of the new Arch Chemicals shares is tax-free to Olin and to you to the extent that you receive Arch Chemicals shares.

     The enclosed Information Statement describes the distribution of Arch Chemicals shares and contains important information about Arch Chemicals, including financial statements. I suggest that you read it carefully. If you have questions regarding the distribution, please contact Richard Koch, Vice President-Investor Relations at the following telephone number: (203) 750-3254.

     I believe the distribution of Arch Chemicals shares will serve the business interests of both Olin and Arch Chemicals. This action is demonstrative of and in keeping with Olin's goal of further increasing shareholder value.

                                    Sincerely,

                                    Donald W. Griffin
                                    Chairman of the Board, President &
                                    Chief Executive Officer

           SUBJECT TO COMPLETION OR AMENDMENT, DATED NOVEMBER 6, 1998

                             INFORMATION STATEMENT

                              ARCH CHEMICALS, INC.

         DISTRIBUTION OF APPROXIMATELY__________ SHARES OF COMMON STOCK

     This Information Statement is being furnished in connection with the distribution (the "Distribution") by Olin Corporation ("Olin") to holders of its common stock, par value $1 per share ("Olin Common Stock"), of all the outstanding shares of common stock, par value $1 per share ("Company Common Stock"), of Arch Chemicals, Inc. (the "Company"). Olin has transferred or will transfer to the Company all of the specialty chemical businesses formerly conducted by Olin. See "Business."

     Shares of Company Common Stock will be distributed to holders of Olin Common Stock of record as of the close of business on _____ __, 1999 (the "Record Date"). Each such holder will receive one share of Company Common Stock for every ___ share(s) of Olin Common Stock held on the Record Date. The Distribution will be effective at 12:01 a.m. on _____ __, 1999. The Company currently intends to distribute whole shares of Company Common Stock by book-entry. Instead of physical stock certificates, shareholders will receive a statement of their book-entry accounts for Company Common Stock, which statements are expected to be distributed as soon as practicable after __________, 1999. Following the Distribution, shareholders may request that their shares of Company Common Stock be transferred to a brokerage account or that physical stock certificates for their shares be issued to them. No consideration will be paid by Olin's shareholders for shares of Company Common Stock. Each share of Company Common Stock distributed will be accompanied by one preferred stock purchase right. There is no current trading market for Company Common Stock. The Company has applied to list the Company Common Stock on the New York Stock Exchange, Inc.

     In reviewing this Information Statement, you should carefully consider the matters described under the caption "Risk Factors" on pages 14-18.

                                ______________

          NO SHAREHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR
              SOUGHT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

                                ______________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS INFORMATION STATEMENT.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ______________

     Shareholders of Olin with inquiries related to the Distribution should contact Investor Relations, Olin Corporation, 501 Merritt 7, P.O. Box 4500, Norwalk, Connecticut 06856-4500, telephone (203) 750-3254, or ____________
______________, ___________________, ___________________,
_____________, ____________, telephone (___) ________.

           The date of this Information Statement is _____ __, 1999.

                             INFORMATION STATEMENT
                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
SUMMARY....................................................................      1

THE DISTRIBUTION...........................................................      7
   General.................................................................      7
   Manner of Effecting the Distribution....................................      7
   Reasons for the Distribution............................................      8
   Results of the Distribution.............................................      9
   Federal Income Tax Consequences of the Distribution.....................     10
   Listing and Trading of Company Common Stock.............................     12
   Third Party Consents; Regulatory Approvals..............................     13
   Reasons for Furnishing this Information Statement.......................     13

RISK FACTORS...............................................................     14
   Lack of Operating History As a Separate Entity..........................     14
   Dependance on the Semiconductor Industry................................     15
   Environmental Liabilities...............................................     15
   Ability to Satisfy Indemnification Obligations..........................     16
   Certain Tax Risks of the Distribution...................................     16
   Company Dividend Policy.................................................     17
   Absence of Trading Market for Company Stock.............................     17
   Changes in Trading Prices of Olin Common Stock..........................     18
   Competition.............................................................     18
   Certain Antitakeover Effects............................................     18

DIVIDEND POLICY............................................................     19

CAPITALIZATION.............................................................     19

SELECTED FINANCIAL AND OPERATING DATA......................................     20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS......................................     21

BUSINESS...................................................................     35

                                                                              Page
                                                                              ----
   General.................................................................     35
   Products and Services...................................................     35
   Customers...............................................................     38
   Raw Materials and Energy................................................     38
   Research and Development; Patents.......................................     39
   Seasonality.............................................................     39
   Backlog.................................................................     40
   U.S. Government Contracts and Regulations...............................     40
   Novation of U.S. Government Contracts...................................     40
   Competition.............................................................     40
   Export Sales............................................................     41
   Employees...............................................................     41
   Environmental Matters...................................................     41
   Credit Facility.........................................................     42

PROPERTIES.................................................................     43
   Principal Manufacturing Facilities......................................     44

LEGAL PROCEEDINGS..........................................................     47

RELATIONSHIP BETWEEN OLIN AND THE COMPANY AFTER
  THE DISTRIBUTION.........................................................     48
  Distribution Agreement...................................................     48
  Assumption of Liabilities and Indemnity Agreement........................     49
  Charleston Services Agreement............................................     50
  Chlor-Alkali Supply Agreement............................................     50
  Covenant Not To Compete Agreement........................................     50
  Employee Benefits Allocation Agreement...................................     50
  Intellectual Property Transfer and License Agreement.....................     51
  Tax Sharing Agreement....................................................     52
  Trade Name License Agreement.............................................     52
  Transition Services Agreement............................................     52

MANAGEMENT AND EXECUTIVE COMPENSATION......................................     53
  Board of Directors.......................................................     53
  Committees of the Board of Directors.....................................     55

                                                                              Page
                                                                              ----
  Compensation of Directors................................................     57
  Executive Officers of the Company........................................     57
  Compensation of Executive Officers.......................................     58
  Adjustment to Prior Olin Equity-Based Benefits...........................     62
  Stock Plan for Nonemployee Directors.....................................     62
  Pension Plans............................................................     63
  Savings Plan.............................................................     65
  1999 Stock Option Plan...................................................     66
  Arch Chemicals, Inc. 1999 Long Term Incentive Plan.......................     68
  Retiree Medical and Life Insurance Benefits..............................     70
  Other Benefits...........................................................     70
  Executive Agreements.....................................................     70

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION............................................................     71

BENEFICIAL OWNERSHIP.......................................................     72

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................     74

DESCRIPTION OF CAPITAL STOCK...............................................     74
  Authorized Capital Stock.................................................     74
  Common Stock.............................................................     74
  Preferred Stock..........................................................     75
  Authorized But Unissued Capital Stock....................................     75
  Rights...................................................................     75
  No Preemptive Rights.....................................................     76
  Certain Provisions of the Articles, By-laws and Virginia Corporate Law...     76

RIGHTS PLAN................................................................     77

LIABILITY AND INDEMNIFICATION OF OFFICERS AND
  DIRECTORS................................................................     78

AVAILABLE INFORMATION......................................................     79

INDEX TO COMBINED FINANCIAL STATEMENTS.....................................   F-1

                                    SUMMARY
     The following is a summary (this "Summary") of certain information contained in this Information Statement. This Summary is included for convenience only and should not be considered complete. This Summary is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement which should be read in its entirety. Certain capitalized terms used in this Summary are defined elsewhere in this Information Statement.

                               THE DISTRIBUTION
DISTRIBUTING COMPANY               Olin Corporation, a Virginia corporation ("Olin"), a manufacturer concentrated in the chemicals, metals and ammunition industries.
                                   References to Olin include its consolidated subsidiaries except where the context otherwise requires.

DISTRIBUTED COMPANY                Arch Chemicals, Inc., a Virginia corporation (the "Company"), which will own all of the specialty chemical businesses formerly operated by Olin (the "Specialty Chemical Businesses"). References
                                   herein to the Company prior to the Distribution mean the specialty chemical businesses as conducted by Olin prior to the Distribution.
                                   See "Business. "

DISTRIBUTION RATIO                 Each holder of Olin Common Stock will receive a dividend of one share of Company Common Stock (and the associated preferred stock purchase right) for every___ share(s) of Olin Common Stock held on the Record Date (the "Distribution Ratio").

SECURITIES TO BE DISTRIBUTED       Based on__________ shares of Olin Common Stock outstanding on
                                   September 30, 1998, approximately__________ shares of Company
                                   Common Stock, together with associated preferred stock purchase rights (the "Rights" and, collectively with the Company Common
                                   Stock, the "Shares") will be distributed. The Shares to be distributed will constitute all of the outstanding Shares of the
                                   Company immediately after the Distribution. No action is required by an Olin shareholder to receive the Shares to which an Olin shareholder is entitled.

FRACTIONAL SHARES                  Fractional Shares will not be distributed. Fractional Shares will be aggregated and sold in the public market by the Distribution Agent and the aggregate net cash proceeds will be distributed ratably to those shareholders who would otherwise have received fractional interests. See "The Distribution--Manner of Effecting the Distribution."

DISTRIBUTION AGENT, TRANSFER
  AGENT AND REGISTRAR FOR
  THE SHARES

                                   ___________________________ (the "Distribution Agent") will be the
                                   Distribution Agent, Transfer Agent and Registrar for the Shares.

RECORD DATE                        _____ __, 1999 (close of business).

DISTRIBUTION DATE                  _____ __, 1999, 12:01 a.m.  On the Distribution Date, Olin will transfer the Shares to the Distribution Agent.  The Distribution Agent will mail shareholder statements of book-entry accounts as soon as practicable after the Distribution Date.  The Company does not plan to issue any physical stock certificates for the Shares at the time of the Distribution.

FEDERAL INCOME TAX
  CONSEQUENCES OF
  THE DISTRIBUTION                 The Distribution is conditioned upon the receipt by Olin of an opinion of its counsel that for Federal income tax purposes the receipt of Shares by
                                   Olin shareholders will be tax-free.  Cash received by shareholders in lieu of fractional Share interests will be treated as payment in exchange for such stock and may be taxable to the shareholder.  No gain or loss with respect to the Shares will be recognized by Olin on the Distribution.  Such opinion is subject to certain factual representations and assumptions.  No ruling has been or will be sought from the Internal Revenue Service with respect to the Federal income tax consequences of the Distribution.  See "The
                                   Distribution--Federal Income Tax Consequences of the Distribution."

STOCK EXCHANGE LISTING             There is not currently a public market for the Company Common Stock.  The
                                   Company has applied for the listing of the Company Common Stock on the New York
                                   Stock Exchange, Inc. (the "NYSE"), under the symbol _____.  If such listing is approved, it is possible that trading may commence on a "when-issued" basis prior to the Distribution.  On the first NYSE trading day following the
                                   Distribution Date, "when-issued" trading in respect of Company Common Stock will end and "regular-way" trading will begin.  See "The Distribution-- Listing and Trading of Company Common Stock."

COMPANY INDEBTEDNESS               Prior to the Distribution, the Company will succeed to a $___ million credit facility (the "Credit Facility") established by Olin. Olin will previously have borrowed $___ million under the Credit Facility, which liability will be assumed by the Company. The Credit Facility is expected to have a five-year term and to permit borrowings thereunder of up to $___ million.  The amounts remaining under the Credit Facility are expected to provide sufficient liquidity for the Company's current funding needs.  The Credit Facility is expected to have various borrowing options and to contain customary commercial bank covenants. See "Business--Credit
                                   Facility."

RELATIONSHIP WITH OLIN
AFTER THE DISTRIBUTION             Following the Distribution, the Company will be an independent public company, and Olin will have no continuing stock owner ship interest in the Company.  No officer or director of Olin or the Company will be an officer or director of the other company immediately following the Distribution, and there is no present intention to subsequently name any officer or director of Olin or the Company as an officer or director of the other company.  The Company and Olin will enter into various agreements for the purpose of accomplishing the Distribution, governing their relationship subsequent to the Distribution and providing for the allocation of employee benefits, tax and certain other liabilities and obligations attributable to periods prior to the Distribution. These include, without limitation, agreements providing for the transfer of assets to the Company and the assumption of certain liabilities of Olin by the Company, the transfer by Olin of certain technologies and intellectual property rights to the Company, the transfer of certain Olin trademarks to the Company, the supplying of certain services by Olin to the Company with respect to adjoining plants located in Charleston, Tennessee, and the supplying of chlorine and caustic soda by Olin to the Company following the Distribution.  The
                                   Company and Olin will also enter into an indemnification agreement whereby the Company will generally indemnify Olin against liabilities, litigation and claims arising out of the Specialty Chemical Businesses, as well as costs associated with the removal, remediation or control of environmental conditions relating to the Company's current facilities and certain off-site locations, and Olin generally will indemnify the Company against liabilities, litigation and claims arising out of Olin's retained and former businesses following the Distribution. See "Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations--Environmental Matters,"
                                   "Business--Environmental Matters" and "Relationship Between Olin and the Company
                                   After the Distribution."

DIVIDEND POLICY                    The payment and level of cash dividends by the Company after the Distribution will be subject to the discretion of the Board of Directors of the Company (the "Board").
                                   Olin currently anticipates that the Company will initially pay quarterly cash dividends which, on an annual basis, will aggregate $0.__ per

                                   Share.  However, future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company on an independent basis, and will be subject to the restrictive covenants of the Credit Facility.  See "Dividend Policy" and "Business--Credit Facility."

CERTAIN PROVISIONS OF THE
  COMPANY'S ARTICLES,
  BY-LAWS AND VIRGINIA
  CORPORATE LAW;
  RIGHTS AGREEMENT                 Certain provisions of the Company's Amended and Restated Articles of Incorporation
                                   (the "Articles") and amended By-laws (the "By-laws"), as each will be in effect following the Distribution, may have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Board.  The Articles authorize the Board to issue up to 10 million shares of preferred stock in one or more series and to fix the relative rights and preferences and the voting powers of the shares of any such series.  See "Description of Capital Stock--Preferred Stock."
                                   The Board consists of three classes of directors, each of which serves for three years.
                                   Directors may be removed only with cause and vacancies on the Board may be filled only by the Board unless the vacancy is to be filled at an annual meeting of the shareholders.
                                   The Company's By-laws require that shareholders give the Secretary of the Company notice of shareholder nominees for election as a director no later than 90 days before an annual meeting of shareholders.  Special meetings of shareholders may be called only by the
                                   Board or designated officers of the Company.  The By-laws also require shareholders to give the Secretary of the Company notice of shareholder proposals to be presented at the annual shareholders meeting no later than 90 days before the first anniversary of the prior year's annual shareholder meeting.  See "Description of Capital Stock--Certain
                                   Provisions of the Articles, By-laws and Virginia Corporate Law."  The Rights Agreement and certain sections of the Virginia Stock Corporation Act described elsewhere herein will also make more difficult an acquisition of control of the Company in a transaction not approved by the Board. See "Rights Plan" and "Description of Capital Stock--Certain
                                   Provisions of the Articles, By-laws and Virginia Corporate Law."  The Company has elected to "opt out" of the control share acquisition provisions under Article 14.1 of the
                                   Virginia Stock Corporation Act, which imposes restrictions on the voting rights of certain significant shareholders.  See "Description of Capital Stock--Certain Provisions
                                   of the Articles, By-laws and Virginia Corporate Law."

RISK FACTORS                       Shareholders should consider certain factors as discussed under "Risk Factors."

PRINCIPAL OFFICE OF THE
  COMPANY                          501 Merritt 7, Norwalk, Connecticut  06851

                             ARCH CHEMICALS, INC.

                         SUMMARY FINANCIAL INFORMATION

                             (DOLLARS IN MILLIONS)

     The historical financial information presented below summarizes certain financial information of the Company and is derived from the Combined Financial Statements of the Company. Such historical financial data may not be indicative of the Company's future performance as an independent company. The following historical financial information includes an allocated share of Olin's historical centralized activities. The summary data presented below should be read in conjunction with the Combined Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement.


                                    Unaudited
                                 Nine Months Ended              Years Ended
                                   September 30,                December 31,
                               -------------------       ------------------------
OPERATING DATA:                  1998        1997         1997     1996     1995
                                -------    -------       ------   ------   ------
  Sales                         $694.4     $728.1        $929.9   $913.5   $872.8
  Operating Income                59.7       68.5          79.0     85.7     54.7
  Net Income(1)                   41.4       48.1          56.3     61.1     43.9

                                   Unaudited
                                  September 30,                December 31,
                                ----------------         ------------------------
BALANCE SHEET DATA:              1998      1997           1997     1996     1995
                                ------   -------         ------   ------   ------
  Total Assets                  $691.2    $678.2         $693.2   $651.2   $624.1
  Short-Term Borrowings(1)         0.3       0.3            1.4      1.8      0.1
  Total Liabilities              217.7     200.6          237.6    221.6    212.7
  Equity and Cumulative
   Translation Adjustment        473.5     477.6          455.6    429.6    411.4

(1) The financial data above do not include any amount for short-term borrowings or the related interest expense under the Credit Facility which liability, if any, will be assumed by the Company. See Notes to Combined Financial Statements--"Proforma Effect of Borrowings under the Credit Facility (Unaudited)."

                               THE DISTRIBUTION

GENERAL

     The Board of Directors of Olin has approved the distribution of all of the outstanding shares of Company Common Stock to the holders of Olin Common Stock. In the Distribution, each holder of Olin Common Stock will receive as a dividend one share of Company Common Stock (and the associated Right) for every___ share(s) of Olin Common Stock held on the Record Date.

MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement between the Company and Olin (the "Distribution Agreement"). See "Relationship Between Olin and the Company After the Distribution--Distribution Agreement."

     Pursuant to the terms and conditions of the Distribution Agreement, the Distribution will be effective _____ __, 1999 (the "Distribution Date") with the Shares being distributed through a book-entry system to holders who are shareholders of record of Olin at the close of business on the Record Date.
Olin currently intends to use a book-entry system to implement the distribution of the Shares in the Distribution. Prior to the Distribution Date, a certificate representing all issued and outstanding Shares will be delivered by Olin to the Distribution Agent. As soon as practicable after the Distribution Date, a shareholder statement of book-entry account will be mailed to each shareholder stating the number of whole Shares received by such shareholder in the Distribution; fractional Shares will not be distributed. Following the Distribution, shareholders may request that their Shares be transferred to a brokerage or other account or may request delivery of physical stock certificates for their Shares. Each Olin shareholder will receive one Share for every ___ share(s) of Olin Common Stock held on the Record Date. Olin shareholders will not be required to pay for Shares received in the Distribution, or to surrender or exchange Olin shares in order to receive Shares of the Company. No vote of Olin shareholders is required or sought in connection with the Distribution, and Olin shareholders have no appraisal rights in connection with the Distribution.

     Fractional Shares will not be issued to Olin shareholders as part of the Distribution nor credited to book-entry accounts. In lieu of receiving fractional Shares, each holder of Olin Common Stock who would otherwise be entitled to receive a fractional Share will receive cash for such fractional interest. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate fractional Shares into whole Shares and sell them in the open market at then prevailing market prices and distribute the aggregate proceeds (net of brokerage fees) ratably to Olin shareholders otherwise entitled to fractional interests. The amount of such payment will depend on the prices at which the aggregated fractional Shares are sold by the Distribution Agent in the open market shortly after the Distribution Date.

     In addition, at the time of the Distribution, each outstanding option to purchase Olin Common Stock held by an employee of the Company or Olin on the Distribution Date will be converted into both an option to purchase Company Common Stock and a separate option to purchase Olin Common Stock. See "Relationship Between Olin and the Company After the Distribution--Employee Benefits Allocation Agreement" and "Management and Executive Compensation-- Adjustment to Prior Olin Equity-Based Benefits."

     In order to be entitled to receive Shares of the Company in the Distribution, Olin shareholders must be shareholders at the close of business on the Record Date, _____ __, 1999.

REASONS FOR THE DISTRIBUTION

     DIFFERENT BUSINESSES. Olin currently operates directly and through its subsidiaries primarily in four major lines of business that have substantially different characteristics. The metals, chlor-alkali and ammunition businesses (the "Retained Businesses") have exhibited different growth characteristics, capital requirements and competitive dynamics than the Specialty Chemical Businesses and these differences are expected to continue in the future. Moreover, the different businesses require inherently different strategies in order to maximize their long-term value. Consequently, Olin's current structure, which involves the operation of each of these businesses under a single corporate entity, is not the most effective structure to design and implement the distinct strategies necessary to operate each business successfully in a manner that maximizes its long-term value.

     The Retained Businesses are cyclical, capital intensive, cash-flow generating commodity-type businesses that have low industry growth rates and little pricing leverage. Their success depends largely on attaining scale-related benefits by reducing manufacturing costs through the use of low cost manufacturing processes at high levels of capacity, and by engaging in strategic acquisitions to enable the consolidation of operations and to produce increased efficiencies of scale.

     By contrast, the Specialty Chemical Businesses are high growth, value-added businesses with less cyclicality. These businesses also have higher pricing leverage because product prices are more value-driven. The success of the Specialty Chemical Businesses depends on developing close customer relationships and new technology-driven product solutions to benefit specific customers. The projected high growth of the Specialty Chemical Businesses through internally developed products and products produced through joint ventures is expected to make the Company Common Stock a valuable pure-play currency that can be used to make acquisitions to further grow the Specialty Chemical Businesses.

     MORE EFFECTIVE CAPITAL DEPLOYMENT. Consistent with recent experience, Olin's management anticipates that the Retained Businesses and Specialty Chemical Businesses will require substantial amounts of capital in order to fund their expansion plans. As has been the case in the past, it is expected that the funds required for such capital spending will exceed the amount of funds that will be approved for such usage. In the past this situation has caused competition for these capital resources to fund the projects of the Retained Businesses and the Specialty Chemical Businesses. Accordingly, the creation of two separate, publicly-traded entities will facilitate the more effective deployment of capital by Olin and the Company, since each would be free to obtain and employ its own capital resources, without competing with the other businesses, in the areas each believes it has the greatest opportunity to produce attractive returns.

     MANAGEMENT FOCUS AND INCENTIVES. The Retained Businesses and the Specialty Chemical Businesses are different businesses with few common characteristics and a number of markedly different growth characteristics. As a result, Olin currently faces difficulty in maintaining the appropriate balance of management focus on each of its separate businesses. By separating Olin into two independent companies, the management of each independent company will be able to focus its attention and financial resources wholly on its respective businesses, enabling management to respond solely to the characteristics and competitive disciplines of its particular industries.

     Moreover, in multi-industry companies, it is difficult to structure management incentives that encourage management to focus on its own businesses, rather than on overall corporate performance, by rewarding managers in a manner directly related to the performance of their respective businesses. For example, many companies design stock option programs to provide management with proper incentives to enhance shareholder value, but to the extent that the overall financial performance, and therefore the stock price performance, of a multi-industry company such as Olin is based in part on factors that are unrelated to the performance of any particular business, this incentive is diluted and consequently is less effective. Although Olin currently employs stock option programs for its management, the value and effectiveness of these programs in creating the desired incentives will be enhanced by separating Olin into the Retained Businesses and the Specialty Chemical Businesses and providing the management of each with the opportunity for future incentives based on the direct performance of its business.

     ADDITIONAL BENEFITS TO BE ACHIEVED FROM THE DISTRIBUTION. As a result of the above factors, several additional benefits should result from the Distribution. The ability for each of the Retained Businesses and the Specialty Chemical Businesses to pursue acquisitions and other investment opportunities is expected to be enhanced by providing differentiated access to the capital markets for each operation and by creating more focused acquisition currencies for each business (i.e., separately traded common stock). Moreover, research
                   ----
coverage for each of the businesses also should be enhanced as a result of creating the Company as a focused, pure-play specialty chemical company and establishing Olin as a more focused commodity materials company, each of which will be easier to analyze and compare to other companies within its respective industry sector. Finally, broader and more tailored investor ownership will be encouraged in light of the disparate risk/reward profiles of the Retained Businesses and the Specialty Chemical Businesses. As a result of the foregoing, Olin has determined that the best means of improving the fit and focus of Olin's businesses is to distribute the Company Common Stock to Olin's public shareholders.

     For information concerning certain relationships between the Company and Olin following the Distribution, see "Relationship Between Olin and the Company After the Distribution" elsewhere herein.

RESULTS OF THE DISTRIBUTION

     After the Distribution, the Company will be an independent public company owning and operating the Specialty Chemical Businesses. The number and identity of shareholders of the Company immediately after the Distribution will be the same as the number and identity of the shareholders of Olin on the Record Date. Immediately after the Distribution, the Company expects to have approximately 10,000 holders of record of Shares and approximately__________ Shares outstanding, based on the number of record shareholders and outstanding shares of Olin Common Stock on September 30, 1998, and the Distribution Ratio of one Share for every___ share(s) of Olin Common Stock. The actual number of Shares to be distributed will be determined as of the Record Date. The Distribution will not affect the number of outstanding shares of Olin Common Stock or any rights of Olin shareholders.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The Distribution is conditioned upon the receipt by Olin of an opinion from Cravath, Swaine & Moore, counsel to Olin, that for Federal income tax purposes:

          1. The Distribution will qualify as a tax-free spin-off under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss with respect to the Shares will be recognized by Olin on the Distribution.

          3. No gain or loss will be recognized by the holders of Olin Common Stock solely as a result of their receipt of Shares in the Distribution.

          4. The tax basis of the Olin Common Stock and the Shares (including any fractional Shares for which cash is received) held immediately after the Distribution by any holder will equal such holder's tax basis in its Olin Common Stock immediately before the Distribution, allocated in proportion to the relative fair market values of the Olin Common Stock and the Shares on the Distribution Date.

          5. The holding period of the Shares received in the Distribution (including any fractional Shares for which cash is received) will include the holding period of the Olin Common Stock with respect to which the Shares were distributed, provided that such Olin Common Stock was held as a capital asset on the Distribution Date.

          6. Cash received in lieu of fractional Shares will be treated as payment in exchange for such stock. The difference between the amount of cash received and basis allocable to such fractional Shares will be a capital gain or loss (long-term if the Olin Common Stock has been held for more than one year), as the case may be, provided that the Olin Common stock is held as a capital asset on the Distribution Date.

          This opinion of counsel is subject to certain assumptions and the accuracy of certain factual representations made by Olin and the Company. Neither Olin nor the Company is aware of any present facts or circumstances that would cause such assumptions or representations to be untrue. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") with respect to the Federal income tax consequences of the Distribution, and there can be no assurance that the IRS will not take a position contrary to that expressed in the opinion of Cravath, Swaine & Moore.

     If the Distribution were not to qualify as a tax-free spin-off under Sections 355 and 368(a)(1)(D) of the Code, then (i) Olin would recognize capital gain equal to the excess of (x) the fair market value of the Shares on the Distribution Date, over (y) Olin's adjusted tax basis in the Shares on such date, and (ii) each holder of Olin Common Stock who receives Shares in the Distribution would be treated as receiving a taxable distribution in an amount equal to the fair market value of such Shares on the Distribution Date, taxed first as a dividend to the extent of such holder's pro rata share of Olin's current and accumulated earnings and profits, and then as a nontaxable return of capital to the extent of such holder's basis in the Olin Common Stock, with any remaining amount being taxed as capital gain.

     Even if the Distribution qualifies as a tax-free spin-off under Sections 355 and 368(a)(1)(D) of the Code, Olin (but not Olin shareholders) also would recognize taxable gain on the Distribution (determined as if Olin had sold all the Shares for fair market value on the Distribution Date) if (a) 50% or more of the outstanding stock of the Company or Olin were acquired (or deemed to be acquired pursuant to certain transactions involving the stock or assets of Olin, the Company, or their subsidiaries), and (b) the Distribution and such acquisition were treated as part of a plan or series of related transactions (such a transaction, a "Change in Control Transaction"). For that purpose, any acquisition of stock of Olin or the Company within the period beginning two years prior to the Distribution Date and ending two years after the Distribution Date would be presumed to be part of such a plan or series of related transactions, although Olin or the Company, as the case may be, may be able to rebut such presumption.

     Pursuant to the Tax Sharing Agreement, the Company and Olin will each bear 50% of any corporate level tax arising on the Distribution, except that the Company or Olin, as the case may be, will be obligated to indemnify the other party on an after-tax basis for 100% of such corporate level tax if such tax is primarily attributable to (i) actions of the Company or Olin after the Distribution (including any cessation, transfer to affiliates or disposition of its active trades or businesses, and certain reacquisitions of its stock and payments of extraordinary dividends to its shareholders), (ii) involvement by the Company or Olin in a Change in Control Transaction, or (iii) the breach of one or more representations with respect to the Company or Olin made to Cravath, Swaine & Moore in connection with its opinion. Notwithstanding the Tax Sharing Agreement, under the consolidated return regulations, the Company and Olin will each be severally liable to the IRS for the full amount of any corporate level tax arising on the Distribution that is not paid by the other party. Neither the Company nor Olin will indemnify any holder of Olin Common Stock who receives shares in the Distribution for any tax liabilities.

     Certain restructuring transactions that Olin will effect prior to the Distributions will trigger tax liabilities, and other such transactions may trigger tax liabilities. Under the Tax Sharing Agreement, Olin will bear 100% of all such tax liabilities. It is not expected that such tax liabilities would be material, and Olin will adequately provide for all such liabilities prior to the Distribution.

     Current U.S. Treasury Regulations require each holder of Olin Common Stock who receives Company Common Stock pursuant to the Distribution to attach to his or her U.S. federal Income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 to the Distribution. Following the Distribution, Olin will convey the appropriate information to each holder of record of Olin Common Stock as of the Record Date.

     This discussion of the anticipated Federal income tax consequences of the Distribution is for general information only and may not be applicable to shareholders who received their shares of Olin Common Stock through the exercise of an employee stock option or otherwise as compensation or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Olin stockholders should consult their own advisers as to the specific tax consequences of the Distribution, including the effects of foreign, state and local tax laws and the effect of possible changes in tax laws. See also "Risk Factors--Certain Tax Risks of the Distribution."

LISTING AND TRADING OF COMPANY COMMON STOCK

     There is not currently a public market for the Company Common Stock. The Company has applied for the listing of the Company Common Stock on the NYSE. Assuming such listing is approved, it is possible that trading may commence on a "when-issued" basis prior to the Distribution. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of Company Common Stock will end and "regular-way" trading will begin. The NYSE will not approve any trading in respect of Company Common Stock until the Securities and Exchange Commission (the "Commission") has declared effective the Company's Registration Statement on Form 10 (the "Registration Statement") in respect of the Shares.

     There can be no assurance as to the price at which the Company Common Stock will trade before, on or after the Distribution Date. Until the Company Common Stock is fully distributed and an orderly market develops in the Company Common Stock, the price at which such stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. The price of the Company Common Stock will be determined in the marketplace and may be influenced by many factors, including without limitation (i) the depth and liquidity of the market for the Company Common Stock, (ii) developments affecting the chemical industry generally, (iii) developments affecting semiconductor demand, (iv) the Company's dividend policy, (v) investor perception of the Company and the industries in which the Company participates and (vi) general economic and market conditions. In addition, the combined trading prices of Company Common Stock and Olin Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of Olin Common Stock prior to the Distribution.

     The Company initially will have approximately 10,000 stockholders of record based upon the number of stockholders of record of Olin as of September 30, 1998. For certain information regarding options to purchase Company Common Stock that will be outstanding after the Distribution, see "Relationship Between Olin and the Company After the Distribution--Employee Benefits Allocation Agreement" and "Management and Executive Compensation--Arch Chemicals, Inc. 1999 Stock Option Plan."

     The Shares distributed to Olin shareholders will be freely transferable, except for Shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain officers and directors of the Company. Persons who are affiliates of the Company will be permitted to sell their Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

THIRD PARTY CONSENTS; REGULATORY APPROVALS

     In connection with the transfer of assets from Olin to the Company, certain consents may be required from third parties, including commercial customers. Olin has no reason to believe that these consents will not be obtained or that the failure to obtain such consents will be material to Olin or the Company.

     Federal procurement regulations will require Olin to enter into novation agreements with the Company and the U.S. Government relating to U.S. Government contracts to which Olin is a party, pursuant to which Olin will guarantee or otherwise become liable for the Company's obligations under such contracts which are being transferred to the Company in connection with the Distribution. See "Business-Novation of U.S. Government Contracts." Except for the U.S. Government consents set forth herein, Olin does not believe that there are any other material governmental regulatory approvals that will be required by law in connection with the Distribution.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT

     This Information Statement is being furnished by Olin solely to provide information to shareholders of Olin who will receive Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Olin or the Company. The information contained in this Information Statement is believed by Olin and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Olin nor the Company will update the information except in the normal course of their respective public disclosure practices.

                                  RISK FACTORS

     Certain factors, including those described below, should be considered carefully in evaluating the Company, the Company Common Stock and its businesses. Neither Olin nor the Company makes, nor is any other person authorized to make, any representation as to the future market value of the Shares.

     This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are based on management's beliefs, certain assumptions made by management and management's current expectations, estimates and projections about the markets and economy in which the Company operates. Such forward-looking statements can be identified by the use of words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," "should," "will," and variations of such words and similar expressions. All statements regarding Olin's or the Company's expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management for future operations, and markets for stock are forward-looking statements.. See, e.g., "The Distribution," "Management's Discussion and Analysis of Financial
-----
Condition and Results of Operations," "Business," "Legal Proceedings" and "Relationship Between Olin and the Company After the Distribution." Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. Olin and the Company undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to general economic and business and market conditions, lack of moderate growth in the U.S. economy or even a slight recession in 1998, worsening economic conditions in Asia, customer acceptance of new products, efficacy of new technology, changes in U.S. and non-U.S. laws and regulations, costs or difficulties relating to the establishment of the Company as an independent entity and increased competitive and/or customer pressure, the Company's ability to maintain chemical price increases, higher-than-expected raw material costs for certain chemical product lines, increased foreign competition in the calcium hypochlorite markets and lack of stability in the semiconductor industry. Although Olin and the Company believe their expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct.

LACK OF OPERATING HISTORY AS A SEPARATE ENTITY

     Upon completion of the Distribution, the Company will own and operate the Specialty Chemical Businesses. These businesses have no operating history as a separate company, and have historically been able to rely on the earnings, assets and cash flow of the other businesses of Olin. In addition, the Company has not operated as a public company, and following the Distribution may incur additional costs and expenses associated with the management of a public company. Olin is not required to provide assistance or services to the Company except as described in the Distribution Agreement, the Transition Services Agreement and the other agreements entered into between the companies in connection with the Distribution. In addition, some of this assistance or these services may be terminated upon certain events, including a change in control of the Company. See "Relationship Between Olin and the Company After the Distribution."

     After the Distribution, each of Olin and the Company will be a smaller and less diversified company than Olin was prior to the Distribution. In addition, the Distribution may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company.

     Finally, the Company will not have the right to use the Olin name except during a transition period. The Company has previously had the benefit of the Olin name and reputation in the marketing of its products and in dealings with government officials. One of the challenges facing the Company will be to develop an identity for itself independent of the Olin name. The Company may have to make additional advertising and promotion expenditures to position its new name in its markets and cannot predict with certainty the extent to which the substitution of a new name may adversely affect its retention and acquisition of customers, its relations with governmental agencies or its financial performance.

DEPENDENCE ON THE SEMICONDUCTOR INDUSTRY

     Approximately 25% of the Company's 1997 sales were sales of microelectronic chemical products to companies that manufacture semiconductors for use in a variety of industrial and consumer electronic products. Such sales are dependent upon demand for semiconductors and a decrease in such demand will adversely affect the operating results of the Company. Over the past two years, prices for semiconductors have declined, putting pricing pressure on suppliers, such as the Company, to lower prices for microelectronic chemical products sold to such manufacturers. In addition, during such period, the Company believes that the number of semiconductors sold has not grown as quickly as in recent years and in the case of certain semiconductor devices, the number has actually declined. The future of the semiconductor market is difficult to predict. Accordingly, there can be no assurance that the continued decline in prices in the semiconductor industry (and the resulting increased pricing pressure on the Company) or a continued lack of growth or decrease in the number of semiconductors sold will not have a material adverse effect upon the Company.

ENVIRONMENTAL LIABILITIES

     The establishment and implementation of federal, state and local standards to regulate air and water quality and to govern contamination of land and groundwater has affected, and will continue to affect, substantially all of the Company's manufacturing locations. Federal legislation providing for regulation of the manufacture, transportation, use and disposal of hazardous and toxic substances has imposed additional regulatory requirements on industry in general, and particularly on the chemicals industry. In addition, implementation of environmental laws, such as the Resource Conservation and Recovery Act, the Clean Air Act and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, has required and will continue to require new capital expenditures and will increase operating costs. In addition, U.S. state and federal authorities may seek fines and penalties for violation of these laws.

     The Company may be, from time to time, a party to governmental and private environmental actions associated with its waste disposal sites and manufacturing facilities. Charges to income for investigatory and remedial efforts were not material to operating results in 1997, 1996 and 1995 but may be material to net income in future years. Annual environmental-related cash outlays by the Company for site investigation and remediation, capital projects and normal plant operations are expected to range between $10 to $15 million over each of the next several years. While the Company does not anticipate a material increase in the projected annual level of its environmental-related costs, such increases may occur in the future and may have a material adverse effect on the Company's operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Environmental Matters."

ABILITY TO SATISFY INDEMNIFICATION OBLIGATIONS

     The Distribution Agreement, the Assumption of Liabilities and Indemnity Agreement and various other agreements entered into by Olin and the Company allocate responsibility between them for various debts, liabilities and obligations, including certain environmental liabilities. See "Relationship Between Olin and the Company After the Distribution." These agreements provide that the Company will indemnify Olin for the liabilities assumed by the Company pursuant to these agreements (including certain liabilities related to the Specialty Chemical Businesses which will be contingent liabilities of Olin by virtue of the structure of the Distribution) and Olin will indemnify the Company for the liabilities retained by Olin. However, the availability of such indemnities will depend upon the future financial strength of Olin and the Company. No assurance can be given that the relevant company will be in a position to fund such indemnities and if such company cannot fund such liability, such liability may fall on the other party, adversely affecting its financial condition or results of operations.

CERTAIN TAX RISKS OF THE DISTRIBUTION

     The Distribution is conditioned upon the receipt by Olin of an opinion of its counsel that no gain or loss with respect to the Shares will be recognized by Olin on the Distribution. See "The Distribution-Federal Income Tax Consequences of the Distribution." However, such an opinion is not binding upon the IRS and is subject to certain assumptions, and to certain factual representations provided by Olin and the Company. If these assumptions and factual representations were incorrect in a material respect, the conclusions set forth in the opinion may not be correct. Neither Olin nor the Company is aware of any facts or circumstances which would cause such representations and assumptions to be untrue. The Company would be obligated to indemnify Olin on an after-tax basis for any corporate level tax arising on the Distribution if the Distribution fails to qualify as a tax-free spin-off primarily as a result of (i) an action taken by the Company (including any cessation, disposition or transfer to affiliates of its active trades or businesses, and certain reacquisitions of its stock and payments of extraordinary dividends to its shareholders), (ii) the Company's involvement in a Change in Control
Transaction or (iii) the breach of one or more representations with respect to the Company made to Cravath, Swaine & Moore in connection with its opinion. See "Relationship Between Olin and the Company After the Distribution-Tax Sharing Agreement." Such tax liability would be substantial and there is no assurance that the Company would be able to satisfy its indemnification obligation. See "Risk Factors-Ability to Satisfy Indemnification Obligations." In addition, under the consolidated return regulations, the Company would be severally liable to the IRS for the full amount of any corporate level tax arising on the Distribution that is not paid by Olin.

     Furthermore, if the Distribution were not to qualify as a tax-free spin-off under Sections 355 and 368(a)(1)(D) of the Code, each holder of Olin Common Stock who receives Shares in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the Shares received, which would result in a dividend to the extent paid out of Olin's current and accumulated earnings and profits.

COMPANY DIVIDEND POLICY

     The payment and level of cash dividends by the Company after the Distribution will be subject to the discretion of the Board. Olin initially expects the Company to declare quarterly cash dividends of $0.__ per share. However, future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company on an independent basis. As a result, there can be no assurance that the dividend will remain at its initial level. In addition, the payment of dividends may be restricted in certain circumstances by financial covenants contained in the Credit Facility.

ABSENCE OF TRADING MARKET FOR COMPANY STOCK

     There has not been any established public trading market for the Company Common Stock. The Company has applied for the listing of the Company Common Stock on the NYSE and it is anticipated that the Company Common Stock will be approved for listing on the NYSE under the symbol "____." Trading in the Company Common Stock to be distributed may commence on a "when issued" basis prior to the Distribution Date. There can be no assurance as to the prices at which the Company Common Stock will trade before, on, or after the Distribution Date. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which such stock trades may fluctuate significantly and may be lower than prices that would be expected for a fully distributed issue. Prices for the Company Common Stock will be determined in the marketplace and may be influenced by many factors, including, without limitation, the depth and liquidity of the market for the Company Common Stock, developments affecting the chemicals industry generally, developments affecting semiconductor demand, the Company's dividend policy, investor perception of the Company and the industries in which it participates and general economic and market conditions.

     Substantially all of the shares of Company Common Stock will be eligible for immediate resale in the public market after the Distribution. Any sales of substantial amounts of Company Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of Company Common Stock. See "The Distribution-Listing and Trading of Company Common Stock."

CHANGES IN TRADING PRICES OF OLIN COMMON STOCK

     After the Distribution, Olin Common Stock will continue to be listed for trading on the NYSE and the Pacific and Chicago Stock Exchanges under the symbol "OLN." As a result of the Distribution, the trading prices of Olin Common Stock may be lower immediately following the Distribution as compared to the trading prices of Olin Common Stock immediately prior to the Distribution. The aggregate market values of Olin Common Stock and Company Common Stock after the Distribution may be less than, equal to, or greater than the market value of Olin Common Stock prior to the Distribution.

COMPETITION

     The Company's Specialty Chemical Businesses are in highly competitive industries, and the Company encounters strong competition in each of its product lines from other manufacturers worldwide. Certain of the Company's competitors are larger and have greater financial resources than the Company. See "Business."

CERTAIN ANTITAKEOVER EFFECTS

     The Articles and By-laws of the Company, certain sections of the Virginia Stock Corporation Act and the Rights Agreement contain several provisions that may make the acquisition of control of the Company more difficult or expensive. See "Description of Capital Stock-Certain Provisions of the Articles, By-laws and Virginia Corporate Law" and "Rights Plan."

                                DIVIDEND POLICY

     The payment and level of cash dividends by the Company after the Distribution will be subject to the discretion of the Board. Although it is anticipated that following the Distribution the Company initially will declare quarterly cash dividends, which on an annual basis will aggregate $0.__ per Share, future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company on an independent basis. As a result, there can be no assurance that the dividend rate will remain at its initial level. In addition, the payment of dividends, as well as any other distribution, liquidation, purchase or other acquisition of the Company's stock by it or any subsidiary, may be restricted in certain circumstances by financial covenants in the Credit Facility. At September 30, 1998, the Credit Facility would have permitted approximately $__ million to be paid in dividends.

                                 CAPITALIZATION
                             (DOLLARS IN MILLIONS)

     The following table sets forth the combined capitalization of the Company as of September 30, 1998 on a historical basis and as adjusted to reflect (i) the Distribution and (ii) the assumption by the Company of $_______ of indebtedness incurred by Olin prior to the Distribution Date, as if they occurred as of that date. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical Combined Financial Statements and Notes thereto of the Company included elsewhere herein.

                                               September 30, 1998
                                       ----------------------------------
                                                    Pro Forma       As
                                       Actual(1)   Adjustments   Adjusted
                                       ---------   -----------   --------

Short-Term Borrowings                   $   .3    $             $

Long-Term Debt                             5.5
                                        ------    -------       ------
    Total Debt                             5.8
                                        ------    -------       ------
Preferred Stock                              -       -            -
Common Stock                                 -
Additional Paid-In Capital                   -
Cumulative Translation Adjustment        (14.1)
Equity                                   487.6
                                        ------    -------       ------
Total Shareholders' Equity               473.5
                                        ------    -------       ------
Total Capitalization                    $479.3    $             $
                                        ======    =======       ======

(1) The financial data above do not include any amount for short-term borrowings or the related interest expense under the Credit Facility which liability, if any, will be assumed by the Company. See Notes to the Combined Financial Statements--"Proforma Effect of Borrowings under the Credit Facility (Unaudited)."

     The foregoing table is based on each holder of Olin Common Stock receiving a dividend of one share of Company Common Stock for every ___ share(s) of Olin Common Stock. The number of shares of Olin Common Stock outstanding as of the Distribution Date is anticipated to be approximately ____ million.

     It is anticipated that the Company will succeed to the $_______ Credit Facility executed by Olin prior to the Distribution. Olin intends to borrow an amount under that facility prior to the Distribution, currently estimated to be $_______, which liability will be assumed by the Company. Amounts remaining under the Credit Facility are expected to provide sufficient liquidity for the Company's current funding needs. The Company expects that the Credit Facility will have a five-year term.

                              ARCH CHEMICALS, INC.
                     SELECTED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN MILLIONS)

     The following table summarizes certain selected historical financial and operating information with respect to the Company and is derived from the Combined Financial Statements of the Company. The financial data as of and for each of the three years ended December 31, 1997 were derived from the audited financial statements included elsewhere herein. The financial data for the nine months ended September 30, 1998 and 1997 were derived from the unaudited financial statements included elsewhere herein. Such historical financial data may not be indicative of the Company's future performance as an independent company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical Combined Financial Statements and Notes thereto included elsewhere in this Information Statement. The historical financial information includes an allocated share of Olin's historical centralized activities. The following information is qualified in its entirety by the information and financial statements appearing elsewhere in this Information Statement.

                                          UNAUDITED NINE
                                           MONTHS ENDED
                                           SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                          ---------------   -----------------------------------------------

OPERATIONS                                 1998     1997         1997     1996     1995     1994     1993
                                          ------   ------       ------   ------   ------   ------   -------
Sales                                     $694.4   $728.1       $929.9   $913.5   $872.8   $686.5   $646.7
Cost of Goods Sold                         493.7    525.8        676.3    647.8    659.6    515.1    484.6
Selling and Administration                 127.9    118.3        153.5    159.0    141.1    120.0    126.3
Charge for Strategic Action Plan(1)            -        -            -        -        -        -     25.0
Research and Development                    13.1     15.5         21.1     21.0     17.4     12.5     14.9
                                          ------   ------       ------   ------   ------   ------   ------
Operating Income (Loss)                     59.7     68.5         79.0     85.7     54.7     38.9     (4.1)
Interest and Other Income, net(2)(3)         3.1      5.2          7.2      8.4     12.6      3.3      0.9
                                          ------   ------       ------   ------   ------   ------   ------
Income (Loss) Before Taxes                  62.8     73.7         86.2     94.1     67.3     42.2     (3.2)
Income Tax Provision (Benefit)              21.4     25.6         29.9     33.0     23.4     14.7     (1.1)
                                          ------   ------       ------   ------   ------   ------   ------
Net Income (Loss)                           41.4     48.1         56.3     61.1     43.9     27.5     (2.1)
                                          ------   ------       ------   ------   ------   ------   ------

                                           UNAUDITED
                                         SEPTEMBER 30,                       DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                       -------   -------   -------   -------   -------   -------   -------
FINANCIAL POSITION
Property, Plant and Equipment, net     $305.1    $263.2    $280.4    $257.3    $261.4    $225.5    $252.6
Total Assets                            691.2     678.2     693.2     651.2     624.1     500.3     501.5
Capitalization (3):
Short-Term Borrowings                     0.3       0.3       1.4       1.8       0.1       0.4       7.7
Long-Term Debt                            5.5       5.5       5.5       5.5       5.5         -         -
Equity and Cumulative Translation
   Adjustment                           473.5     477.6     455.6     429.6     411.4     329.2     347.2
                                       ------    ------    ------    ------    ------    ------    ------
Total Capitalization                    479.3     483.4     462.5     436.9     417.0     329.6     354.9
                                       ======    ======    ======    ======    ======    ======    ======
OTHER
Capital Expenditures                     52.2      43.0      71.0      53.2      65.4      51.4      38.7
Depreciation                             31.4      32.4      43.6      40.2      41.4      39.4      42.5
Effective Tax Rate                       34.1%     34.7%     34.7%     35.1%     34.8%     34.8%     34.4%

(1) Charge for strategic action plan includes a charge for personnel reductions and for streamlining existing businesses by relocating and consolidating several facilities.
(2) Interest and other income, net in 1995 includes a gain from the sale of the Sun(R) brand trademark, a dry sanitizer plant in Charleston, West Virginia and a related tableting facility in Livonia, Michigan.
(3) The financial data above do not include any amount for short-term borrowings or the related interest expense under the Credit Facility which liability, if any, will be assumed by the Company. See Notes to the Combined Financial Statements--"Proforma Effect of Borrowings under the Credit Facility (Unaudited)."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations covers periods when the Company operated as the specialty chemical businesses of Olin. However, this discussion and analysis of financial condition and results of operations has been prepared as if the Company were a separate entity for all periods discussed. It should be read in conjunction with the Company's historical Combined Financial Statements and Notes thereto included elsewhere herein.

RESULTS OF OPERATIONS

COMBINED


                                    Unaudited
                                Nine Months Ended
                                  September 30,         Years Ended December 31,
                             ---------------------    ---------------------------
($ in millions)                   1998      1997      1997        1996       1995
---------------                   ----      ----      ------      -----     -----
Sales                             $694.4    $728.1   $929.9      $913.5    $872.8
Gross Margin                       200.7     202.3    253.6       265.7     213.2
Selling and Administration         127.9     118.3    153.5       159.0     141.1
Research and Development            13.1      15.5     21.1        21.0      17.4
Operating Income                    62.5      73.5     86.1        93.3      60.3
Net Income                          41.4      48.1     56.3        61.1      43.9
--------------------------------------------------------------------------------------

Notes:
  (1) Operating income includes operating income and the equity income in affiliated companies.

  (2) The financial data above do not include any interest expense for any borrowings under the Credit Facility, which liability, if any, will be assumed by the Company. See Notes to the Combined Financial Statements - "Proforma Effect of Borrowings under the Credit Facility (Unaudited)."

Nine Months Ended September 30, 1998 Compared to 1997
-----------------------------------------------------

     Sales and operating income decreased 4.6% and 15.0%, respectively. Sales decrease was attributable to a 1% decrease in prices and a 5.9% decrease due to the sales of the surfactants, fluids, non-urethane polypropylene glycol and polyethylene glycol (collectively, "surfactants") businesses and the conversion of the flexible polyol business to a tolling operation, partially offset by a 2.3% increase in volume.

     Gross margin percentage was 28.9% in 1998 and 27.8% in 1997. Higher gross margin as a result of the conversion of the polyols business to a tolling operation was primarily the main contributor to the increased gross margin percentage.

     Selling and administration expenses as a percentage of sales were 18.4% in 1998 and 16.2% in 1997. Selling and administration expenses increased in amount due to higher administration expenses for information technology systems and increased international operating expenses.

     Research and development expenses decreased due to the consolidation of the foreign research efforts for photopolymers into the U.S. operations and the sale of the surfactants businesses to BASF in November 1997.

     The effective tax rate decreased to 34.1% in 1998 from 34.7% in 1997, resulting from a lower state tax rate in 1998.

Year Ended December 31, 1997 Compared to 1996
---------------------------------------------

     Sales increased 1.8% while operating income decreased 7.7%. Sales increase was attributable to a 1.1% increase in prices and a 0.7% increase in volume.

     Gross margin percentage was 27.3% in 1997 and 29.1% in 1996. Higher raw materials and manufacturing costs more than offset the impact of increased volumes and contributed to the decreased gross margin percentage.

     Selling and administration expenses as a percentage of sales were 16.5% in 1997 and 17.4% in 1996. Selling and administration expenses decreased in amount due to lower advertising and sales promotion expenses for water chemicals, reduced legal expenses and lower international operating expenses.

     Research and development expenses were about equal.

     The effective tax rate decreased to 34.7% in 1997 from 35.1% in 1996 due to lower foreign taxes.

     In November 1997, the Company sold its surfactants businesses to BASF. This transaction did not have a material effect on the Company's results of operations.

Year Ended December 31, 1996 Compared to 1995
---------------------------------------------

     Sales increased 4.7% while operating income increased 54.7%. The sales increase was attributable to a 2.8% increase in prices, a 1.7% decrease in volumes and a 3.6% increase due to the inclusion of sales for a full year from the acquisition of OCG Microelectronic Materials ("OCG") partially offset by the reduction in sales relating to the sale of the chlorinated isocyanurate pool chemical business in 1995.

     Gross margin percentage was 29.1% in 1996 and 24.4% in 1995, as higher prices, lower raw materials costs and an improved product mix contributed to the gross margin improvement.

     Selling and administration expenses as a percentage of sales were 17.4% in 1996 and 16.2% in 1995. Selling and administration expenses increased in amount due primarily to the inclusion of OCG's operating expenses for a full year and higher advertising and sales promotion expenses for water chemicals.

     Research and development expenditures increased due to the inclusion of OCG's research and development expenses for a full year in 1996.

     Other income in 1995 included the $7 million gain on the sale of the Company's chlorinated isocyanurate pool chemical assets (SUN(R) brand trademark, a dry sanitizer plant in South Charleston, West Virginia, and a related tableting operation in Livonia, Michigan).

     The effective tax increased to 35.1% in 1996 from 34.8%.

MICROELECTRONIC CHEMICALS

                               Nine Months Ended         Years Ended
RESULTS OF OPERATIONS            September 30,           December 31,
                              ------------------    -----------------------
($ in millions)                1998       1997       1997     1996     1995
                              ------     ------     ------   ------   ------
Sales                         $176.5     $179.9     $242.6   $232.9   $168.1
Operating Income (Loss)         (0.6)       9.2        9.5     16.9     21.0

Nine Months Ended September 30, 1998 Compared to 1997
-----------------------------------------------------

     Sales decreased 1.9% while an operating loss resulted in 1998 compared to an operating profit in 1997. Sales of all products weakened in the second and third quarters of 1998 as the Company's business continued to be adversely impacted by the poor conditions in the worldwide semiconductor market. Also, major semiconductor customers were undergoing extended shutdowns and some delaying or canceling fab construction projects. In addition to the market condition of the semiconductor industry, start-up costs for the Company's new process chemicals facility in Belgium, unfavorable operating performance from a foreign affiliate and higher administration expenses for information technology systems contributed to the operating loss. The existing market conditions in the semiconductor industry are expected to continue to negatively impact the microelectronic chemicals operations for the remainder of 1998. The Company is experiencing lower demand from customers whose products are sold directly into Asia. Additionally, the operating performance of the Company's foreign affiliate in Japan has been adversely impacted by the continued weakness in the semiconductor market.

Year Ended December 31, 1997 Compared to 1996
---------------------------------------------

     Sales increased 4.2% while operating income decreased 43.8%. Since microelectronic chemicals sales are a direct result of the demand for semiconductor products, process chemicals sales increased as the semiconductor industry began to improve and recover from its depressed levels of 1996. Sales of chemical management services increased due to price increases and the addition of new customers and services. Higher photopolymer sales more than offset reduced demand from certain customers whose operations were undergoing technological changes and improvements. Operating income decreased as higher manufacturing costs at several plants, additional operating expenses and an unfavorable product mix more than offset the profit impact from the higher volumes and prices.

Year Ended December 31, 1996 Compared to 1995
---------------------------------------------

     Sales increased 38.5% while operating income decreased 19.5%. Sales increased due to the inclusion of OCG's sales for twelve months in 1996 compared to six months in 1995. Operating income was negatively impacted by the semiconductor industry slowdown in the second half of 1996. Operating income was also affected by higher costs associated with delays and startup costs of the new Mesa, Arizona facility and the continued operations of two other manufacturing plants, until the Mesa facility became fully operational.

WATER CHEMICALS

                           Nine Months Ended         Years Ended
RESULTS OF OPERATIONS        September 30,           December 31,
                        -----------------------------------------------
($ in millions)              1998      1997     1997     1996     1995
                            ------    ------   ------   ------   ------
Sales                       $258.0    $253.6   $286.9   $293.7   $304.9
Operating Income              21.7      29.8     26.5     24.1      7.9

Nine Months Ended September 30, 1998 Compared to 1997
-----------------------------------------------------

     Sales increased 1.7% while operating income decreased 27.2%. Increased sales from international operations and higher volumes of Pace (R) brand products more than offset lower calcium hypochlorite volumes and prices.
Chinese calcium hypochlorite producers have increased their exports of product, which has disrupted the supply/demand balance and affected prices on a worldwide basis. The decrease in operating income was primarily attributable to the decline in calcium hypochlorite prices and higher manufacturing costs and operating expenses. Lower production volumes, higher depreciation expense and other plant costs, along with higher distribution costs in connection with a new customer accounted for the increased manufacturing costs.

     Due to the fact that approximately 40% of the sales in the water chemicals business occur in the second calendar quarter of the year, the results of the Company's operations for the nine months ended September 30, 1998 and 1997 may not be indicative of the Company's full year results.

Year Ended December 31, 1997 Compared to 1996
---------------------------------------------

     Sales decreased 2.3% while operating income increased 10.0%. The sales decline was attributable to reduced volumes of chlorinated isocyanurates ("iso") due to a strategy to enhance product mix and reduced volumes of calcium hypochlorite due to increased competition and unfavorable weather conditions. Lower volumes, principally from lower iso sales, more than offset higher prices.

Operating income was higher due to the profit impact from the improved pricing, lower operating expenses and an improved product mix. Lower advertising, sales promotion and legal expenses along with lower international operating expenses due to lower spending and a stronger U.S. dollar contributed to the decrease in operating expenses. The increased pricing more than offset the higher cost of a raw material used in the production of Pace(R) brand products, and other additional manufacturing costs.

Year Ended December 31, 1996 Compared to 1995
---------------------------------------------

     Sales decreased 3.7% while operating income increased significantly. The sales decline was primarily due to lower iso and calcium hypochlorite volumes which more than offset increased pricing. Iso sales declined as the Company began to transition out of the bulk isocyanurate business subsequent to the divestitures of the South Charleston manufacturing plant in 1995 and the Lake Charles facility in 1994. The Company's transition from being a manufacturer to a purchaser of iso's necessitated this strategy which enriched product mix. Pricing for domestic calcium hypochlorite and Pace(R) brand products increased and more than offset the decline in volumes. This price increase enhanced gross margin and, along with higher Pace(R) brand volumes, more than offset increased raw material, manufacturing and packaging costs and advertising and sales promotion expenses.


PERFORMANCE CHEMICALS

                           Nine Months Ended          Years Ended
RESULTS OF OPERATIONS        September 30,            December 31,
                        -----------------------------------------------
($ in millions)               1998      1997     1997     1996     1995
                            ------    ------   ------   ------   ------
Sales                       $259.9    $294.6   $400.4   $386.9   $399.8
Operating Income              41.4      34.5     50.1     52.3     31.4

Nine  Months Ended September 30, 1998 Compared to 1997
------------------------------------------------------

     Sales decreased 11.8%, while operating income increased 20.0%.

     The sales decrease was attributable primarily to sale of the surfactants businesses to BASF in November 1997 and the conversion of the flexible polyols business from a merchant business to a tolling operation. Higher sales of IPBC-based biocide, which is used primarily in metalworking and the coatings markets, and Copper Omadine(R) biocide, which is used in the marine antifoulant paint market, were partially offset by a decline in volume in the Asian antidandruff agent market along with lower pricing due to the relatively stronger value of the U.S. dollar. The Company expects that the Asian economies will continue to adversely impact its antidandruff agent volumes for the remainder of 1998.

     The operating income increase was attributable primarily to the conversion of the flexible polyols business to a tolling operation. This increase along with the profit impact from higher IPBC-based biocide and Copper Omadine(R) biocide volumes were offset in part by lower antidandruff agent volumes to the Asia market, and higher administration expense for additional international personnel and legal expenses.

Year Ended December 31, 1997 Compared to 1996
---------------------------------------------

     Sales increased 3.5%, while operating income decreased 4.2%.

     Sales increase was due in part to higher volumes of antidandruff agents and marine antifoulant agents which benefited from capacity expansions, enabling many products to set annual production and sales records due to growth in market demand and market share. Higher specialty polyol sales were more than offset by lower flexible polyol sales. Additionally the Company's subsidiary in Venezuela was adversely impacted by approximately a 40% reduction in price for its product which is used in the production of oil emulsions. Higher propellant sales were due to increased volumes of Ultra Pure(TM) hydrazine and MMH. Sales and production of Ultra Pure(TM) hydrazine achieved record levels in 1997. Additional propellant volumes more than offset lower hydrate volumes and pricing. Sulfuric acid volumes were enhanced by the addition of a new refinery account and the Company becoming a sole supplier to another refinery.

     Operating income decreased due to higher raw material, maintenance and manufacturing costs and more than offset the profit impact from additional antidandruff agents, marine antifoulant agents and IPBC-based biocide volumes. In November 1997, the Company sold its surfactants businesses to BASF. The Company will continue to produce certain products for BASF under a three-year supply agreement.

Year Ended December 31, 1996 Compared to 1995
---------------------------------------------

     Sales decreased 3.2%, while operating income increased 66.6%.

     The sales decrease was attributable primarily to lower flexible polyol sales. This decrease more than offset higher worldwide volumes for antidandruff agents, marine antifoulant paints, coatings and adhesives for industrial uses, resulting from higher foreign, and new product sales, and higher prices and volumes of sulfuric acid. Ultra Pure(TM) hydrazine volumes increased over 1995 and benefited from a government contract.

     Operating income increased due to increased prices for glycols and polyols, higher volumes of surfactants and fluids, higher prices and volumes of sulfuric acid, and record operating profits from its Venezuelan subsidiary.
Additionally, lower raw materials, manufacturing and operating costs contributed to the operating income improvement. Profits were negatively impacted due to the Company having to purchase supplemental product at higher prices from outside sources. In addition, higher operating costs came from toxicology studies in efforts to gain registrations for the new IPBC-based biocides.

ENVIRONMENTAL

     The establishment and implementation of federal, state and local standards to regulate air and water quality and to govern contamination of land and groundwater has affected, and will continue to affect, substantially all of the Company's manufacturing locations. Federal legislation providing for regulation of the manufacture, transportation, use and disposal of hazardous and toxic substances has imposed additional regulatory requirements on industry in general, and particularly on the chemicals industry. In addition, the implementation of environmental laws, such as the Resource Conservation and Recovery Act, the Clean Air Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, has required and will continue to require new capital expenditures and will increase operating costs. The Company employs waste minimization and pollution prevention programs at its manufacturing sites.

     In connection with the Distribution, Olin and the Company have entered into the Assumption of Liabilities and Indemnity Agreement which specifies that the Company is only responsible for environmental liabilities at the Company's current facilities and certain off-site locations. Associated costs of investigatory and remedial activities are provided for in accordance with generally accepted accounting principles governing probability and the ability to reasonably estimate future costs. Charges to income for investigatory and remedial efforts were not material to operating results in 1997, 1996 and 1995 but may be material to net income in future years. In 1997, in connection with the sale of the surfactants, fluids and non-urethane polypropylene glycol businesses to BASF, a $2.3 million provision was recorded to provide for future environmental spending at the Brandenburg, Kentucky site.

     Cash outlays for remedial and investigatory activities associated with former waste sites and past operations were incurred by Olin. Cash outlays for normal plant operations for the disposal of waste and the operation and maintenance of pollution control equipment and facilities to ensure compliance with mandated and voluntarily imposed environmental quality standards were charged to income. Cash outlays for environmental related activities totaled $10.8 million in 1997, $12.5 million in 1996 and $11.3 million in 1995. During 1997, $2.8 million ($4.0 million in 1996; $2.3 million in 1995) was spent on capital projects and $8.0 million ($8.5 million in 1996; $9.0 million in 1995) was spent on normal plant operations. Historically, the Company has funded its environmental capital expenditures through cash flow from operations and expects to do so in the future.

     The Company's combined balance sheets included liabilities for future environmental expenditures to investigate and remediate known sites amounting to $3.2 million at September 30, 1998 and December 31, 1997 and $.9 million at December 31, 1996, all of which were classified as other noncurrent liabilities. These amounts did not take into account any discounting of future expenditures, any consideration of insurance recoveries or any advances in technology. These liabilities are reassessed periodically to determine if environmental circumstances have changed or if the costs of remediation efforts can be better estimated. As a result of these reassessments, future charges to income may be made for additional liabilities.

     Total environmental-related cash outlays for 1998 are estimated to be $13 million, of which $5 million is expected to be spent on capital projects and $8 million on normal plant operations.

     Annual environmental-related cash outlays for site investigation and remediation, capital projects and normal plant operations are expected to range between $10 to $15 million over the next several years. While the Company does not anticipate a material increase in the projected annual level of its environmental-related costs, there is always the possibility that such increases may occur in the future in view of the uncertainties associated with environmental exposures. Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, developments at sites resulting from investigatory studies, advances in technology, changes in environmental laws and regulations and their application, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties and the Company's ability to obtain contributions from other parties and the lengthy time periods over which site remediation occurs.

INCOME TAXES

     Prior to the Distribution, the Company's operations were included in the U.S. federal consolidated income tax returns of Olin. The provision for income taxes includes the Company's allocated share of Olin's consolidated income tax provision and is calculated on a separate Company basis pursuant to the requirements of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Allocated current income taxes payable are settled with Olin on a current basis. Deferred taxes are provided for the differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

FUTURE SERVICE COSTS

     For a transition period following the Distribution, Olin and the Company will provide to one another certain services such as payroll and benefits administration, mainframe computing services and telecommunications support. Historically, these services were provided by Olin to the Company. Each company will be reimbursed for the services provided at rates comparable to the current intercompany accounting charges. By the end of such transition period, the Company will develop and establish these services on its own at costs that may be more or less than the rates charged by Olin. Costs for such services historically provided by Olin were $23.1 million and $23.9 million for the nine months ended September 30, 1998 and 1997, respectively and $31.8 million in 1997, $27.7 million in 1996 and $25.3 million in 1995. It is anticipated that when the Company becomes a separate public company, the cost of other types of services, in addition to these previously mentioned, will increase by approximately $4 million per year as a result of additional financial reporting requirements, stock transfer fees, directors' fees, insurance and executive compensation and benefits. Pro forma net income for the nine months ended September 30, 1998, would have been $38.9 million, as compared to the reported net income of $41.4 million, and pro forma net income for the year ended December 31, 1997, would have been $53.8 million, as compared to the reported net income of $56.3 million, after giving effect to the additional $4 million of annual pretax costs expected to be incurred in the future as a separate public company.


LIQUIDITY, INVESTMENT ACTIVITY AND OTHER FINANCIAL DATA

     Cash flows from operations supplemented by credit provided by Olin and proceeds from the sales of businesses were used to finance the Company's working capital requirements, capital and investment projects, and the 1995 acquisition of the remaining balance of OCG. In the past and until the Distribution, the Company's financing requirements have been and will be provided by Olin.

     Prior to the Distribution, it is anticipated that the Company will succeed to a Credit Facility established by Olin which is intended to provide sufficient liquidity for the Company's current funding needs. The Company expects that the Credit Facility will have a five-year term.

CASH FLOW DATA

                               Nine Months Ended            Years Ended
Provided By (Used For)           September 30,             December 31,
                           ---------------------------------------------------
($ in millions)                 1998       1997      1997      1996      1995
                              --------   --------   -------   -------   -------
Net Operating Activities       $ 75.7     $ 30.8    $ 83.5    $ 86.1    $ 67.5
Capital Expenditures            (52.2)     (43.0)    (71.0)    (53.2)    (65.4)
Net Investing Activities        (54.7)     (43.1)    (59.4)    (49.4)    (80.8)
Net Financing Activities        (26.6)       5.2     (21.6)    (37.0)     16.4

     For the nine months ended September 30, 1998, the increase in cash flow from operating activities was primarily attributable to a reduced investment in working capital. Lower accounts receivable levels due primarily from exiting the merchant flexible polyols business and the lower accounts receivable and inventory levels resulting from the depressed semiconductor industry, along with reduced inventory levels of water chemicals, were the main contributors to the reduced investment in working capital.

     For the 1997 year, the decrease in cash flow from operating activities was primarily attributable to an additional investment in working capital to support higher accounts receivable and inventory levels in microelectronic chemicals, partially offset by a prepayment on a three-year supply agreement in connection with the sale of the surfactants businesses to BASF. In 1996, the increase in cash flow from operating activities was primarily attributable to higher operating income and a reduced investment in working capital.

     Capital spending for the nine months ended September 30, 1998 increased 21.4% from the comparable period in 1997. In microelectronic chemicals, there are two major capital projects: an ultra high-purity chemicals plant and distribution center in Zwijndrecht, Belgium to better serve the semiconductor industry in Europe and a photoresist facility in North Kingston,

Rhode Island to support the rapid commercialization of advanced photoresist products. The high-purity chemicals plant in Belgium started up operations in the third quarter of 1998 while the photoresist facility in Rhode Island is expected to start up in the fourth quarter of 1998. These two projects were approved by Olin's Board of Directors in 1996 (Belgium) and 1997 (Rhode Island) and represent a total investment of approximately $50 million, of which approximately $20.5 million was spent during the first nine months of 1998. In performance chemicals, the Company is investing in a $55 million expansion plan over the next several years for the expanded capacity for key intermediate materials, including a new plant to be built in China to support increasing demand in China and the rest of Asia for antidandruff shampoos and other personal care products that use biocides. This plant is scheduled to be on stream in the year 2001. During the first nine months of 1998, $3.9 million was spent at the Rochester, New York and Swords, Ireland facilities related to the expanded capacity for key intermediate materials.

     Capital spending for the 1997 year increased 33.5%. During 1997, $20 million was spent in microelectronic chemicals for the Belgium and the Rhode Island facilities and approximately $5 million was spent for the Rochester, New York and Swords, Ireland facilities related to the expanded capacity for key intermediate materials used in the production of performance chemicals. Capital spending in 1996 decreased 18.7% from the prior year due to a planned reduction to control capital costs. Also contributing to this lower level of spending in 1996 was the completion of the Mesa, Arizona project in 1995.

     Capital spending in 1998 is estimated to increase approximately 40-50% from 1997. This increase is due primarily to the two microelectronic chemicals projects and spending for the performance chemicals expansion.

     In November 1997, the Company sold its surfactants businesses to BASF for $12 million. In 1996, the Company sold its electrostatics business, generating proceeds of $5.5 million.

     In 1995, the Company completed its acquisition for $64.6 million of Ciba-Geigy's 50% share of OCG, a joint venture formed by Ciba-Geigy and the Company in 1990. Also, the Company acquired the remaining 51% of Etoxyl, C.A., a Venezuelan joint venture. The purchase price is subject to adjustment based upon the future earnings of this venture. During 1995, the Company sold its Sun(R) brand trademark and its dry sanitizer plant in South Charleston, West Virginia, and a related tableting operation in Livonia, Michigan. These divestments generated total proceeds of $48.7 million.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS No.131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way that segment information is to be disclosed in financial statements along with additional information on products and services, geographic areas and major customers. The Company's current disclosure complies with this standard.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Post Retirement Benefits, an amendment to FASB Statements No. 87, 88, and 106," which modifies the disclosure requirements related to pensions and other post-retirement benefits. The statement is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the changes in the disclosure requirements and will comply with the new standard for the year ended December 31, 1998.

     In 1998, the Financial Accounting Standards Board issued Statement No. 133 ("Statement 133") "Accounting for Derivative Instruments and Hedging Activities." It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is currently evaluating the effect this statement will have on its financial position and results of operations in the period of adoption.

     In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the effect this Statement of Position will have on its financial position and results of operations in the period of adoption.

     Also in 1998, the AICPA issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities." This Statement of Position requires the expensing of certain costs such as pre-operating expenses and organizational costs associated with the Company's start-up activities, and is effective for fiscal years beginning after December 15, 1998. The effect of adoption is required to be accounted for as a cumulative effect of change in accounting principle. The Company is still evaluating the effect of this statement on results of operations and financial position. The Company does not expect however that the amount recognized as a cumulative effect of change in accounting principle, if any, would be material.

     After determining the effect of Statement 133, SOP 98-1 and SOP 98-5, the Company may consider early adoption of one or more of these pronouncements.

EURO CONVERSION

     On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to adopt the euro as their common legal currency and to establish fixed conversion rates between their existing sovereign currencies and the euro. The Company does not expect the conversion to the euro to have a material impact on its business, operations, or financial position.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into forward sales and purchase contracts and currency options to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies (principally Belgian franc, Canadian dollar, Irish punt and Japanese yen) and relating to particular anticipated but not yet committed purchases and sales expected to be denominated in those currencies. All of the currency derivatives expire within one year and are for United States dollar equivalents. At December 31, 1997, the Company had forward contracts to sell foreign currencies with face values of $4.1 million (1996- $22.4 million) and forward contracts to buy foreign currencies with face values of $5.1 million (1996-$23.3 million). At December 31, 1996, the Company had outstanding option contracts to sell foreign currencies with face values of $6.4 million and to buy foreign currencies with face values of $14.7 million.

     In accordance with Statement of Financial Accounting Standards No. 52 ("SFAS 52"), "Foreign Currency Translation," a transaction is classified as a hedge when the foreign currency is designated as, and is effective as, a hedge of a foreign currency commitment and the foreign currency commitment is firm. A hedge is considered by the Company to be effective when the transaction reduces the currency risk on its foreign currency commitments. If a transaction does not meet the criteria to qualify as a hedge, it is considered to be speculative. For a foreign currency commitment that is classified as a hedge, any gain or loss on the commitment is deferred and included in the basis of the underlying instrument. Any realized and unrealized gains or losses associated with foreign currency commitments that are classified as speculative are recognized in the current period and are included in Selling and Administration in the combined statements of income. If a foreign currency transaction previously considered as a hedge is terminated before the transaction date of the related commitment, any deferred gain or loss shall continue to be deferred. Premiums paid for currency options and gains or losses on forward sales and purchase contracts are not material to operating results.

YEAR 2000 COMPUTER SYSTEMS

     The Company views the impact of the Year 2000 as a critical business issue. It manages the process by having each business identify its own Year 2000 issues and develop appropriate corrective action steps, while instituting a series of management processes that coordinate and manage the process across business boundaries and the corporate center. The process includes corporate oversight and provides for consistent attention to progress made against planned activities and a forum for issue resolution at the business and corporate levels with periodic assessments made by independent parties which are periodically reported to the Board.

     The Company recognizes that the Year 2000 issue is not limited to computer programs normally associated with the processing of business information, but can also be found in certain equipment and processes used in manufacturing and operation of facilities. Furthermore, it also recognizes that the potential exists for Year 2000 issues within the supply chain. The Company's approach was to subdivide the program into four distinct segments: 1) Business Systems; 2) Manufacturing; 3) Supply Chain; and 4) Infrastructure.

     In the business systems segment, the Company has positioned itself very favorably with respect to software and equipment that is Year 2000 compliant.
In 1994, the Company began implementing a Year 2000 compliant client-server system, Peoplesoft, to address payroll and human resource needs and it presently uses such system in all businesses. In 1993, the Company began implementing for all domestic businesses a client-server system, SAP, for core business requirements as a vehicle to obtain certain improvements in the business processes. SAP is currently utilized in a majority of its domestic businesses. Since SAP was also a certified

Year 2000 compliant solution, migration plans were adjusted to take advantage of the business benefit while eliminating the cost of remediating old legacy system code. Deployment has been aggressive with all domestic functions and locations transferred to SAP with the exception of the microelectronic chemicals business which is scheduled for January 1999. In the few instances where SAP is not utilized, replacement systems are scheduled for June 1999. Offshore processing systems will continue using existing systems until conversion to SAP during 2000 and beyond. All systems have been examined with Year 2000 upgrades targeted for completion by the second quarter of 1999.

     In the manufacturing segment, plant level employees and independent assessments were used to identify places where embedded systems exist and categorize them by the potential impact to the business. Forty-eight items which have the potential for causing process shutdowns or unsafe conditions remain to be remediated or replaced in the manufacturing segment. The plan, which takes maximum advantage of "planned outages" in order to minimize impact on operations, targets completion by May 1999.

     The supply chain segment has seen much activity in terms of assessing vendor Year 2000 preparedness, identifying alternate sources, as well as insertion of certain Year 2000 compliance language in all purchase orders issued. The Company is expecting to complete a review of single source and critical suppliers by year-end 1998. During 1999, the Company will continue to re-evaluate its suppliers on a periodic basis.

     Personal computers, networks, and PBX's represent the majority of items in the Company's infrastructure segment. The Company has deployed new Pentium Year 2000 compliant equipment in large numbers to support its SAP deployment program and for internal standards compliance. In addition, the Company is currently utilizing software tools to test the entire PC inventory for Year 2000 compliance and this is expected to be completed by year end 1998. The Company's wide area network is already Year 2000 compliant as is most of it's PBX's and voice mail systems. The non-compliant equipment is planned to be replaced with compliant versions as leases expire but no later than June 1999.

     The Company believes its Year 2000 initiative is on track to address all significant Year 2000 issues by the middle of 1999, and is supported by the findings of an independent assessment completed in July 1998. Plans include additional assessments throughout 1999.

     Plans for a worst case scenario in the unlikely event of a major failure due to a Year 2000 problem which causes significant disruptions to business operations have been formulated. In the area of business systems, management believes that the Company, with most of its' operating units already migrated to Year 2000 compliant solutions, has already significantly reduced its' potential risk. As added protection, software migration plans to new releases of SAP and Peoplesoft which are planned in 1999, include Year 2000 testing scenarios. It will continue to monitor progress in the system testing of the converted legacy systems and will redirect existing resources and / or utilize outside assistance in the event of slippage against plans.

     The Company continues to focus attention to the manufacturing segment. It has deployed several independent initiatives to identify embedded systems, develop comprehensive equipment lists, and obtain vendor certifications of Year 2000 compliance. It has developed plans for further testing with respect to key manufacturing equipment and systems, during periods of scheduled outages.

     The Company will continue to monitor progress against plans in the business systems, manufacturing, infrastructure, and supply chain segments, and take corrective action should slippage occur. The use of vendor-supplied Year 2000 compliant solutions, coupled with substantive pre-testing of key systems and a strong management commitment and oversight are the cornerstone of the Company's Year 2000 program.

     Nonetheless, in the unlikely occurrence of some unforeseen event, divisional emergency teams skilled in each of the disciplines will be formed during the last half of 1999. They will be deployed to assist local personnel in the event of a Year 2000 issue at the turn of the millennium.

          The Company does not expect Year 2000 initiative costs to exceed $5.0 million exclusive of the cost for deploying SAP and Peoplesoft and related infrastructure over the next 15 months. Decisions were made to deploy SAP and Peoplesoft independent of the Year 2000 issue.

                                    BUSINESS

GENERAL

     The Company was organized under the laws of the Commonwealth of Virginia on August 25, 1998 for the purpose of effecting the distribution of the Specialty Chemical Businesses to Olin's shareholders. The Company will be a specialty chemicals manufacturer which supplies value added products and services to several industries on a worldwide basis, including the consumer products and the semiconductor industries. The principal businesses in which the Company will compete are microelectronic chemicals, water chemicals and performance chemicals. The Company's ability and willingness to provide superior levels of technical customer support, the manufacturing flexibility of many of its facilities, and the cultivation of close customer relationships are the common skills on which the Company relies in servicing its global markets and customers.

 PRODUCTS AND SERVICES

     The Company's principal products and services fall within three businesses: microelectronic chemicals, water chemicals and performance chemicals. For financial information about each of the Company's industry segments, and foreign and domestic and export sales, see Notes to Combined Financial Statements-- "Segment Information." The principal products of each business are described below.

 Microelectronic Chemicals

     The Company manufactures and supplies a range of products and services to semiconductor manufacturers and to flat panel display manufacturers throughout the world. The microelectronic chemicals sold by the Company include a variety of high purity acids, bases, oxidizers, etchants and solvents (collectively referred to as "process chemicals"). The Company plans to expand its process chemicals product line of ultra high purity, parts per trillion (ppt) chemicals in 1999. These leading edge products will service the newest generation semiconductor fabs. Another microelectronic chemical product line, referred to as diffusion systems, includes film deposition precursors, dopants, chlorine sources and chemical refill equipment. The Company also offers a range of semiconductor photopolymers, which include photoresists, ancillary materials and polyimides. In addition to the range of products offered, the Company provides semiconductor manufacturers with a variety of chemical usage related services, including inventory management and chemical handling.

     The Company manufactures a wide range of photoresist and ancillary products encompassing negative, g-line, i-line and 248nm deep UV technologies to meet the constantly evolving needs of the semiconductor industry. Within the past twelve months, the Company has announced new products based on two new series of 248nm deep UV resists, new advanced i-line products and environmentally-friendly strippers and has begun sampling both bi-layer and single-layer 193nm resist materials. The current focus of the photoresist research and development efforts is aimed at evolving the technology platforms underlying these products through modification of the respective materials chemistries to meet the ongoing demands of the semiconductor industry. The Company is pursuing advanced photoresist development through internal development, strategic alliances and licensing agreements.

     The Company's microelectronic chemicals business competes against other suppliers on the basis of performance, product quality, service, technology and pricing. The Company has a broad patent portfolio encompassing the technologies underlying the design of its products which the Company believes provides a competitive advantage against other suppliers. The Company enhances its technological competitive advantage by entering into technology licenses and joint development agreements with third parties to meet the rapidly evolving needs of the semiconductor industry. The current semiconductor industry downturn and the addition of several new suppliers to the market has significantly intensified price-based competition. Numerous programs have been implemented, are planned or in progress which are expected to improve the cost structure and are designed to make this business a low cost industry supplier. The Company's extensive product line and global infrastructure are distinct advantages that enhance its competitiveness. This enables this business to service virtually all semiconductor industry wet chemical requirements on a worldwide basis. Product performance and quality and the technology associated with quality are generally considered an industry prerequisite. The high quality standards of the semiconductor industry serve as a hurdle, which limit the number of new entrants as suppliers to the market.

     The Company's microelectronic chemicals are sold on a direct basis or through independent third party distributors. Chemical management services are offered on a direct basis only.

 Water Chemicals

     The Company manufactures and sells chemicals and distributes equipment on a worldwide basis for the sanitization and recreational use of residential and commercial pool water, and the purification of potable water. The Company sells both calcium hypochlorite and chlorinated isocyanurates for the sanitization of residential and commercial pool water. The Company is a leading worldwide producer of calcium hypochlorite and is one of the largest purchasers of chlorinated isocyanurates. The Company has a competitive advantage through ownership of the J3 technology which enables it to produce calcium hypochlorite with superior dissolving characteristics and 75% available chlorine as compared to calcium hypochlorite with 65% available chlorine.
The Company owns widely recognized brand names for both calcium hypochlorite (HTH(R)) and chlorinated isocyanurates (Pace(R)). The Company's water chemical products are sold under a variety of brand names, including Company-owned trademarks such as Sock-It(R), Super Sock-It(R), Duration(R) and Pulsar(R). The Company's water chemical products are also distributed as private label brands. In addition to the pool water sanitizers calcium hypochlorite and chlorinated isocyanurates, the Company sells ancillary chemicals and accessories for the maintenance and recreational use of residential and commercial pools.

     The Company's water chemical products are also sold in the municipal water market for the purification of potable water. Currently, the Company sells calcium hypochlorite to purify potable water mainly outside the U.S. in a number of countries. The Company has plans to expand its presence in the municipal water market both domestically and internationally.

     Seventy-five percent of the Company's water chemical sales are within North America, and the remaining 25% are throughout the rest of the world. In North America, the Company sells water chemical products either directly to retail or through independent third party distributors. The

Company also has subsidiaries and ownership interests in joint ventures in South Africa and Brazil which manufacture and distribute calcium hypochlorite to local markets.

     In addition to the manufacture and sale of water chemicals, the Company distributes chemicals, equipment, parts and accessories for pools mainly through two wholly owned subsidiaries. One subsidiary, Superior Pool Products, Inc., is headquartered in Anaheim, California with 18 locations throughout Arizona, California and Nevada. Another subsidiary, Hydrochim, S.A., located in France, distributes chemicals and equipment throughout Europe.

 Performance Chemicals

     The Company's performance chemicals business consists of the manufacture and sale of a broad range of products with diverse end uses. The performance chemicals sold by the Company are critical to the performance and value of the customer's end use products. As a result, there is a high level of operational integration with many customers. The performance chemicals business is characterized by technology driven product solutions that benefit specific customers and provide manufacturing flexibility. In addition, the business is characterized by close customer relationships with entities who are leaders in the markets in which they compete. The flexibility afforded by batch manufacturing in some operations combined with the Company's ability and willingness to provide superior technical support enables it to respond to the specific needs of a diverse group of customers. This gives the Company a competitive advantage over competitors whose manufacturing processes and related cost structure constrain their ability to respond cost effectively to smaller volume customers. Customers include industry leaders such as Procter & Gamble, Unilever and Uniroyal.

     The Company's performance chemicals business manufactures flexible polyols, specialty polyols, urethane systems and glycol and glycol ethers. Flexible polyols, which are used in the furniture, bedding, carpet and packaging industries, are manufactured by the Company's wholly-owned, Venezuelan subsidiary for South American markets. Specialty polyols, which are used as an ingredient for elastomers, adhesives, coatings, sealants and rigid foam, are manufactured at the Company's Brandenburg, Kentucky site, as well as by its Venezuelan subsidiary. The Brandenburg facility also manufactures glycol and glycol ethers for use as an ingredient in cleaners, personal care products and antifreeze and provides specialty chemicals custom manufacturing for a small group of companies.

      The performance chemicals business also manufactures biocides that control the growth of micro-organisms, particularly fungus and algae, and control dandruff on the scalp. All of the biocide products are marketed under the well recognized trademarks, Omadine(R), Omacide(R) and Triadine(R) biocides. The majority of the biocide chemicals produced by the Company are based on the zinc, sodium and copper salts of the pyrithione molecule. These pyrithione-based biocides include over twenty products with differing concentrates, forms and salts and the Company is a worldwide leader in these biocide products. Other biocide chemicals are based on iodopropargyl-n-butylcarbamate ("IPBC"), a broad spectrum fungicide, which was introduced by the Company in 1995, and serves the metalworking fluids and coatings markets. The IPBC-based biocides currently consist of five variations with others in the development stages. Biocides make up a small portion of the customers' end products, and therefore must be highly effective at low concentrations as well as compatible with the formulation's other components. Meeting the biocide customer's needs requires a high degree of technical support and the expertise to do business in a highly regulated environment. The Company's ability to meet these needs makes it a preferred supplier in the high growth, anti-dandruff market. The Company is also uniquely positioned as the only pyrithione supplier with U.S. Environmental Protection Agency registrations for metalworking fluids, coatings and anti-foulant paints. The manufacturing flexibility of the biocides assets also permits the Company to offer fine chemical custom manufacturing services.

     The Company's performance chemicals business also supplies hydrazine hydrates as well as propellant grade hydrazine and hydrazine derivatives. Hydrazine hydrate products are sold for use in chemical blowing agents, water treatment chemicals, agricultural products, pharmaceutical intermediates and other chemical products. Hydrazine hydrates are produced at its Lake Charles, Louisiana production facility. The hydrazine hydrates are supplied in various concentrations, ranging from 51-100%, and packaging containers including bulk, tote bins and drums.

     The performance chemicals business also supplies propellant grade hydrazine and hydrazine derivatives for use as fuel in satellites, expendable launch vehicles and auxiliary and emergency power units. These propellant grade hydrazine products include Ultra Pure Hydrazine (UPH), anhydrous hydrazine (AH), unsymmetrical dimethyl hydrazine (UDMH), monomethyl hydrazine (MMH) and hydrazine fuel blends. In addition to space-related applications in satellites and launch vehicles, auxiliary power from hydrazine-driven units is supplied to the NASA Space Shuttle for maneuvering its rocket engine nozzles and for operating valves, control surfaces, brakes and landing gear on the Shuttle Orbiter. Emergency power from hydrazine is also provided to jet aircraft like the F-16 to operate electrical and hydraulic units in the event of an engine flameout. The Company also supplies launch services and special packaging containers including cylinders to improve the safe handling and storage of propellants and to reduce launch costs.

     The Company's performance chemicals business is also a major regional supplier of sulfuric acid regeneration services and virgin sulfuric acid sales to the U.S. Gulf Coast market with manufacturing facilities located in Beaumont, Texas and Shreveport, Louisiana. The Company supplies sulfuric acid to refineries for their petroleum alkylation process and to pulp and paper manufacturers for use as a reagent for chlorine dioxide generation and water treatment neutralization for pH control.

CUSTOMERS

     No single customer has accounted for more than 10% of the Company's total annual sales over the last three fiscal years. The Company's customer base is diverse and includes semiconductor manufacturers, flat panel display manufacturers, world-renowned consumer product companies, national and regional chemical and equipment distributors, other chemical manufacturers and the U.S. Government. See "Risk Factors--Dependence on the Semiconductor Industry."

RAW MATERIALS AND ENERGY

     The Company utilizes a variety of raw materials in the manufacture of products for its three businesses. With the exception of product allocations due to temporary, unplanned plant outages, the Company has not experienced any difficulty in securing raw materials. Outlined below are the principal raw materials for the product businesses. The majority of the Company's raw material requirements shall be purchased and many are provided under the terms and conditions of written agreements.

     Microelectronic Chemicals The principal raw materials for the microelectronic chemicals business include sulfuric acid, hydrofluoric acid, nitric acid, phosphoric hydrochloric acid, hydrogen peroxide, ammonia, isopropyl alcohol, acetone, tetraethylorthosilicate (TEOS), dichloroethylene (DCE), trichloroethane (TCA), phosphorous oxychloride (POCL\\3\\), hexamethyldisilazone
(HMDS), custom polymers, photoinitiators, tetra methyl ammonium hydroxide (TMAH) and custom polyimide resins and photosensitizers.

     Water Chemicals The principal raw materials for the water chemicals business include chlorine, sodium hydroxide, lime, urea and chlorinated isocyanurates. Chlorine and sodium hydroxide will be provided by Olin pursuant to the Chlor-Alkali Supply Agreement and with respect to the Company's Charleston facility, will be delivered via a pipeline from the adjacent Olin facility. The balance of the raw materials are purchased from other suppliers and are readily available.

     Performance Chemicals The raw materials for the performance chemicals business include a variety of chemicals including propylene oxide, ethylene oxide, pyridine, iodine, propargyl butyl carbamate, chlorine, caustic soda, sulfur and ammonia.

     Electricity is the predominant energy source for the Company's manufacturing facilities and is supplied to the Company by public or government utilities. Natural gas used for steam production is an important energy source for the Company's Brandenburg, Kentucky site.

RESEARCH AND DEVELOPMENT; PATENTS

     The Company's research activities are conducted at a number of facilities. Company-sponsored research expenditures were approximately $21.1 million, $21.0 million and $17.4 million for 1997, 1996 and 1995, respectively.

     In general, intellectual property is important to the Company, but no one technology, patent, or license or group thereof related to a specific process or product is of material importance to the Company as a whole. The Company believes that its broad patent portfolio in the microelectronic chemicals segment provides a sustainable competitive advantage for that product line. The Company owns the technology for the manufacture of J3 calcium hypochlorite which is materially important to the water chemicals business. The Company owns a patent covering a process for producing Ultra Pure /TM/ Hydrazine, the world's purest grade of anhydrous hydrazine, which makes it the preferred propellant for monopropellant satellite thruster applications. This patent expires in 2006.

SEASONALITY

     Although the businesses of the Company as a whole are not seasonal in nature, 40% of the sales in the water chemicals business occur in the second quarter of the calendar year. The purchase of water chemical products by consumers in the residential pool market is concentrated in the United

States between Memorial Day and the Fourth of July. In addition, the weather can also have a significant effect on water chemical sales during any given year.

BACKLOG

     The amount of backlog orders is immaterial to the Company as a whole.

U.S. GOVERNMENT CONTRACTS AND REGULATIONS

     The Company's performance chemicals business sells hydrazine to the U.S. Government. Consequently, as a government contractor the Company is subject to extensive and complex U.S. Government procurement laws and regulations. These laws and regulations provide for ongoing government audits and reviews of contract procurement, performance and administration. Failure to comply, even inadvertently, with these laws and regulations and with laws governing the export of controlled products and commodities could subject the Company or one or more of its businesses to civil and criminal penalties and under certain circumstances, suspension and debarment from future government contracts and the exporting of products for a specified period of time.

NOVATION OF U.S. GOVERNMENT CONTRACTS

     As required by Federal procurement regulations providing for the U.S. Government to recognize the Company as the successor in interest to Olin on contracts between Olin and the U.S. Government, Olin will be required to enter into novation agreements with the Company and the U.S. Government which will provide, among other things, for Olin to directly or indirectly guarantee or otherwise become liable for the performance of the Company's obligations under such contracts which are being transferred to the Company in connection with the Distribution (the "Guaranteed Contracts"), including post-novation modifications to the Guaranteed Contracts. Such novation agreements also provide that the Company assumes all obligations under the Guaranteed Contracts and that the U.S. Government recognizes the transfer of such Guaranteed Contracts and related assets. While these Guaranteed Contracts are scheduled to be performed over a period of time, it is not expected that they will be fully and finally discharged for approximately two years.

     The Company has agreed in the Assumption of Liabilities and Indemnity Agreement to perform all of its obligations under each Guaranteed Contract and to indemnify Olin against any liability Olin may incur under the novation agreements by reason of any failure by the Company to perform such obligations.

COMPETITION

     The Company's microelectronic chemicals, water chemicals and performance chemicals businesses are in highly competitive industries, and the Company encounters strong competition with respect to each of its product lines from other manufacturers worldwide. This competition, from other manufacturers of the same products and from manufacturers of different products designed for the same uses, is expected to continue in both U.S. and foreign markets. More recently, the Company has experienced increased price competition as a result of the recent downturn in the semiconductor market. Depending on the product involved, various types of competition are encountered, including price, delivery, service, performance, product innovation, product recognition and quality. Overall, the Company regards its principal product groups to be competitive with many other products of other producers, and believes that it is an important producer of many such product groups. See "Risk Factors--Dependence on the Semiconductor Industry."

EXPORT SALES

     The Company's export sales from the United States to unaffiliated customers were $93.6 million, $102.4 million and $92.8 million in 1997, 1996 and 1995, respectively.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 2,950 employees, approximately 760 of whom were working in foreign countries. Approximately 390 of the hourly paid employees of the Company located at its Brandenburg, Kentucky, Lake Charles, Louisiana, Shreveport, Louisiana and Beaumont, Texas facilities are represented, for purposes of collective bargaining, by several different labor organizations and the Company is party to nine labor contracts relating to such employees. These labor contracts extend for three or four year terms which expire in the years 2000, 2001 and 2002. No major work stoppages have occurred in the last three years. While relations between the Company and its employees and their various representatives are generally considered satisfactory, there can be no assurance that new labor contracts can be entered into without work stoppages.

ENVIRONMENTAL MATTERS

     The establishment and implementation of Federal, state and local standards to regulate air and water quality and to govern contamination of land and groundwater has affected, and will continue to affect, substantially all of the Company's manufacturing locations. Federal legislation providing for regulation of the manufacture, transportation, use and disposal of hazardous and toxic substances has imposed additional regulatory requirements on industry in general and particularly on the chemicals industry. In addition, the implementation of environmental laws, such as the Resource Conservation and Recovery Act, the Clean Air Act and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, has required and will continue to require new capital expenditures and will increase operating costs. The Company employs waste minimization programs at most of its manufacturing sites. See the discussion of environmental matters contained in "Risk Factors--Environmental Liabilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental."

     The Company and Olin have agreed, pursuant to the Assumption of Liabilities and Indemnity Agreement, that the Company will assume, and indemnify and hold Olin harmless against, all liabilities associated with the removal, remediation or control of environmental conditions at the Company's current facilities and at certain off-site locations. Such liabilities are not expected to have a material adverse effect upon the Company's financial condition or results of operations. See "Relationship Between Olin and the Company after the Distribution--Assumption of Liabilities and Indemnity Agreement."

CREDIT FACILITY

     Prior to the Distribution Date, the Company will succeed to a $____ million Credit Facility established by Olin. Olin will previously have borrowed $___ million under the Credit Facility, which liability will be assumed by the Company. The Credit Facility is expected to have a five-year term. The amounts remaining under the Credit Facility are expected to provide sufficient liquidity for the Company's current funding needs. It is expected that the Credit Facility will permit various borrowing options and will contain customary commercial bank covenants which may under certain financial circumstances prohibit the payment of dividends by the Company and the acquisition by the Company of its capital stock.

                                   PROPERTIES

     The table below sets forth the locations where the Company conducts its business and a brief description of the activities conducted at each identified location. A more detailed description of the Company's principal manufacturing facilities follows the table. The Company believes that its facilities are sufficiently maintained and suitable and adequate for its immediate needs and that additional space is available to accommodate expansion. Unless otherwise noted below, the identified location is owned by the Company.


LOCATION                                              PRIMARY ACTIVITIES
--------                                              ------------------
McIntosh, Alabama                  Blending facility for performance chemicals
Chandler, Arizona(1)               Warehouse and office facility for microelectronic
                                   chemicals
Mesa, Arizona                      Manufacturing facility for microelectronic chemicals
Anaheim, California(1)             Office and warehouse space for water chemicals
Cheshire, Connecticut              Research and development facility and offices
Norwalk, Connecticut(1)            Corporate headquarters
Naperville, Illinois(1)            Water chemicals service center
Seward, Illinois                   Manufacturing facility for microelectronic chemicals
Brandenburg, Kentucky              Manufacturing facility for microelectronic and
                                   performance chemicals
Lake Charles, Louisiana            Manufacturing facility for performance chemicals
Shreveport, Louisiana              Manufacturing facility for performance chemicals
Rochester, New York                Manufacturing facility for performance chemicals
East Providence, Rhode Island      Manufacturing facility and materials research center for
                                   microelectronic chemicals
North Kingston, Rhode Island       Manufacturing facility of microelectronic chemicals;
                                   North American technical support center; new product
                                   development center for microelectronic chemicals
Charleston, Tennessee              Manufacturing facility for water chemicals
Beaumont, Texas                    Manufacturing facility for performance chemicals
Zwijndrecht, Belgium(2)            Manufacturing facility for microelectronic chemicals and
                                   European technical support center
Igarassu, Brazil                   Facility of a joint venture for the manufacture of water
                                   chemicals
Salto, Brazil                      Repackaging facility for water chemicals and
                                   manufacturing facility for performance chemicals
Amboise, France                    Repackaging, distribution and warehouse facility for
                                   water chemicals
Swords, Ireland                    Manufacturing facility for performance chemicals
Kempton Park, South Africa         Facility of a joint venture for the manufacture of water
                                   chemicals
Maricaibo, Venezuela               Manufacturing facility for performance chemicals

_________
(1)  Leased.
(2)  Land is leased.

     The Company also leases several warehouse facilities in Arizona, California, Idaho, Nevada and Texas and several overseas sales offices and warehouses.

PRINCIPAL MANUFACTURING FACILITIES

     The principal manufacturing properties of the Company described below are all owned by the Company, except for the land under the Belgium facility which is leased until 2041 and except for properties held by joint ventures as noted below.

     MCINTOSH, ALABAMA. The Company's facility located in McIntosh, Alabama blends, packages and stores propellant grade hydrazine products. Special hydrazine fuel blends are produced as the principal propellant for several U.S. Air Force launch vehicle programs including the Titan and Delta rockets.

     MESA, ARIZONA. The Company has a state-of-the-art microelectronic chemical manufacturing facility in Mesa, Arizona. This facility manufactures, purifies, formulates and packages extensive product lines of ultra high purity process chemicals. This facility is ISO-9002 certified. A second facility for diffusion chemicals is under construction at Mesa. The Company expects this second facility to be ISO-9002 certified by the end of 1999.

     In addition to manufacturing operations, the Company has extensive analytical testing, applications testing and warehousing capabilities for both process and diffusion chemicals at the Mesa plant site. Current operations (including the diffusion chemicals plant under construction) occupy approximately 30 acres of the 52 acre plant site. The remaining acreage is available for future expansions.

     BRANDENBURG, KENTUCKY. The ISO 9000-certified Brandenburg plant covers an area of 200 acres, surrounded by 1,200 acres of land which provides both a buffer zone and expansion capability. The plant contains multiple manufacturing facilities producing a wide range of products. Many of these products are derivatives of ethylene oxide and propylene oxide. A broad line of specialty polyols are produced in a flexible batch facility and sold into urethane coatings, adhesives, sealant and elastomer applications. Chemical intermediates for the Company's microelectronic materials business are produced in a separate manufacturing facility dedicated to this purpose. There is a research and development center at the site which supports the development and technical service needs of the polyol and glycol products and new product scale up for the microelectronics business. Ethylene oxide is produced on site in a facility owned by Sun Company and operated by the Company. The Company also operates other facilities on the site to produce commodity and specialty chemicals for third parties under long-term contractual arrangements.

     LAKE CHARLES, LOUISIANA. The Company's facility located in Lake Charles, Louisiana consists of three manufacturing plants that produce various hydrazine products. One ISO 9002-certified plant, built in 1979, produces solution grade hydrazine products for use in chemical blowing agents, water treatment chemicals, agricultural products, pharmaceutical intermediates and other chemical products. A second ISO 9002-certified plant, built in 1953, produces propellant grade hydrazine products including anhydrous hydrazine (AH), unsymmetrical dimethyl hydrazine (UDMH) and monomethyl hydrazine (MMH) for use as fuel in satellites, expendable launch vehicles and auxiliary power units. A third plant, built in 1988, produces propellant grade Ultra Pure /TM/ Hydrazine (UPH), the world's purest grade of anhydrous hydrazine, for satellite propulsion.

     SHREVEPORT, LOUISIANA. This ISO 9002-certified plant produces industrial grade virgin sulfuric acid for delivery to the U.S. Gulf Coast and provides regeneration services primarily to local refineries. In addition, this site provides non-hazardous waste fuel burning services and markets sodium bisulfite solution.

     ROCHESTER, NEW YORK. This facility manufactures a large number of chemicals for the specialty chemicals industry. Many of these chemicals are biocides used to control the growth of microorganisms, particularly, fungus and algae and to control dandruff on the scalp. The largest 2-chloropyridine production facility in the world is located here. 2-Chloropyridine is the key intermediate used to produce the Company's Omadine(R) biocides. These products are based on the salts of the pyrithione molecule. The Company manufactures over a dozen pyrithione products at this site by modifying these salts by concentration, form or combining them with other biocides. The Company's Triadine(R) brand of biocides is a combination of pyrithione and triazine, a bactericide purchased from a supplier. This facility also produces the Omacide(R) IPBC brand, which is based upon iodopropargyl-n-butylcarbamate
(IPBC), a broad-spectrum fungicide. In addition, this facility also manufactures several chemicals custom-made for specific customers for widely diverse markets.

     EAST PROVIDENCE, RHODE ISLAND. This ISO 9001-certified facility is located in an industrial park in East Providence, Rhode Island. Originally built as a materials research center in 1974, the facility was expanded in 1984 to manufacture photoresists, photoresist developers, and photoresist strippers used in the semiconductor industry. The materials research center at this site develops new compounds used in the manufacture of photoactive products and has on site capabilities for chemical synthesis, testing, and product formulation. This capability allows for rapid commercialization of new technologies and is augmented by scale-up facilities at the Brandenburg, Kentucky site. The manufacturing plant at the site receives raw materials, formulates, filters and packages finished goods in a high purity, clean environment. Full quality control capabilities are located on-site or at the nearby Quonset Point facility. The high degree of flexibility required to custom manufacture specific products is maintained through the number of and multiple sized formulation vessels available here.

     NORTH KINGSTON, RHODE ISLAND. This facility is located in a new industrial park in North Kingston, Rhode Island (Quonset Point Industrial Park) which originally housed a distribution warehouse. A new state-of-the-art manufacturing facility and product development center for advanced photoresists is being built on-site in 1998 to expand the Company's capabilities in the development and manufacture of advanced technology photoresists. A technical service center is located on site with advanced photolithography equipment identical to that of the customer base and provides technical service support to North America. The equipment is also used by the advanced product development groups to develop state-of-the-art products in anticipation of customer requirements. The manufacturing plant will receive raw materials and will formulate, filter and package finished goods in a high purity, clean environment. Full test capabilities are located on-site or at the nearby East Providence facility. The high degree of flexibility required to custom manufacture specific products is maintained through the number of and multiple sized formulation vessels available here. Packaging and manufacturing facilities were designed for a new generation of purity requirements. The Company is in the process of applying for ISO-9001 certification for the site.

      CHARLESTON, TENNESSEE. The Company's ISO 9002-certified facility located in Charleston, Tennessee produces, packages, and stores calcium hypochlorite for the water chemicals business. There are two distinct manufacturing operations at this site. One produces our 65% (nominal) available chlorine product while the other produces our patented, 75% high available chlorine product. Products are packaged into containers that range in size from 5 pounds to 2,000 pounds per container. The site also stores as much as 10-14 million pounds of product during peak periods. Purchased chemicals are also stored in warehouses at this site. These products, along with those manufactured at the site, are often combined on shipments to meet the requests of customers.

     BEAUMONT, TEXAS. The company is a major regional manufacturer and supplier of industrial grade virgin sulfuric acid to the U.S. Gulf Coast and provides regeneration services primary to local refineries. In addition, the Company provides limited hazardous and non-hazardous waste fuel burning services and markets sodium bisulfite solution. This facility has achieved and maintained ISO 9002 certification since 1993.

     ZWIJNDRECHT, BELGIUM. The original facility located in Zwijndrecht, Belgium has been operational since 1993 and primarily manufactures, tests, and provides technical support for photoresists, photoresist developers, and photoresist strippers used in the semiconductor industry. In 1998, the facility was expanded to manufacture and test high purity acids, etchants, and diffusion chemicals also used in the semiconductor industry. This expanded facility is ISO 9002-certified. A technical service center is also located on the site with photolithography equipment identical to that of the customer base and provides technical service support to European customers.

     IGARASSU, BRAZIL. The Company's facility located in Igarassu, Brazil is a joint venture operation (Nordesclor S.A.) that produces and packages calcium hypochlorite for the water chemicals business within Brazil. Products for the swimming pool market and the water treatment market are manufactured and packaged at this site. The Company also has a small repackaging facility in Salto, Brazil. This facility is currently shared with Olin Reductone operations.

     SWORDS, IRELAND. This facility is located just north of Dublin, Ireland and has been producing biocides for over twenty-five years. 2-Chloropyridine is imported from the Company's Rochester, New York plant and converted into zinc, copper and sodium salts of the pyrithione molecule. The finished product is shipped to customers in over fifty countries around the world. This facility is both ISO 9002 and ISO 14001 certified.

      KEMPTON PARK, SOUTH AFRICA. The Company's facility located in Kempton Park, South Africa is a joint venture operation (Aquachlor (Pty) Ltd.), that produces and packages calcium hypochlorite for the water chemicals business within the Southern Africa region. Products for the swimming pool and water treatment markets are also packaged at this site.

     MARICAIBO, VENEZUELA. The Company's ISO 9000-certified facility in Venezuela is a multi product manufacturing plant producing a broad range of polyols and surfactants to support regional markets. Specialty polyols are also produced for local consumption and export.

                               LEGAL PROCEEDINGS

          At the time of the Distribution, the Company will assume from Olin, pursuant to the Assumption of Liabilities and Indemnity Agreement, liabilities related to specific legal proceedings. As a result, although Olin will remain the named defendant, the Company will manage the litigation and indemnify Olin for costs, expenses and judgments arising from such litigation. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. While the results of litigation cannot be predicted with certainty, the Company does not believe these matters or their ultimate disposition will have a material adverse effect on its combined financial condition, profitability or liquidity in any one year, as applicable.

                   RELATIONSHIP BETWEEN OLIN AND THE COMPANY
                             AFTER THE DISTRIBUTION

     The Company was organized by Olin as a wholly owned subsidiary in anticipation of the Distribution. After the Distribution, Olin will not have any ownership interest in the Company, and the Company will be an independent public company.

     Prior to the Distribution, the Company and Olin will enter into certain agreements, described below, for the purpose of giving effect to the Distribution, governing their relationship subsequent to the Distribution and providing for the allocation of employee benefits, tax and certain other liabilities and obligations arising from periods prior to the Distribution. While the agreements contain terms which are thought to be comparable to those which would have been reached in arms-length negotiations with unaffiliated parties, these agreements were reached while the Company was wholly owned by Olin and therefore are not the result of arm's-length negotiations between independent parties.

     Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into by the Company, Olin and their respective subsidiaries. Any such future agreements, arrangements and transactions will be determined through arm's-length negotiation between the parties in the ordinary course.

     Copies of the forms of the principal agreements between the Company and Olin are filed as exhibits to the Company's Registration Statement filed with the Commission registering the Company Common Stock (and associated Rights) under the Exchange Act. The following description summarizes certain terms of such agreements, but the following descriptions do not purport to be complete and are qualified in their entirety by reference to such exhibits.

DISTRIBUTION AGREEMENT

     Olin and the Company will enter into a Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between Olin and the Company subsequent to the Distribution.

     The Distribution Agreement provides for the transfer by Olin to the Company of the assets and business entities comprising the Specialty Chemical Businesses. The assets of the Specialty Chemical Businesses will be transferred to the Company on an "as is, where is" basis and no representations will be made by Olin with respect thereto. The Distribution Agreement also provides that prior to the Distribution, the Company will assume approximately $___ million of indebtedness incurred by Olin pursuant to the Credit Facility. The Distribution Agreement also provides for the allocation of coverage between the Company and Olin under existing insurance policies after the Distribution and sets forth procedures for the administration of insured claims.

     The Distribution Agreement provides that the Distribution is conditioned upon the satisfaction of several conditions, including (1) certain transactions (including the transfers of assets and liabilities contemplated by the Distribution Agreement) having been consummated; (2) the Shares having been approved for listing on the NYSE, subject to official notice of issuance; (3) the

Registration Statement having become effective under the Exchange Act and no stop order or similar proceeding being in effect or instituted for such purpose;
(4) all material authorizations, consents, approvals and clearances of U.S. federal, state and local, and foreign governmental agencies having been obtained; (5) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the consummation of the Distribution; (6) the Company's Board of Directors, as named in this Information Statement, shall have been elected by Olin, as sole shareholder of the Company, and the Articles and By-laws shall be in effect; (7) the Olin Board of Directors shall have formally approved the Distribution; (8) each of the Assumption of Liabilities and Indemnity Agreement, the Charleston Services Agreement, the Chlor-Alkali Supply Agreement, the Covenant Not to Compete Agreement, the Employee Benefits Allocation Agreement, the Tax Sharing Agreement, the Intellectual Property Transfer and License Agreement, the Trade Name Agreement and the Transition Services Agreement shall have been executed and delivered by the applicable parties; and (9) receipt by Olin of an opinion from Cravath, Swaine & Moore substantially in the form described in the section "Federal Income Tax Consequences of the Distribution." If the conditions are not satisfied, Olin could decide to cancel the Distribution or waive the conditions and complete the Distribution. Even if all the above conditions are satisfied, Olin has reserved the right to cancel or defer the Distribution and the related transactions described in this Information Statement at any time prior to the Distribution Date. The foregoing conditions are for the sole benefit of Olin and shall not give rise to any duty on the part of Olin or its Board of Directors to waive or not waive such conditions or in any way limit Olin's right to terminate the Distribution Agreement or alter the consequences of any such termination.

     The Distribution Agreement provides that each of Olin and the Company will be granted access to certain records and information in the possession of the other and requires each of Olin and the Company to provide to the other copies of all documents filed with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act.

     The Distribution Agreement provides that, in general, except as otherwise set forth therein or in any related agreement, all costs and expenses incurred in connection with the Distribution will be paid by Olin, other than costs and expenses expressly incurred by the Company (including fees of attorneys or financial advisors retained by the Company, if any).

ASSUMPTION OF LIABILITIES AND INDEMNITY AGREEMENT

     The Company and Olin will enter into an assumption of liabilities and indemnity agreement (the "Assumption of Liabilities and Indemnity Agreement") which generally provides for the assumption of liabilities and cross indemnities designed to place with the Company responsibility for liabilities of the Specialty Chemical Businesses and with Olin responsibility for liabilities of the Retained Businesses and prior discontinued businesses of Olin.
Specifically, the Company has agreed, subject to certain exceptions, to assume, and indemnify and hold Olin harmless from and against, all damages, losses, liabilities, fines, penalties, costs and expenses arising out of or associated with the business, conduct, operations, assets, properties or status of the Company prior to, on or after the Distribution.

     The Assumption of Liabilities and Indemnity Agreement also provides that the Company will assume, and indemnify and hold Olin harmless from, all liabilities in connection with the removal, remediation or control of environmental conditions at the Company's current facilities and at certain off-site locations. See "Business--Environmental Matters."

CHARLESTON SERVICES AGREEMENT

     As part of the Distribution, Olin's Charleston, Tennessee plant site which contains several manufacturing facilities will be divided between Olin and the Company. As a result, the Company and Olin will enter into a Charleston Services Agreement pursuant to which the Company and Olin will provide each other with services in connection with the continued operations at this site. The services to be provided include environmental services, water treatment services, steam power, administrative services regarding the plant site, and raw material storage. Some of the services are for a transitional period. The fees for the services vary by service but generally are at cost.

CHLOR-ALKALI SUPPLY AGREEMENT

     Olin and the Company will enter into a supply agreement whereby Olin will supply to the Company chlorine and caustic soda for the Company's plants. Under the terms of the agreement, Olin will supply all of the Company's requirements for chlorine and caustic soda for a five-year period, with extensions unless canceled on two years' prior notice by either party. Purchases of electrochemical units (ECUs) of chlorine and caustic soda will be at a fixed price which approximates the current market price. Excess chlorine purchases will be at Olin's then lowest price for comparable volumes of chlorine sold to third parties.

COVENANT NOT TO COMPETE AGREEMENT

     The Company and Olin will enter into a Covenant Not to Compete ("Covenant Not to Compete") which generally provides that for a period of five years after the Distribution Date Olin shall not, with certain limited exceptions, directly or indirectly manufacture, sell or distribute products or product-related services that are identical or substantially similar to those which the Specialty Chemical Businesses are manufacturing, selling or distributing at the time of the Distribution and that the Company shall not, with certain limited exceptions, directly or indirectly manufacture, sell or distribute products or product-related services that are identical or substantially similar to those which Olin's Retained Businesses are manufacturing, selling or distributing at the time of the Distribution.

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

     Olin and the Company will enter into an employee benefits and compensation allocation agreement (the "Employee Benefits Allocation Agreement") which sets forth the manner in which assets and liabilities under employee benefit plans and other employment-related liabilities will be divided between them. In general, the Company will be responsible for compensation and employee benefits relating to its employees but not persons who became former employees of the Specialty Chemical Businesses prior to the Distribution. The Company will receive no assets under employee benefit plans except as provided below. Certain liabilities relating to former employees of the

Company will be retained by Olin (along with any corresponding assets), including liabilities and assets for defined benefit pension plan benefits accrued by employees of the Specialty Chemical Businesses who ceased to be Olin employees prior to the Distribution, liabilities and assets under the Olin Corporation Contributing Employee Ownership Plan and the corresponding supplemental executive plan for such former employees and unfunded deferred compensation liabilities for such persons. The Company intends to establish its own pension plan and related trust for its employees and will assume the pension liabilities for these persons from Olin. Olin will transfer assets from its tax-qualified pension plan trust to the Company's pension trust relating to the Company's employees who were previously participants in Olin's tax-qualified pension plan. Olin's obligations relating to nonqualified, unfunded pension liabilities for Company employees who were prior employees of Olin will also be assumed by the Company. However, since these are unfunded obligations, no assets will be transferred from Olin to the Company with respect to these obligations.

     The Company further intends to establish its own long-term disability plan and related trust for its employees. The Company will assume the liability for long-term disability benefits for employees of the Company and for former employees of Olin who were employed in the Specialty Chemical Businesses. Olin will transfer a proportionate amount of assets from its tax qualified Voluntary Employee Benefit Association Trust ("VEBA") based on an equitable allocation.

     The Employee Benefits Allocation Agreement also provides for the treatment of outstanding employee stock options to purchase Olin Common Stock ("Olin Options"). At the time of the Distribution, with limited exceptions, Olin Options will be converted into adjusted Olin Options ("New Olin Options") and employee stock options to purchase Company Common Stock ("Company Options"), with adjustments to preserve the "intrinsic value" inherent in the Olin Options immediately prior to the Distribution. The Company will be responsible for delivering shares of Company Common Stock upon exercise of Company Options, and Olin will be responsible for the delivery of shares of Olin Common Stock upon exercise of New Olin Options. The holders of restricted stock units of Olin Common Stock ("Olin Restricted Units") (whether employed by the Company or Olin after the Distribution) will be entitled to receive a distribution of units of Company Common Stock ("Company Restricted Units") in the same proportion as the Distribution Ratio with respect to their Olin Restricted Units, and the Company Restricted Units so distributed and representing shares of Company Common Stock will generally be subject to the same restrictions as the Olin Restricted Units.

     The Employee Benefits Allocation Agreement also provides for the treatment of employee obligations and benefit plans of certain employees of the Company in the manner described under "Management and Executive Compensation--Pension Plans" and "--Savings Plan."

INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

     The Company and Olin will enter into an intellectual property transfer and license agreement (the "Intellectual Property Transfer and License Agreement"), which provides for the transfer by Olin to the Company of certain intellectual property and proprietary technology and certain trademarks relating to the Company's businesses. The Intellectual Property Transfer and License Agreement provides for the grant of licenses by the Company to Olin to use such transferred intellectual property and technology in certain of Olin's retained businesses following the

Distribution and for the granting of licenses between Olin and the Company relating to the use of certain intellectual property and technology.

TAX SHARING AGREEMENT

     The Company and Olin will enter into a Tax Sharing Agreement providing that Olin will be responsible for the Federal tax liability of the Company for each year that the Company was included in Olin's consolidated Federal income tax return, and for state, local and foreign taxes of the Company attributable to periods prior to the Distribution, in each case including tax subsequently assessed pursuant to the audit of, or other adjustment to, previously filed tax returns. The Tax Sharing Agreement will also provide that the Company and Olin will each bear 50% of any corporate level tax arising on the Distribution, except that the Company or Olin, as the case may be, will be obligated to indemnify the other party on an after-tax basis for 100% of such corporate level tax if such tax is primarily attributable to (i) actions of the Company or Olin after the Distribution (including any cessation, transfer to affiliates or disposition of its active trades or businesses, and certain reacquisitions of its stock and payments of extraordinary dividends to its shareholders), (ii) involvement by the Company or Olin in a Change in Control Transaction, or (iii) the breach of one or more representations with respect to the Company or Olin made to Cravath, Swaine & Moore in connection with its opinion. Notwithstanding the Tax Sharing Agreement, under the consolidated return regulations, the Company and Olin will each be severally liable to the IRS for the full amount of any corporate level tax arising on the Distribution that is not paid by the other party.

TRADE NAME LICENSE AGREEMENT

     The Company and Olin will enter into an agreement to permit the Company and its subsidiaries to use the "Olin" name and its derivatives on a royalty-free basis in certain limited circumstances for a certain limited period of time.

TRANSITION SERVICES AGREEMENT

     The Company and Olin will enter into a transition services agreement (the "Transition Services Agreement") pursuant to which Olin and the Company will provide each other with certain services which have been provided by Olin and the Company prior to the Distribution. The length of time for which any such service shall be provided, and the compensation therefor, vary based upon the mutual agreement of the Company and Olin. Pursuant to Olin's management of the receipts and disbursements of the Company for an interim period which is not expected to exceed six months, periodic intercompany indebtedness may arise in an amount which is not expected to exceed $___ million.

                     MANAGEMENT AND EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

     The following table sets forth information as to persons who serve or who are expected to serve as directors of the Company immediately following the Distribution. The Company's Board of Directors will be comprised of ____ directors, only one of whom will be an officer of the Company. The following table contains information concerning directors selected as of the date hereof.


NAME AND AGE                                           YEAR TERM EXPIRES
------------                                           -----------------
Michael E. Campbell, 51.............................
Richard E. Cavanagh, 52.............................
John W. Johnstone, Jr., 65..........................
Jack D. Kuehler, 65.................................
H. William Lichtenberger, 62........................
John P. Schaefer, 64................................

     Mr. Campbell will serve as Chairman of the Board and Chief Executive Officer of the Company following the Distribution. He is currently Executive Vice President of Olin and has global management responsibility for all of Olin's businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. Mr. Campbell joined Olin in 1978 as Counsel in the Chemicals Group Legal Department, following his association with Howrey & Simon, a law firm in Washington, D.C.
In 1981, he was named Group Counsel for Olin's Consumer Products. The Consumer Product businesses were consolidated into the Chemicals Group in 1983 and he was then appointed Group Counsel for the Chemicals Group. Three years later he was named Vice President Administration and assumed additional responsibility for the Human Resource department in the Chemicals Group. In 1987, Mr. Campbell was elected Olin's Corporate Vice President, Human Resources, reporting to Olin's Chief Executive Officer. He is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is also a director of Westvaco Corporation.

     Mr. Cavanagh is President and Chief Executive Officer of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm's public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds. He is also a Trustee of Wesleyan University and The Educational Testing Service and a director of Fremont Group, Olin and The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School.

     Mr. Johnstone retired in April 1996 as Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group's Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr. Johnstone is a trustee of Hartwick College and Research Corporation Technologies, Inc. He is former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association. He is a director of Phoenix Home Life Mutual Insurance Company, McDermott International, Inc., Fortune Brands, Inc. and Olin.

     Mr. Kuehler retired in 1993 as Vice Chairman of the Board of International Business Machines Corporation, a computer manufacturing corporation. He joined IBM in 1958 as an associate engineer in the San Jose Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh Communications Laboratory, Director of the San Jose Storage Products Laboratory and President of the Systems Product Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. He became a member of the IBM Board in 1986, Executive Vice President in 1987, Vice Chairman and member of the Executive Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers and a trustee of Santa Clara University (from which he graduated with a BS degree in mechanical engineering and an MS degree in electrical engineering). He is a director of Aetna Life and Casualty Company, Olin and the Parsons Corporation. Mr. Kuehler holds an honorary doctorate of science from Clarkson University and an honorary doctorate of engineering science from Santa Clara University.

     Mr. Lichtenberger is Chairman and Chief Executive Officer of Praxair, Inc., an industrial gases company, a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company and Olin. He is on the Advisory Board of Western Connecticut State University, a director of the National Association of Manufacturers and a member of The Business Roundtable. He is a director of the Fairfield County Boy Scouts Advisory Board.

     Mr. Schaefer is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies, Inc. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its

Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of Olin, Research Corporation and Research Corporation Technologies, Inc.

     Effective with the Distribution, Messrs. Cavanagh, Johnstone, Kuehler, Lichtenberger and Schaefer will cease to be members of the Board of Directors of Olin.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company will be managed under the direction of its Board. The Company's By-laws also provide for an Audit Committee, Compensation Committee, a Directors and Corporate Governance Committee and a Finance Committee of the Board.

     The Audit Committee will be composed solely of directors who are not employees of the Company or any of its subsidiaries. The Audit Committee will advise the Board on internal and external audit matters affecting the Company, including recommendation of the appointment of independent auditors of the Company; review with such auditors the scope and results of their examination of the financial statements of the Company, and any investigations and surveys by such auditors; and review the presentation of the Company's financial results. The committee will also advise the Board on government and other compliance programs, on corporate and governmental security matters, and monitor major litigation with a particular interest in the event there are claims that the Company has acted unethically or unlawfully. The members of the Audit Committee are expected to be ________, ________ and ________.

     The Compensation Committee will set policy, develop and monitor strategies for and administer the programs which compensate the Chief Executive Officer (the "CEO") and other senior executives of the Company. The committee, comprised solely of outside directors, will approve the salary plans for the CEO and other senior executives including total direct compensation opportunity and the mix of base salary, annual incentive standards and long term incentive awards. It will approve the measures, goals, objectives, weighting, payout matrices and actual payouts and will certify performance for and administer the incentive compensation plans. The Committee will administer the Arch Chemicals, Inc. 1999 Long-Term Incentive Plan described herein and the Arch Chemicals, Inc. Stock Option Plan described herein, including making grants of awards thereunder. It will also administer the Company's Contributing Employee Ownership Plan ("CEOP") described herein and the Company's Stock Plan for Nonemployee Directors described herein, issue the annual report on executive compensation, approve executive employment and change in control agreements, approve and adopt new qualified and nonqualified pension plans and approve amendments and terminations of such pension plans. The Committee will also advise the Board on remuneration for members of the Board. The members of the Compensation Committee are expected to be _______, ________ and _____________.

     The Directors and Corporate Governance Committee will assist the Board in fulfilling its responsibility to the Corporation's shareholders relating to the selection and nomination of Directors, make recommendations to the Board regarding the election of the Chief Executive Officer, reviews the nominees for other offices of the Company, annually evaluate the performance of the Chief Executive Officer, periodically review corporate governance trends, issues and best practices and make recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board, recommend to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommend individuals to fill any vacancies created on the Board, make recommendations to the Board regarding the size and composition of the Board and the particular qualifications and experience that might be sought in Board nominees, assess whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seek out possible candidates for nomination and consider suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, review and make recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, review and advise the Board on such matters as protection against liability and indemnification, and assess and report annually to the Board on the performance of the Board itself as a whole. This committee will consider candidates recommended by shareholders for election as directors at annual meetings. Such recommendations must be in writing and submitted to the Secretary of the Company by December 1, accompanied by a biography and the written consent of the candidate. The members of the Directors and Corporate Governance Committee are expected to be ______, __________ and ________.

     The Finance Committee will review and evaluate Management's recommendations on long-term financial planning, policies and programs and recommend to the Board actions that most soundly accommodate the Company's needs for capital to meet its operating and growth objectives, review and evaluate Management's recommendations on such matters as may bear upon the Company short-term liquidity and financial flexibility, and recommends to the Board actions that most soundly accommodate the Company's financial objectives, review and evaluate Management's recommendations relative to: quarterly dividend policy and payments, capital structure, financial risk management policy, and major capital and investment programs exceeding the authority of the Chief Executive Officer or not otherwise approved as part of the Company's capital plan, review and evaluate the investment and financial performance of the Company's pension plan and CEOP funds, review and approve investment policies with respect to the Company's pension plan and CEOP funds, approve the selection of CEOP investment options, consult with, and obtain reports from, the pension plans' and CEOP trustees and other fiduciaries, make recommendations to the Board for charitable contributions (including recommendations for contributions to, and by, the Company's Charitable Trust), review and evaluate the Charitable Trust investment performance, annually review the contributions, financial condition and administration of the Company Good Government Fund, and review and provide advice to Management's programs to maintain and improve shareholder relations. The members of the Finance Committee are expected to be ______, ________ and
________.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company will receive a fixed annual retainer of $30,000 and a fee of $1,500 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of his or her duties as a director. Each director who serves as the chair of a Board committee also will receive an additional annual meeting fee of $5,000. Of the $30,000 retainer, at least $25,000 will be paid in Company Common Stock, and each director may elect to receive the balance thereof in cash or Company Common Stock. All meeting fees may be payable in cash or Company Common Stock, at the election of the director. Directors may defer the cash portions of their annual retainer and meetings fees into cash accounts which will bear interest and/or into stock accounts which will be credited with dividend equivalents. The Company's Stock Plan for Non-employee Directors described elsewhere herein also provides that each non-employee director serving in such capacity on January 1 of each year will be credited with a fixed number of shares of Company Common Stock (such number to be determined by the Compensation Committee following the Distribution) and the deferral of the payment of such shares until after such director ceases to be a member of the Board, and for an additional annual grant of a fixed number of shares of Company Common Stock (such number to be determined by the Compensation Committee following the Distribution) to each nonemployee director who is not eligible for any other pension benefits from the Company and the deferral of such shares to such director's deferred stock account. See "Management and Executive Compensation--Stock Plan for Non-employee Directors."

     Directors who are not officers or employees of Olin or one of its subsidiaries are covered while on Company business under Olin's business travel accident insurance policy which covers employees of the Company generally.

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information as to the Company's executive officers who will serve as such after the Distribution. Effective with the Distribution, such individuals will resign from any position then held with Olin.


NAME AND AGE                 POSITION
------------                 --------
Michael E. Campbell, 51      Chairman of the Board and Chief Executive Officer
Leon B. Anziano, 55          President and Chief Operating Officer
Sarah Y. Kienzle, 40         Vice President, Strategic Development
Mark A. Killian, 51          Vice President, Human Resources
Louis S. Massimo, 40         Vice President and Chief Financial Officer
Sarah A. O'Connor, 39        Vice President, General Counsel and Secretary

     For information regarding Mr. Campbell, see "Management and Executive Compensation--Board of Directors."

     Mr. Anziano has served as a Corporate Vice President of Olin since April 29, 1993 and in April 1998 was also given the additional title of President of Olin's Specialty Chemical Businesses. Previously he served as President of the Chlor-Alkali Products Division of Olin.

     Prior to the Distribution, Mrs. Kienzle served as a Corporate Vice President of Olin since September 25, 1997. Prior to that time, since August 1996, she was a Vice President of SRI Consulting, a consulting firm, where she had responsibility for the chemical industry strategy consulting practice.
Since 1993, she was employed as a Manager and later a Principal of A.T. Kearney, Inc., a consulting firm, where she managed operations consulting for certain industrial clients. Since prior to 1993 she held various managerial positions at Amoco Chemical Company, a chemicals manufacturing corporation, where her responsibilities included commercial development, capital investment and product line management.

     Prior to the Distribution, Mr. Killian served as Director, Human Resources for Olin since his appointment in February 1991.

     Mr. Massimo was elected Controller of Olin effective April 1, 1996 and, in addition, a Corporate Vice President effective January 1, 1997. Since November 1994 and until April 1996, he had served as Olin's Director of Corporate Accounting. Since prior to 1993, he was an Audit Senior Manager for KPMG Peat Marwick LLP, an accounting firm, where he had overall responsibility for services provided in connection with audits, Commission filings, and merger and acquisition activities for certain multinational clients.

     Prior to the Distribution and since 1995, Ms. O'Connor served as Olin's Director, Planning and Development. Ms. O'Connor became an Associate Counsel in the Olin Corporate Legal Department in 1989 and was promoted to Counsel in 1992 and to Senior Counsel in January 1995.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company was formed on August 25, 1998. The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered to Olin for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                        1997 ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                -------------------------------------   ------------------------------------
                                                                                 AWARDS(A)           PAYOUTS
                                                                        ------------------------     -------
NAME AND PRINCIPAL POSITION                                             RESTRICTED    SECURITIES
      WITH OLIN                                        OTHER ANNUAL     STOCK UNIT    UNDERLYING      LTIP       ALL OTHER
   AT DECEMBER 31, 1997          SALARY     BONUS     COMPENSATION(B)     AWARDS      OPTIONS(C)     PAYOUTS   COMPENSATION(D)
--------------------------      --------   --------   ---------------   ----------    ----------     -------   ---------------
Michael E. Campbell             $350,004   $287,529       $14,928         $    0        30,000       $79,759       $30,654
 Executive Vice President

Leon B. Anziano                 $275,004   $207,118       $ 9,228         $    0        15,000       $79,759       $28,357
 Vice President and President,
 Chlor-alkali Division

Sarah Y. Kienzle(e)
 Vice President,
 Planning and Development

Mark A. Killian
 Director, Human Resources

Louis S. Massimo
 Vice President and Controller

(a) All awards shown reflect an equitable adjustment made pursuant to the anti-dilution provisions of the plans for a 2-for-1 stock split effective October 30, 1996 and an equitable adjustment made pursuant to such provisions as a result of the spin-off of Primex Technologies, Inc.

(b) Includes dividend equivalents on outstanding performance share units paid at the same rate as dividends paid on Olin Common Stock. Also includes tax gross-ups paid for imputed income on use of company-provided automobiles.

(c) The stock options reported are for Olin Common Stock and do not represent options to acquire Company Common Stock. In the event options are exercised and shares of Olin Common Stock are issued prior to the Record Date, the option holder will receive Company Common Stock in the Distribution on the same basis as all other shareholders of record of Olin Common Stock on the Record Date.

(d) Amounts reported in this column for 1997 are comprised of the following items:

                                                                                                      OLIN VALUE OF
                                          OLIN CONTRIBUTING    OLIN SUPPLEMENTAL                          SPLIT-
                                              EMPLOYEE            CONTRIBUTING           OLIN          DOLLAR LIFE
                                           OWNERSHIP PLAN          EMPLOYEE           TERM LIFE         INSURANCE
                                           COMPANY MATCH       OWNERSHIP PLAN(1)     INSURANCE(2)      PREMIUMS(3)
                                          -----------------    -----------------     ------------     -------------
     M. E. Campbell......................        $7,003              $6,950               $4,632           $12,069
     L. B. Anziano.......................         6,641               4,538                4,632            12,546
     S. Y. Kienzle.......................
     M. A. Killian.......................
     L. S. Massimo.......................

-------------
   (1) The Olin Supplemental CEOP permits participants in the CEOP to make contributions, and Olin to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.

   (2) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.

   (3) The amount of the premium shown represents the full dollar amount of the premium Olin paid in 1997 for the whole life insurance and to fund the retiree death benefit. Such amounts also include retroactive premiums which Olin paid to cover a period of time during which some premiums were suspended due to the financial instability of the insurance carrier.

(e) Mrs. Kienzle's restricted stock units vest on September 25, 2002, subject to continued employment, and are paid out on the vesting date in the form of shares of Olin Common Stock on a 1-for-1 basis. At December 31, 1997 the units totaled _____and were valued on such date at $_______using the closing price of Olin Common Stock on December 31, 1997 as reported on the consolidated transaction reporting system of the NYSE.

    OPTION GRANTS OF OLIN COMMON STOCK TO COMPANY EXECUTIVES IN LAST FISCAL YEAR

     The following table sets forth as to the Named Executive Officers information relating to options granted by Olin from January 1, 1997 through December 31, 1997. In addition, options to purchase Olin Common Stock outstanding under the 1980 Stock Option Plan of Olin for such persons will be extended to terminate upon the earlier of (i) the end of their term or (ii) two years following the Distribution. Options to purchase Olin Common Stock granted under Olin's 1988 Stock Option Plan (the "1988 Plan") and 1996 Stock Option Plan (the "1996 Plan") will not terminate for such persons when the optionee ceases to be employed by Olin but instead will be extended to their original terms. See "Management and Executive Compensation --Adjustment to Prior Olin Equity-Based Benefits."

                                                                  Individual Grants(a)
                      ------------------------------------------------------------------------------------------------------
                       NUMBER OF
                      SECURITIES
                      UNDERLYING       % OF TOTAL                                      POTENTIAL REALIZABLE VALUE AT
                       OPTIONS      OPTIONS GRANTED                                    ASSUMED RATES OF STOCK PRICE
                       GRANTED     TO ALL EMPLOYEES     EXERCISE    EXPIRATION       APPRECIATION FOR OPTION TERM(d)(e)
NAME                    (A,B)       IN FISCAL YEAR      PRICE (C)      DATE           0%             5%               10%
                      ----------    ----------------    --------    ----------       ---         ----------       ----------
M. E. Campbell            30,000                 5.0      $38.63       1/29/07        0             728,826   $    1,846,988
                                                  %
L. B. Anziano             15,000                 2.5       38.63       1/29/07        0             364,413          923,494
                                                  %
S. Y. Kienzle
M. A. Killian

L. S. Massimo

All Stockholders             N/A                 N/A         N/A           N/A        0       1,187,498,862    3,009,355,204

All Optionees            599,200               100.0       38.77           (f)        0          14,473,196       36,806,621
                                                  %

-------------
(a) Options were awarded on January 30, 1997, except for Mrs. Kienzle's which were awarded on September 25, 1997. One-third of the grant becomes exercisable on each January 30 beginning in 1998, except for Mrs. Kienzle's which become exercisable on each September 25 beginning in 1998.

(b) Under the Stock Option Plan, the Compensation Committee of Olin's Board of Directors, in its discretion, may grant stock appreciation rights
    ("SAR's") to optionees. To date, no such SAR's have been granted. Each such right will relate to and have the same terms and conditions, including restrictions, as a specific option granted, together with such additional terms and conditions as the Compensation Committee may prescribe.

(c) The exercise price of the options reflects the fair market value of Common Stock on the date of grant.

(d) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the Commission and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.

(e) Realizable values are computed based on the number of options which were granted in 1997 and which were still outstanding at year-end.

(f) The expiration dates of options granted during fiscal 1997 are January 29, 2007 and September 24, 2007.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth as to the Named Executive Officers information regarding options to purchase Olin Common Stock exercised during 1997 and the value of in-the-money outstanding options to purchase Olin Common Stock at the end of 1997.



                                                NUMBER OF SECURITIES           AGGREGATE VALUE OF
                                               UNDERLYING UNEXERCISED       UNEXERCISED, IN-THE-MONEY
                       SHARES                   OPTIONS AT 12/31/97           OPTIONS AT 12/31/97(A)
                      ACQUIRED     VALUE        -------------------           ---------------------
     NAME           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
     ----           -----------   --------   -----------   -------------   -----------   -------------
M. E. Campbell            1,328    $20,969        62,410          70,650    $1,089,950        $560,558

L. B. Anziano                 0          0        29,480          35,326       475,852         280,287
S. Y. Kienzle                 0          0
M. A. Killian                 0          0
L. S. Massimo                 0          0

(a) Value was computed as the difference between the exercise price and the $46.875 per share closing price of Olin Common Stock on December 31, 1997, as reported on the consolidated transaction reporting system of the NYSE.

ADJUSTMENT TO PRIOR OLIN EQUITY-BASED BENEFITS

     Pursuant to the Employee Benefits Allocation Agreement, at the time of the Distribution, Olin Options will generally be converted into both an option to purchase Company Common Stock and an option to purchase Olin Common Stock with adjustments designed to preserve the "intrinsic value" at the time of the Distribution as the old award. The Company will be responsible for delivering shares of Company Common Stock upon exercise of Company Options, and Olin will be responsible for the delivery of shares of Olin Common Stock upon exercise of New Olin Options. See "Relationship Between Olin and the Company After the Distribution - Employee Benefits Allocation Agreement." Options granted under the Olin 1980 Stock Option Plan to Olin employees who become Company employees upon the Distribution will terminate upon the earlier of (i) the end of their term or (ii) two years following the Distribution. Options granted to such employees under the Olin 1988 Stock Option Plan or the Olin 1996 Stock Option Plan will expire at the end of the original term of the option rather than terminate when the employee ceases to be an Olin employee. Options granted to such employees under the Olin 1996 Stock Option Plan which are not yet vested at the time of the Distribution will continue to vest in accordance with their respective vesting schedules so long as the optionee remains employed at the Company.

     Employees of Olin who become employees of the Company and who were participating in Olin's EVA Incentive Plan (Management Incentive Compensation
Plan) will, assuming performance objectives are satisfied, receive annual incentive bonus awards in respect of 1998 performance. All Company employees holding Olin Performance Unit Plan retention units consisting of phantom shares of Olin Common Stock will have those units accelerated and the units will be paid out in the form of Olin Common Stock prior to the Record Date. Restricted stock unit awards granted to Olin employees which have not yet vested will receive restricted stock units of the Company in the same proportion as the Distribution Ratio bears to restricted stock units held. Deferred Olin phantom stock accounts, including Olin director accounts, will also be credited with Company phantom stock also in the same proportion as the Distribution Ratio bears to phantom stock held in the accounts.

STOCK PLAN FOR NONEMPLOYEE DIRECTORS

     Each member of the Board of Directors of the Company will receive an annual retainer of $30,000, at least $25,000 of which will be paid or credited in the form of shares of Company Common Stock as provided in the Stock Plan for Nonemployee Directors (the "Directors Plan"): Generally speaking, the Directors Plan (i) provides for the granting annually of a fixed number of shares of Common Stock (such number to be determined by the Compensation Committee following the Distribution) to each nonemployee director and the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) provides for an additional annual grant of a fixed number of shares of Common Stock (such number to be determined by the Compensation Committee following the Distribution) to each nonemployee director who is not eligible for any other pension benefits from Olin and the deferral of such shares to such directors' deferred stock account, (iii) provides for the granting to each nonemployee director annually an amount of shares of Common Stock equal in value to $25,000 in lieu of a cash retainer, (iv) permits such director to elect to receive his or her quarterly meeting fees in the form of shares of Common Stock in lieu of cash, (v) permits such director to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds $25,000 ("Excess Retainer") in lieu of cash for such excess and (vi) permits such director to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. Deferred shares are paid out in shares of Common Stock. Deferred accounts under the Directors Plan are paid out if there is a "Change in Control" as defined in such plan.

PENSION PLANS

     Following the Distribution, the Company will establish a tax-qualified, defined benefit pension plan for Company employees ("Tax Qualified Pension Plan") that will provide benefits based on service with Olin and with the Company. The Company will become liable for the payment of all pension plan benefits accrued by Company employees prior to and following the Distribution who cease to be Company employees after the Distribution. Olin will transfer assets to the Company's pension plan and the amount of the assets will be calculated as required using the asset allocation methodology set forth in
Section 4044 of the Employee Retirement Income Security Act of 1974, as amended (the "ERISA 4044 Asset Allocation Method").

     The Tax Qualified Pension Plan, together with two supplementary plans (collectively, the "Company Pension Plan"), will provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of the Company are not eligible to participate in the Company Pension Plan. The Tax Qualified Pension Plan is a tax-qualified plan, and benefits are payable only with respect to non-deferred compensation. Under one of the supplementary plans mentioned above, the Company pays a supplemental pension, based on the formula described below, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, the Company will pay employees affected by the limitations imposed by the Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

     "Compensation" for purposes of the Company Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 59), including deferred compensation, received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. The normal retirement allowance is 1.5% of "Compensation" as so defined multiplied by the number of years of benefit service, less an amount of the employee's primary Social Security benefit not to exceed 50% of such Social Security benefit. Years of benefit service shall also include benefit service with Olin.

     Under the Company's Senior Executive Pension Plan (the "Senior Plan"), which is a third nonqualified pension plan, the Company will pay retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), less payments from the Company Pension Plan, any other Olin or Company pension, pension benefits from other employers, and certain Social Security benefits. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service that a senior executive is eligible to participate in the Senior Plan and in all cases are reduced by payments under the Pension Plan which accrued during the period the employee was in the Senior Plan and 50% of the employee's primary Social Security benefit. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is not automatic, notwithstanding satisfaction of its service requirements, but is subject to plan provisions regarding suspension of benefit accruals and cessation of benefits. The Senior Plan and the other two supplementary plans provide that unless the participant elects installment payments, the participant will receive benefits under these plans in a lump sum upon retirement if the lump sum would exceed $100,000. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

     The Tax Qualified Pension Plan provides that if, within three years following a "Change in Control" of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus.

     Each of the Senior Plan and the two supplementary plans mentioned above provides that in the event of a "Change in Control", the Company will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by the Company to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control." The agreements described under "Executive Agreements" below provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the "Change in Control."

     The following table shows the maximum combined amounts payable annually on normal retirement under the Company Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                                     ----------------
REMUNERATION            10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
---------------------   --------   --------   --------   --------   --------   --------   --------
$200,000.............   $ 60,000   $ 90,000   $100,000   $100,000   $100,000   $105,000   $120,000
300,000..............     90,000    135,000    150,000    150,000    150,000    157,500    180,000
400,000..............    120,000    180,000    200,000    200,000    200,000    210,000    240,000
500,000..............    150,000    225,000    250,000    250,000    250,000    262,500    300,000
600,000..............    180,000    270,000    300,000    300,000    300,000    315,000    360,000
700,000..............    210,000    315,000    350,000    350,000    350,000    367,500    420,000
800,000..............    240,000    360,000    400,000    400,000    400,000    420,000    480,000

     Credited years of service for the Named Executive Officers as of December 31, 1997 are as follows: Mr. Campbell, 19.6 years (10.3 years under the Senior
Plan); Mr. Anziano, 24.1 years (10.0 years under the Senior Plan), Ms. Kienzle, 3 months (3 months under the Senior Plan), Mr. Killian,

18.8 years (0 years under the Senior Plan), and Mr. Massimo, 3.1 years (1 month under the Senior Plan).

     The Company will be the "successor employer" under the union contracts covering employees at its unionized sites. These contracts require the Company essentially to replicate the benefits provided to covered employees by Olin prior to the Distribution. The Tax Qualified Pension Plan will also provide for the benefits accrued under these union contracts for union employees who become employees of the Company at the time of the Distribution. Service credited under Olin's pension plan for these unionized employees will be recognized for the purpose of calculating benefits and for qualifying for vesting and early retirement benefits under the terms of the Tax Qualified Pension Plan.

     Following the Distribution, the Company will become liable for payment of benefits accrued for employees of the Company under any Olin non-qualified pension plans as of the Distribution. Such benefits will not be paid until the participant retires from the Company.

SAVINGS PLAN

     As of the Distribution Date, Olin and the Company will take such steps as are necessary or desirable to convert the Olin Contributing Employee Ownership Plan (the "Olin CEOP") into a multiple employer plan in which both Olin and the Company participate. On and after the Distribution Date, employer contributions made on behalf of employees of the Company will be made by the Company. Employees of the Company who are not vested in the Olin CEOP at the time of the Distribution or who are not participants in the Olin CEOP immediately prior to the Distribution Date will become 100% vested in matching contributions following completion of five years of service (including prior service with Olin).

     The Olin CEOP will provide compensation deferral, or savings opportunities to employees of the Company following the Distribution. The Olin CEOP consists of a defined contribution plan available to substantially all domestic employees of the Company, pursuant to which employees may defer on a pre-tax or post-tax basis a portion of their compensation. Employees of the Company may elect to invest their contributions in Company Common Stock or in one or more of several investment funds. Employee contributions will be based on base pay. The Company will make a matching contribution equal to 100% of the first $25 of monthly contributions a Participant makes to the Olin CEOP plus 50% of the balance contributed by a participant (up to 6% of the participant's base pay) in Company Common Stock for the account of such participant. Participants will be eligible for a Performance Matching Contribution based on their eligible contributions to the Savings Plan based on a performance formula. Olin Common Stock held in the account of an employee of the Company under the Olin CEOP that is attributable to Olin contributions may only be retained in Olin Common Stock or reinvested in Company Common Stock. Dividends on Olin Common Stock held in the account of an employee of the Company under the Olin CEOP will be reinvested in Company Common Stock and after the Distribution Date, additional amounts may not be invested in Olin Common Stock.

     The Company will establish a non-qualified, unfunded Supplemental CEOP (the "Supplemental Plan") that is intended to restore the benefit under the Savings Plan that would otherwise be reduced as a consequence of certain compensation limits contained in the Code applicable to highly-compensated employees. Reserves held with respect to Olin's Supplemental CEOP for Company employees will be assumed by the Company and credited to the Supplemental Plan.

     In addition, employees who are covered by the Supplemental Plan may be able to defer before-tax contributions above the annual limitations imposed on qualified contribution plans such as the Olin CEOP.

 1999 STOCK OPTION PLAN

     The Company has adopted the Arch Chemicals, Inc. 1999 Stock Option Plan (the "1999 Plan"), which is designed to help the Company attract and retain key employees by providing an incentive to increase their proprietary interest in the Company in the form of stock options. The Company believes that stock options provide a strong link to shareholder value.

     A summary of the principal features of the 1999 Plan follows:

     ADMINISTRATION. The terms of options and the optionees will be determined, subject to 1999 Plan provisions, by a committee (the "Committee", currently the Compensation Committee) of at least two directors of the Company who are "outside directors" within the meaning of Section 162(m) of the Code and who are "Non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

     PARTICIPATION. Options may be granted under the 1999 Plan only to full-time employees, including officers, of the Company or any of its present or future subsidiaries. Directors who are not also employees are not eligible to receive options under the 1999 Plan. Options under the 1999 Plan are granted in the Committee's discretion to any present or future officer or key employee, including officers and employees who, prior to any such grant, have received options under the 1999 Plan.

     SHARES RESERVED UNDER THE 1999 PLAN.  __________________________
(__,000,000) shares of Company Common Stock (subject to proportionate adjustment in the event of stock dividends, split-ups and the like) will be reserved for issue on the exercise of options granted under the 1999 Plan. No person may be granted options under the 1999 Plan for more than _______ shares (subject to proportionate adjustment as aforesaid) during the term of the 1999 Plan. Any shares as to which options are granted but not exercised for any reason (including surrender or cancelation other than pursuant to the stock appreciation provisions described below) will again be available for future options under the 1999 Plan.

     OPTIONS. Options granted under the 1999 Plan will have a term of and be exercisable over a period not exceeding ten years from their respective dates of grant. The purchase price of the Company Common Stock covered by each option will be determined by the Committee but shall not be less than the fair market value of the Company Common Stock at the date of grant. The Committee administering the 1999 Plan will have authority in its discretion to prescribe in any option agreement that the option will be exercisable in full at any time or from time to time during the term of the option or to provide for the exercise thereof in such installments at such times as it determines.

     Optionees may deliver already-owned Company Common Stock valued at fair market value at date of exercise in payment for the exercise price of options, in lieu of or in combination with cash.

     If an option agreement so provides, initially or by amendment, the Committee may require an optionee to surrender the option for cancelation as to all or any portion of the number of shares covered by the intended exercise and to accept in cash, or shares or both, the equivalent of the appreciated value of the shares covered by the surrendered option. The appreciated value would be the difference between the option price and the fair market value of the shares covered thereby. The Committee will have five business days after receiving notice of an intended exercise to make its election, and the option would be surrendered as to the number of shares for which the appreciated value is paid. That number of shares would not be available again for future options.

     Options will not be transferable otherwise than by will or the laws of descent and distribution except that an option may be transferred by gift to any member of the optionee's immediate family or to a trust for the benefit of one or more of such immediate family members if the Committee shall have adopted a resolution indicating that such option shall be transferable.

     TERMINATION OF EMPLOYMENT. Upon termination of an optionee's employment with the Company or a subsidiary, either for cause or without the Company's written consent, all options held by the optionee under the 1999 Plan, to the extent not theretofore exercised, will immediately terminate. Retirement under a Company retirement plan or a retirement plan of a subsidiary will be considered a termination of employment with the Company's consent.

     If the employment of an optionee is terminated as a result of disability, the optionee may exercise the option within one year of such termination to the extent the option was exercisable at the time of termination. If the employment of an optionee is terminated with the Company's written consent, the optionee may exercise his or her option at any time within three months after such termination, to the extent of the number of shares purchasable by the optionee on the date of termination of employment. If an optionee should die after termination of employment and within the foregoing period, his or her personal representatives or legatees or permitted transferee may exercise the option within one year after the optionee's death, to the extent the option was exercisable by the optionee at the time of death. If an optionee should die while employed by the Company, the option may be exercised by his or her personal representatives, legatees, or permitted transferee at any time within one year after the optionee's death, to the extent of the remaining shares covered by the option, whether or not such shares had become vested or purchasable by the optionee at the date of his or her death. Each of the foregoing periods may be extended by the Committee. No option will be exercisable after the expiration date thereof.

     The 1999 Plan also provides that if an optionee's employment is terminated, other than by reason of death, an option may be canceled prior to exercise if the optionee engages in business in competition with the Company or a subsidiary or in conflict with their interests, or breaches the optionee's agreement with the Company or a subsidiary regarding confidentiality or inventions. In addition, the Company may recover from an optionee, who prior to or within six months after an exercise engages in any of the actions for which an option may be canceled, the difference between the fair market value on date of exercise of the shares exercised and the option price. Such recovery may be obtained following notice given by the Company within two years after the exercise date.

     CHANGE OF CONTROL. In the event that (i) the Company ceases to be a publicly owned company, (ii) more than 20% of its outstanding shares are acquired by a group or person (other than by the Company, a subsidiary or a Company employee benefit plan), (iii) the incumbent directors and their successors cease over a two-year period to constitute a majority of the Board (unless the change in the Board occurs after an event referred to in (i) or (ii) above which was approved by the Board), or (iv) the Board determines that a hostile tender offer has been made to acquire control of the Company, each option then outstanding will be fully exercisable, whether or not previously vested, and the optionee will be deemed to hold a stock appreciation right related to such option.

     ADJUSTMENTS. Provision is made for adjustment of the number and class of shares subject to outstanding options and of the option prices in the event of changes in the outstanding number of shares of Company Common Stock by reason of stock dividends, split-ups, spin-offs, recapitalizations and the like. In the event of any such change, the total number and class of shares available under the 1999 Plan and the maximum number of shares to which options may be granted to any employee will be appropriately adjusted by the Committee. In the event of a spin-off or other distribution to shareholders of shares representing a part of the Company's business or assets, the Committee may, with the optionee's consent, modify outstanding options so that they relate to shares of Company Common Stock and shares of capital stock of the corporation owning the business or assets so spun off.

     AMENDMENT OR TERMINATION OF THE 1999 PLAN. The 1999 Plan will become effective prior to the Distribution and the period during which options may be granted thereunder will expire on the tenth anniversary of the Plan's effectiveness. The Board may also terminate the 1999 Plan or make such modifications thereto as it deems advisable. However, the Board may not, without further shareholder approval, (a) increase the maximum number of shares for which options may be granted under the 1999 Plan, except for adjustments permitted in the event of changes in capitalization and the like, (b) change the manner of determining the fair market value of Company Common Stock for purposes of determining option price, other than to conform to any then applicable provisions of the Code, or (c) increase the period during which options may be granted. Termination or modification of the 1999 Plan will not, without an employee's consent, adversely affect the rights of such employee under an option theretofore granted to him or her.

ARCH CHEMICALS, INC. 1999 LONG TERM INCENTIVE PLAN

     The Company has adopted the Arch Chemicals, Inc. 1999 Long Term Incentive Plan (the "Incentive Plan"), which is designed to help the Company attract and retain key employees by providing an incentive to increase their proprietary interest in the Company. Awards under the Incentive Plan may be in the form of stock options (including ISOs), restricted stock and restricted stock units, performance awards, dividend equivalents and in any other form (including convertible securities) that the committee administering the Incentive Plan (also the "Committee", which shall be the same Committee that administers the 1999 Plan) approves provided that such awards are valued in whole or in part by reference to, or otherwise based on or related to, shares of Company Common Stock. ____________________ shares of Company Common Stock (subject to adjustment as provided below and for dividends, stock splits, mergers, spin-offs, split-ups, recapitalizations and the like) will be available for awards under the Incentive Plan.

     Awards may be granted under the Incentive Plan to salaried employees, including officers, of the Company and any of its controlled subsidiaries. Awards may also be granted to salaried employees of any other entity in which the Company has a significant equity interest as determined by the Committee. Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the exercise price per share of stock purchasable under any stock option and the purchase price of stock which may be purchased under any other award providing rights to purchase Company Common Stock will not be less than the fair market value of such stock on the date of grant of the option or other right.

     Administration of the Incentive Plan is the responsibility of the Committee, which shall be a committee of the Board consisting of at least two non-employee Directors. The Committee will have the authority to designate participants, determine the nature and size of, and terms and conditions applicable to, awards, permit deferral of award payments; permit the settlement or exercise of awards, and make all other determinations and interpretations relating to the Plan. Committee determinations and interpretations will be binding on all interested parties. Under the Incentive Plan, the Board may act at any time in lieu of the Committee.

     STOCK OPTIONS. The term of options granted under the Incentive Plan will be fixed by the Committee; however, such term may not exceed ten years from the date of grant. The purchase price per share of stock purchasable under any option will be determined by the Committee but will not be less than the fair market value of the stock on the date of grant of the option. The Committee will determine the time or times at which an option may be exercised in whole or in part, subject to the provisions of the Incentive Plan relating to changes in control of the Company. Options may be exercised by payment in full of the purchase price, either in cash or, at the discretion of the Committee, in whole or in part in Company Common Stock or other consideration having a fair market value on the date the option is exercised equal to the option price.

     RESTRICTED STOCK. Restricted stock or restricted stock units may not be disposed of by the recipient until certain restrictions established by the Committee lapse. These restrictions will require recipients to remain in the employ of the Company (or an affiliate participating in the Incentive Plan) for at least six months in order to vest, except in the event of a Change in Control (as defined in the Incentive Plan) or for such specified reasons as the Committee may approve. Recipients will have with respect to restricted stock all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends unless the Committee otherwise determines. Upon termination of employment during the restriction period, the restricted stock and/or restricted stock units will be forfeited, subject to such exceptions, if any, as may be authorized by the Committee.

     PERFORMANCE AWARDS. From time to time, the Committee may select a period during which performance criteria approved by the Committee will be measured for the purpose of determining the extent to which a performance award has been earned. Such period will not be less than six months, subject to the Change in Control provisions of the Incentive Plan. Performance awards may be denominated or payable in cash, shares of Common Stock, others securities, other awards or other property.

RETIREE MEDICAL AND LIFE INSURANCE BENEFITS

     Following the Distribution, Olin will remain liable for medical and death benefits provided to former employees of the Company who retire or have retired prior to the Distribution. The Company has adopted retiree medical and death benefit plans that largely replicate the Olin retiree benefit program, under which eligible employees of the Company will be covered (with appropriate credit for service with Olin) as of the Distribution Date. Other than possible increases in employee contributions, the Company has agreed that it will not reduce or terminate the retiree benefits provided by this program for a period of five years. The Company also has agreed to indemnify Olin from and against any claims brought against it by employees of the Company who retire after the Distribution Date.

OTHER BENEFITS

     Following the Distribution, the Company will be responsible for unpaid health care claims and unpaid short-term and long-term disability claims of employees of the Company, including disabled employees of Olin who were previously employed in the Specialty Chemical Businesses and were receiving short-term or long-term disability benefits at the time of the Distribution, whether such claims were incurred prior to, on or after the Distribution. The Company has adopted welfare plans (including plans providing life insurance, health care and disability benefits) covering employees of the Company following the Distribution which are expected to provide benefits substantially similar to those currently provided by Olin. The Company will adopt a plan that provides benefits substantially similar to the Flexible Spending Account Plan of Olin Corporation ("Olin's FSA") and shall assume all liabilities of Company employees under Olin's FSA. The Company will also adopt a deferral plan which will permit certain employees to defer compensation to cash accounts and/or Company stock accounts for payment at a later date.

EXECUTIVE AGREEMENTS

     Each of the Named Executive Officers will have agreements with the Company which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment by the Company (other than for cause) and termination at the election of the individual to leave the Company under certain circumstances), the individual will receive a lump sum severance payment from the Company equal to 12 months' base pay plus the greater of (a) the average incentive compensation award paid from the Company during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of the Company. In the event that a "Change in Control" of the Company occurs, and there is a covered termination, the individual will receive three times the severance payment. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. A "Change in Control" would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than the Company, a Subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of the Company's business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company's shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in the Company's employ for six months after a "Potential Change in Control" of the Company has occurred. The agreements provide that payments made thereunder or under any change in control provision of the Company's compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of the Company's benefit and compensation plans, including its annual incentive bonus plan, also contain "change-in-control" provisions.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     There are not expected to be any Compensation Committee interlocks. The members of the Company's Compensation Committee are expected to be ______, ________and ______________________.

                              BENEFICIAL OWNERSHIP

     All of the outstanding shares of Company Common Stock are, and will be prior to the Distribution, held beneficially and of record by Olin. The following tables set forth information concerning shares of Company Common Stock projected to be beneficially owned after the Distribution Date by (i) each person or entity known by the Company to own more than five percent of the outstanding Company Common Stock, (ii) each person who will be a director of the Company at the time of the Distribution, (iii) each of the Named Executive Officers of the Company and (iv) all persons who will be directors and executive officers of the Company at the time of the Distribution as a group. The projections are based on the number of shares of Olin Common Stock owned by such person or entity at October 6, 1998, except with respect to Franklin Resources, Inc., September 30, 1998 and with respect to Scudder, Kemper Investments, Inc., FMR Corp., and T. Rowe Price Associates, Inc., December 31, 1997. The figures reflect the Distribution Ratio of one share of Company Common Stock for every ___ share(s) of Olin Common Stock. The percentage ownership of Company Common Stock of each person or entity named below immediately following the Distribution will be the same as the percentage ownership of such person or entity immediately prior to the Distribution and is calculated based on the number of shares of Olin Common Stock outstanding as of September 30, 1998. Unless otherwise indicated in the footnotes below, each person or entity has sole voting and investment power with respect to the shares of Company Common Stock set forth opposite such person's or entity's name. Also included in the figures are shares of Company Common Stock which may be acquired within 60 days through the exercise of employee stock options, if any.

BY DIRECTORS AND EXECUTIVE OFFICERS
-----------------------------------

                                                                     NO. OF
                                                                     SHARES
                                                                  BENEFICIALLY       PERCENT OF
             NAME OF BENEFICIAL OWNER                               OWNED(a,b)        CLASS (c)
             -------------------------                           -------------               -
Richard E. Cavanagh........................................                               --
John W. Johnstone, Jr......................................                               --
Jack D. Kuehler............................................                               --
H. William Lichtenberger...................................                               --
John P. Schaefer...........................................                               --
Michael E. Campbell........................................                               --
Leon B. Anziano............................................                               --
Sarah Y. Kienzle...........................................                               --
Mark A. Killian............................................                               --
Louis S. Massimo...........................................                               --

Directors and executive officers as a group, including those named above (__ persons)


(a) Included in this table with respect to officers are shares credited under the Olin CEOP. Also included in the case of the incumbent directors are certain shares of Company Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under ''Compensation of Directors'' in the amounts of _____ for Mr. Cavanagh; ___ for Mr. Johnstone; _____ for Mr. Kuehler; _____ for Mr. Lichtenberger; and _____ for Mr. Schaefer. Such shares so credited to these directors have no voting power.

(b) The amounts shown include shares that may be acquired within 60 days following October 6, 1998 through the exercise of stock options, as follows:
    Mr. Johnstone, ______; Mr. Campbell, ______; Mr. Anziano, ______; Ms. Kienzle, _____ Mr. Killian, _____; Mr. Massimo, _____; and all directors and executive officers as a group, including the named individuals, _______.

(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Company Common Stock.

BY OTHERS
---------

                                              AMOUNT AND
                                               NATURE OF
                                              BENEFICIAL    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP    OF CLASS
-------------------------------------------   -----------   --------

     Franklin Resources, Inc.                         (a)       11.0
     777 Mariners Island Boulevard
     San Mateo, CA 94403
     Scudder, Kemper Investments, Inc.                (b)        9.2
     345 Park Avenue
     New York, NY 10154
     FMR Corp.                                        (c)        8.5
     82 Devonshire Street
     Boston, MA 02109
     T. Rowe Price Associates, Inc.                   (d)        6.1
     100 East Pratt Street
     Baltimore, MD 21202

________

(a) Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Mutual Advisers, Inc. and Franklin Resources, Inc. ("FRI") have advised Olin in an amended
    Schedule 13G and Form 4 filings that the shares are owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment subsidiaries ("Adviser Subsidiaries") of FRI and such advisory contracts grant to such Adviser Subsidiaries all voting and investment power over such shares. It also reports that Franklin Mutual Advisers, Inc. has sole power to vote and sole dispositive power with respect to such shares.

(b) Scudder, Kemper Investments, Inc., a registered investment adviser ("Scudder"), has advised Olin in an amended Schedule 13G filing that it has sole dispositive power with respect to the shares, has sole power to vote with respect to _______ shares, and shared power to vote with respect to _________ shares. Scudder disclaims beneficial ownership of all the shares.

(c) Olin has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC") beneficially own _________ and _______ shares, respectively. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3/rd/ ("Johnson"), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 1,701,225 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over _______ shares, sole voting power over _______ shares and no voting power with respect to _______ of the shares. Additionally, Fidelity International Limited beneficially owns ______ shares, as to which it has sole voting power and sole dispositive power.

(d) T. Rowe Price Associates, Inc., a registered investment adviser, has advised Olin in a Schedule 13G filing that it has sole dispositive power with respect to the shares and sole power with respect to _______ shares. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Distribution, the Company will assume approximately $___ million of indebtedness of Olin incurred pursuant to the Credit Facility. In addition, there will be certain ongoing relationships between Olin and the Company. See "Relationship Between Olin and the Company After the Distribution."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Under the Company's Articles, the Company has authority to issue ten million shares of preferred stock, par value $1.00 per share ("Preferred Stock"), and 100 million shares of Company Common Stock, par value $1.00 per share. As of the date hereof, 100 shares of Company Common Stock were issued and outstanding.

     Based on the number of shares of Olin Common Stock outstanding at September 30, 1998, and the Distribution Ratio of one share of the Company for every ___ share(s) of Olin Common Stock, it is expected that approximately ________ shares will be issued to shareholders of Olin in the Distribution. The Company Common Stock to be distributed will constitute all of the outstanding Company Common Stock immediately after the Distribution. All of the shares of Company Common Stock to be distributed to Olin shareholders in the Distribution will be fully paid and non-assessable.

     The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's Articles and By-laws as in effect at the time of the Distribution. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles, the By-laws and the Rights Agreement, dated as of __________, 1999, between the Company and _______________________(the "Rights
Agreement").

COMMON STOCK

     Holders of Company Common Stock are entitled to dividends as declared by the Board from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of Preferred Stock then outstanding. Holders of Company Common Stock are entitled to one vote per share on all matters submitted to a vote of such holders and may not cumulate votes for the election of directors. Holders of Company Common Stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of the Company, holders of Company Common Stock are entitled to receive pro rata all the remaining assets of the Company available for distribution, after satisfaction of the prior preferential rights of the Preferred Stock and the satisfaction of or provision for all debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Company Common Stock is
_____________________.

PREFERRED STOCK

     The Articles authorize the Board, without any vote or action by the holders of Company Common Stock, to issue up to 10 million shares of Preferred Stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and term, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund and other terms of any series of Preferred Stock. Issuances of Preferred Stock would be subject to the applicable rules of the NYSE or other organizations on whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of the Preferred Stock established by the Board, any or all series of Preferred Stock could have preference over the Company Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Company Common Stock, would dilute the voting power of the outstanding Company Common Stock. The Company has no present plans to issue any Preferred Stock, except that the Rights Agreement provides for the issuance of shares of Preferred Stock, under the circumstances specified in the Rights Agreement, upon the exercise or exchange of Rights (as defined below) issued thereunder. See "Rights Plan."

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Virginia law does not require shareholder approval for any issuance of authorized shares other than in connection with certain mergers to which the Company may be a party. However, the NYSE rules, which would apply so long as Company Common Stock remains listed thereon, require shareholder approval of certain issuances of common stock or securities convertible into or exchangeable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Company Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

RIGHTS

     On ________ __, 1999, the Company declared a dividend of one right (a "Right") for each outstanding share of Company Common Stock to the shareholders of record on ________ __, 1999. Rights also will be issued with respect to Company Common Stock issued thereafter, prior to the occurrence of certain change-in-control events. The Rights become exercisable upon certain potential change-in-control events. When exercisable and upon the occurrence of certain events, the Rights entitle holders (other than an Acquiring Person (as defined below)) to purchase shares of Preferred Stock, other securities of the Company or shares of the Acquiring Person's common stock (or stock of one of its affiliates or associates) at a substantial discount. Exercise of the Rights will cause substantial dilution to a person or group attempting to acquire control of the Company without the approval of the Board. Except under certain circumstances, the Board may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.01 per Right. The Rights will not interfere with any merger or other business combination approved by the Board. The Rights expire on ________ __, 2009, if not redeemed earlier. The Rights have no voting or dividend privileges. Until such time as the Rights become exercisable, they are attached to, evidenced by and will not trade separately from the Company Common Stock. For a more complete description of the Rights, see "Rights Plan."

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of the Company authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of the Company of any kind or class.

CERTAIN PROVISIONS OF THE ARTICLES, BY-LAWS AND VIRGINIA CORPORATE LAW

     The Board's membership is divided into three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of Directors is currently fixed at _____. Special meetings of shareholders may be called only by the Board or certain designated officers. Directors may be removed only with cause, and vacancies on the Board, including any vacancy created by an increase in the number of Directors, may be filled only by the Board unless the vacancy is required to be filled at an annual meeting of shareholders. The By-laws require that advance notice of nominees for election as Directors to be made by a shareholder and proposals to be submitted by a shareholder be given to the Secretary of the Company, together with certain specified information, no later than 90 days before an annual meeting of shareholders. The provisions of the Articles and By-laws described above may, in certain circumstances, make more difficult or discourage a takeover of the Company.

     In addition, the Virginia Stock Corporation Act contains certain anti-takeover provisions regarding affiliated transactions, control share acquisitions and the adoption of shareholder rights plans. In general, the affiliated transactions provisions of the Virginia Stock Corporation Act prevent a Virginia corporation from engaging in an "affiliated transaction" (as defined) with an "interested shareholder" (generally defined as a person owning more than 10% of any class of voting securities of the corporation) for three years unless approved by a majority of the "disinterested directors" (as defined) and the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions. Thereafter, the corporation may engage in such affiliated transaction only if approved by at least two-thirds of the outstanding voting stock not owned by the interested shareholder or if approved by a majority of the disinterested directors or if certain fair price and procedure provisions are complied with. The Virginia Stock Corporation Act also contains certain shareholder rights plan provisions that permit the Board to adopt a shareholder rights plan (such as the Rights Agreement) that could render a hostile takeover prohibitively expensive if the Board determines that such a takeover is not in the best interests of the Company. The existence of the shareholder rights plan provisions of the Virginia Stock Corporation Act, as well as the affiliated transactions provisions, could delay or prevent a change in control of the Company, impede a merger, consolidation or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Company has elected to "opt out" of the control share acquisition provisions under Article 14.1 of the Virginia Stock Corporation Act, which prohibits significant shareholders who acquire specific amounts of Company Common Stock from voting certain shares of Company Common Stock so acquired without obtaining the affirmative vote of a majority of the shares of Company Common Stock held by persons other than such a shareholder or officers and certain directors of the Company. As a result of this election, a purchaser of Company Common Stock in a "control share acquisition" will not have the right to cause a special meeting of shareholders to be convened for the purpose of considering whether to grant voting rights otherwise prohibited by the Virginia Stock Corporation Act to such an acquiring shareholder.

                                  RIGHTS PLAN

     The Company declared a dividend of one Right for each share of Company Common Stock to the holders of record at the close of business on ________ __, 1999, and has approved the issuance of additional Rights with respect to Company Common Stock issued thereafter and before the occurrence of certain change-of-control events. Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase from the Company one-thousandth (1/1000) of a share of Series A Participating Cumulative Preferred Stock, par value $1 per share, of the Company ("Preferred Shares") or, under certain circumstances, Company Common Stock or other securities of the Company at a price of $__ (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of __________ __, 1999 (the "Rights Agreement"), between the Company and ________, as Rights Agent.

     Until the earlier of (a) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Company Common Stock (an "Acquiring Person"), unless provisions preventing accidental triggering of the Rights apply, and (b) the close of business on such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any person (other than the Company, its subsidiaries or benefit plans) for 15% of the outstanding Company Common Stock, if upon consummation of such tender or exchange offer such person could be the beneficial owner of more than 15% of the outstanding Company Common Stock, the Rights will be evidenced by ownership of the Company Common Stock and will be transferred only with the Company Common Stock.

     The Rights will expire on ________ __, 2009 (the "Expiration Date"), unless earlier redeemed by the Company as described below.

     Upon a person becoming an Acquiring Person, the Rights Agreement provides that proper provision will be made so that each Right (other than Rights that are beneficially owned by an Acquiring Person or an affiliate or associate of an Acquiring Person) will entitle its holder to purchase, for the Purchase Price, a number of Preferred Shares having a market value at the time of the transaction equal to two times the Purchase Price. The number of Preferred Shares or other securities issuable upon exercise of the Rights is subject to adjustment from time to time in the event of any change in the Company Common Stock or the Preferred Shares.

     In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an associate or affiliate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an associate or affiliate of an Acquiring Person that is a publicly traded corporation, each Right (other than Rights that are beneficially owned by an Acquiring Person or any affiliate or associate of an Acquiring Person) will entitle its holder to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an associate or affiliate of an

Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an associate or affiliate of an Acquiring Person that is not a publicly traded entity, each Right (other than Rights that are beneficially owned by an Acquiring Person or any affiliate or associate of an Acquiring Person) will entitle its holder to purchase, for the Purchase Price, at such holder's option, (a) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price, (b) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (c) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

     At any time prior to the earlier of (a) such time as a person or group becomes an Acquiring Person and (b) the Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Rights (subject to adjustment as provided in the Rights Agreement).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

            LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Virginia Stock Corporation Act permits, and the Company's Articles require, indemnification of the Company's directors, officers, and employees in a variety of circumstances. Under Section 13.1-697 and 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers, and employees in civil or criminal actions if such persons acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that their conduct was unlawful. The Company's Articles require indemnification of directors, officers and employees with respect to certain liabilities, expenses, and other amounts imposed upon such persons by reason of having been directors, officers or employees unless such persons engaged in willful misconduct or knowing violation of the criminal law. Also, Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding under certain circumstances and the Company's Articles contain a provision intended to eliminate such liability.

     Directors and officers of the Company are insured, subject to policy limits and certain exclusions and limitations and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers under common or statutory laws or the Company's Articles, subject to the terms, conditions and exclusions of the policy. In addition, directors and officers and other employees of the Company who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974, are insured with respect to liabilities under such Act.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement under the Exchange Act with respect to the Shares being issued in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are summaries only and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed below.

     After the Distribution, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http: //www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, it is expected that reports, proxy statements and other information concerning the Company will be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company intends to furnish holders of the Company's shares with annual reports containing consolidated financial statements (beginning with the year ending December 31, 1998) audited by independent accountants.

                                _______________

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                   INDEX TO COMBINED FINANCIAL STATEMENTS



                                                                     Page

Independent Auditors' Report                                         F-2

Combined Balance Sheets as of September 30, 1998 (unaudited) and
    as of December 31, 1997 and 1996                                 F-3

Combined Statements of Income for the Nine Months Ended
    September 30, 1998 and 1997 (unaudited) and for the
    Years Ended December 31, 1997, 1996, and 1995                    F-4

Combined Statements of Cash Flow for the Nine Months Ended
    September 30, 1998 and 1997 (unaudited) and for the
    Years Ended December 31, 1997, 1996, and 1995                    F-5

Combined Statements of Equity and Comprehensive Income for
    the Nine Months Ended September 30, 1998 and 1997
    (unaudited) and for the Years Ended December 31, 1997,
    1996 and 1995                                                    F-6

Notes to Combined Financial Statements                               F-7

                        INDEPENDENT AUDITORS' REPORT




The Board of Directors of Olin Corporation:

We have audited the accompanying combined balance sheets of Arch Chemicals, Inc. as of December 31, 1997 and 1996, and the related combined statements of income, equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Arch Chemicals, Inc. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                      KPMG Peat Marwick LLP




Stamford, Connecticut
November 2, 1998

                           Arch Chemicals, Inc.

                          Combined Balance Sheets



                                         Unaudited               December 31,
                                        September 30,         -----------------
                                             1998                1997     1996
                                          --------            -------- --------
                                                  ($ in millions)
Assets
------

Current Assets:
        Cash                                $ 5.5               $ 9.0    $ 5.5
        Receivables, net:
                  Trade                     141.1               142.2    128.1
                  Other                      19.7                19.4     23.6
        Inventories, net                    121.1               139.1    129.6
        Other Current Assets                 23.5                24.4     24.1
                                          --------            -------- --------
            Total Current Assets            310.9               334.1    310.9

Investments & Advances - Affiliated
 Companies at Equity                         19.9                21.1     20.3
Property, Plant and Equipment, net          305.1               280.4    257.3
Goodwill                                     35.4                35.2     37.1
Other Assets                                 19.9                22.4     25.6
                                          --------            -------- --------
            Total Assets                  $ 691.2             $ 693.2  $ 651.2
                                          ========            ======== ========
Liabilities and Equity
----------------------

Current Liabilities:
         Short - Term Borrowings            $ 0.3               $ 1.4    $ 1.8
         Accounts Payable                   101.9               118.2    130.5
         Accrued Liabilities                 65.3                63.0     53.7
                                          --------            -------- --------
            Total Current Liabilities       167.5               182.6    186.0

Long - Term Debt                              5.5                 5.5      5.5
Other Liabilities                            44.7                49.5     30.1
                                          --------            -------- --------
            Total Liabilities               217.7               237.6    221.6
Commitments & Contingencies
Cumulative Translation Adjustment           (14.1)              (16.2)    (7.3)
Equity                                      487.6               471.8    436.9
                                          --------            -------- --------
            Total Liabilities and Equity  $ 691.2             $ 693.2  $ 651.2
                                          ========            ======== ========
















See accompanying notes to the combined financial statements

                              Arch Chemicals, Inc.

                         Combined Statements of Income


                                    Unaudited
                                Nine Months Ended
                                   September 30,       Years Ended December 31,
                                ------------------    -------------------------
                                  1998      1997        1997     1996     1995
                                -------   -------     -------  -------   ------
                                                ($ in millions)

Sales                           $694.4    $728.1      $929.9   $913.5   $872.8
Operating Expenses:
   Cost of Goods Sold            493.7     525.8       676.3    647.8    659.6
   Selling and Administration    127.9     118.3       153.5    159.0    141.1
   Research and Development       13.1      15.5        21.1     21.0     17.4
                                -------   -------     -------  -------   ------
Operating Income                  59.7      68.5        79.0     85.7     54.7
Interest Income, net               0.3       0.2         0.1      0.8       --
Other Income                       2.8       5.0         7.1      7.6     12.6
                                -------   -------     -------  -------   ------
Income Before Taxes               62.8      73.7        86.2     94.1     67.3
Income Taxes                      21.4      25.6        29.9     33.0     23.4
                                -------   -------     -------  -------   ------
Net Income                      $ 41.4    $ 48.1      $ 56.3   $ 61.1   $ 43.9
                                =======   =======     =======  =======   ======




































See accompanying notes to the combined financial statements

                              Arch Chemicals, Inc.

                       Combined Statements of Cash Flows

                                 Unaudited
                             Nine Months Ended
                                September 30,        Years Ended December 31,
                             -----------------      ---------------------------
                              1998       1997        1997       1996      1995
                             ------     ------      ------     ------    ------
                                               ($ in millions)

Operating Activities
---------------------
Net Income                   $41.4      $48.1       $56.3      $61.1     $43.9
Adjustments to Reconcile
 Net Income to Net Cash
 and Cash Equivalents
 Provided (Used) by
 Operating Activities:
  Earnings of Non-consol-
   idated Affiliates          (2.8)      (5.0)       (7.1)      (7.6)     (5.6)
  Depreciation                31.4       32.4        43.6       40.2      41.4
  Amortization of
   Intangibles                 2.9        2.8         3.8        4.0       2.2
  Deferred Taxes               5.5       (3.9)       (5.2)       4.3      (7.6)
  Gain on Disposition
   of Business                  --         --          --         --      (7.0)
  Change in Assets and
   Liabilities Net of
   Purchases and Sales
   of Businesses:
     Receivables              (0.6)     (33.5)      (13.7)      (6.5)      8.6
     Inventories              17.6       (0.9)      (14.9)     (27.8)     (0.6)
     Other Current Assets      0.9        2.0         0.7        3.4      (2.6)
     Accounts Payable
      & Accrued Liabilities  (14.8)     (16.1)       (8.4)      35.1      (4.2)
     Noncurrent Liabilities   (6.1)      (1.3)       17.4      (14.1)      1.4
Other Operating Activities     0.3        6.2        11.0       (6.0)     (2.4)
                             ------     ------      ------     ------    ------
     Net Operating Activities 75.7       30.8        83.5       86.1      67.5
                             ------     ------      ------     ------    ------
Investing Activities
----------------------
Capital Expenditures         (52.2)     (43.0)      (71.0)     (53.2)    (65.4)
Business Acquired in Purchase
 Transactions                   --         --          --         --     (64.6)
Proceeds from Sales of
 Businesses                     --         --        12.0        5.5      48.7
Investments and Advances -
 Affiliated Companies at Equity --         --        (0.2)       1.2       1.3
Other Investing Activities    (2.5)      (0.1)       (0.2)      (2.9)     (0.8)
                             ------     ------      ------     ------    ------
    Net Investing Activities (54.7)     (43.1)      (59.4)     (49.4)    (80.8)
                             ------     ------      ------     ------    ------
Financing Activities
-----------------------
Short-Term Debt Borrowings
  (Repayments)                (1.0)      (1.2)       (0.2)       1.7     (22.5)
Net Intercompany Activity    (25.6)       6.4       (21.4)     (38.7)     38.9
                             ------     ------      ------     ------    ------
   Net Financing Activities  (26.6)       5.2       (21.6)     (37.0)     16.4
                             ------     ------      ------     ------    ------
Effect of Exchange Rate
 Changes on Cash and Cash
  Equivalents                  2.1        5.4         1.0         --      (2.6)
                             ------     ------      ------     ------    ------
Net Increase (Decrease) in
 Cash and Cash Equivalents    (3.5)      (1.7)        3.5       (0.3)      0.5
Cash and Cash Equivalents,
 Beginning of Period           9.0        5.5         5.5        5.8       5.3
                             ------     ------      ------     ------    ------
Cash and Cash Equivalents,
 End of Period                $5.5       $3.8        $9.0       $5.5      $5.8
                             ======     ======      ======     ======    ======

See accompanying notes to the combined financial statements

                            Arch Chemicals, Inc.

           Combined Statements of Equity and Comprehensive Income



                                                Cumulative
                                                Translation      Comprehensive
                                      Equity    Adjustment           Income
                                      ------    -----------      -------------
                                                ($ in millions)

Years Ended December 31,
--------------------------
Balance at January 1, 1995          $  331.7     $  (2.5)
     Net Income                         43.9                        $  43.9
     Translation Adjustment                         (0.6)              (0.6)
     Net Intercompany Activity          38.9                        --------
Comprehensive Income                                                $  43.3
                                     --------    --------           ========
Balance at December 31, 1995           414.5        (3.1)
     Net Income                         61.1                        $  61.1
     Translation Adjustment                         (4.2)              (4.2)
     Net Intercompany Activity         (38.7)                       --------
Comprehensive Income                                                $  56.9
                                     --------    --------           ========
Balance at December 31, 1996           436.9        (7.3)
     Net Income                         56.3                        $  56.3
     Translation Adjustment                         (8.9)              (8.9)
     Net Intercompany Activity         (21.4)                       --------
Comprehensive Income                                                $  47.4
                                     --------    --------           ========
Balance at December 31, 1997        $  471.8      $(16.2)
                                     ========    ========

Nine Months Ended September 30, (Unaudited)
-------------------------------------------
Balance at January 1, 1997          $  436.9      $ (7.3)
     Net Income                         48.1                        $  48.1
     Translation Adjustment                         (6.5)              (6.5)
     Net Intercompany Activity           6.4                        --------
Comprehensive Income                                                $  41.6
                                     --------    --------           ========
Balance at September 30, 1997       $  491.4      $(13.8)
                                     ========    ========

Balance at January 1, 1998          $  471.8      $(16.2)
     Net Income                         41.4                        $  41.4
     Translation Adjustment                          2.1                2.1
     Net Intercompany Activity         (25.6)                       --------
Comprehensive Income                                                $  43.5
                                     --------    --------           ========
Balance at September 30, 1998       $  487.6      $(14.1)
                                     ========    ========













See accompanying notes to the combined financial statements

                           Arch Chemicals, Inc.
                  Notes to Combined Financial Statements
                              ($ in millions)



Olin Corporation's Proposed Distribution of Arch Chemicals, Inc.

On July 29, 1998 the Board of Directors of Olin Corporation ("Olin") approved in principle a plan to distribute all of the outstanding shares of Arch Chemicals, Inc. (the "Company") to shareholders on a date to be determined (the "Distribution"). The Company will own the assets and assume the liabilities of Olin's Specialty Chemicals businesses. The anticipated Distribution will result in the Company operating as a free standing corporation whose common shares will be publicly traded. Olin expects the Distribution to be completed by the end of the first quarter of 1999, after the appropriate approvals of third parties and the receipt of an opinion of its counsel that the receipt of the Company shares by Olin shareholders will be tax-free, and that no gain or loss with respect to the Company shares will be recognized by Olin on the Distribution.

Prior to the Distribution, it is anticipated that the Company will succeed to a credit facility established by Olin which is intended to provide sufficient liquidity for the Company's current funding needs. The Company expects that the credit facility will have a five-year term.

Olin and the Company will enter into a Tax Sharing Agreement providing that Olin will be responsible for the Federal tax liability of the Company for each year that the Company and its subsidiaries were included in Olin's consolidated Federal income tax return, and for state, local and foreign taxes of the Company and its subsidiaries attributable to periods prior to the Distribution, in each case including tax subsequently assessed pursuant to the audit of, or other adjustment to, previously filed tax returns.

Olin and the Company will enter into a Chlor-alkali Supply Agreement providing for the supply by Olin of chlorine and caustic soda subsequent to the Distribution. Olin and the Company will also enter into a Charleston Service Agreement pursuant to which the Company and Olin will provide each other with various services at the Charleston, Tennessee plant site. The terms of these agreements are consistent with the amounts included in the historical financial statements.


Accounting Policies

The preparation of the combined financial statements requires estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from those estimates.


Basis of Presentation

The Company is a business unit of Olin consisting of the Specialty Chemicals Division. The Company has organized its segments around differences in products and services, which is how the Company manages its business.

The microelectronic chemicals segment supplies a range of products and services to semiconductor manufacturers and flat panel display manufacturers. These include a variety of high purity acids, bases, oxidizers, etchants, solvents, photoresists, polyimides and ancillary

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


products. The water chemicals segment manufactures and sells chemicals and distributes equipment for the santization and recreational use of residential and commercial pool water and the purification of potable water. The performance chemicals segment manufactures and sells a broad range of products with diverse end uses. Performance Chemicals are characterized by technology driven product solutions that benefit specific customers and provide manufacturing flexibility. The products include flexible and specialty polyols, glycols and glycol ethers, pyrithione-based and IPBC-based biocides, hydrazine hydrates and propellants and virgin and regenerated sulfuric acid.

The accompanying combined financial statements, which have been prepared as if the Company had operated as a separate stand-alone entity for all periods presented except as discussed in the following paragraph and, include only those assets, liabilities, revenues and expenses attributable to the Company's operations. The combined financial statements include the accounts of the Company and certain majority-owned subsidiaries of Olin which will become subsidiaries of the Company prior to the Distribution. Intercompany balances and transactions between entities included in these financial statements have been eliminated. Investments in 20-50% owned affiliates of Olin which will become investments of the Company prior to the Distribution are accounted for on the equity method. Accordingly, the Company's share of earnings or losses of these affiliates is included in other income in the combined statements of income.
See Exhibit 21 to the Form 10 for a listing of the subsidiaries and affiliates of the Company.

The combined financial statements do not include an allocation of Olin's consolidated debt and interest expense. An assessment of corporate overhead is included in selling and administration expenses with the allocation based on either effort committed or number of employees. Management believes that the allocation methods used to allocate the costs and expenses are reasonable, however, such allocated amounts may or may not necessarily be indicative of what selling and administration expenses would have been if the Company operated independently of Olin. It is anticipated that when the Company becomes a separate public company administration expenses will increase by approximately $4.0 (unaudited) per year as a result of additional financial reporting requirements, stock transfer fees, directors' fees, insurance and executive compensation and benefits.


Foreign Currency Translation

Foreign affiliate balance sheet amounts are translated at the exchange rates in effect at year-end, and income statement and cash flow amounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are recorded as a component of equity. Where foreign affiliates operate in highly inflationary economies non-monetary amounts are translated at historical exchange rates while monetary assets and liabilities are translated at the current rate with the related adjustments reflected in the combined statements of income.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.


U.S. Government Contracts

The Company has entered into a contract with the United States Department of the Air Force to supply hydrazine based propellant. It is a one year contract with four one year renewal options beginning January 1, 1995 and expiring on December 31, 1999. The contract consists of a fixed priced facility usage fee and a product purchase arrangement whereby the Company supplies product at a fixed price per pound of product purchased adjusted annually for agreed upon cost escalations. In 1997, 1996 and 1995 the Company's sales include $20.2, $19.3, and $18.6 related to these agreements.


Inventories

Inventories are stated at the lower of cost or net realizable value. Certain inventories are included in a larger pool of Olin inventories valued by the dollar value last-in, first-out (LIFO) method of inventory accounting. The allocation of LIFO reserves is determined by the Company's percentage share of the related inventory pool (based on first-in, first-out). Costs for other inventories have been determined principally by the first-in, first-out (FIFO) method. Elements of costs in inventories include raw materials, direct labor and manufacturing overhead.


Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:


Improvements to land                             10 to 20 years
Building and building equipment                  10 to 25 years
Machinery and equipment                           3 to 12 years

Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less. Start-up costs are expensed as incurred.


Comprehensive Income

As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive income and its components in the financial statements. The Company does not provide for U.S. income taxes on foreign currency translation adjustments since it does not provide for such taxes on undistributed earnings of foreign subsidiaries.


Goodwill

Goodwill, the excess of the purchase price of the acquired businesses over the fair value of the respective net assets, is amortized principally over 30 years on a straight-line basis.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Accumulated amortization was $20.9, $19.4 and $17.3 at September 30, 1998, December 31, 1997 and 1996, respectively. The Company periodically reviews the value of its goodwill to determine if any impairment has occurred. The Company assesses the potential impairment of recorded goodwill and other long-lived assets by comparing the undiscounted value of the related expected future operating cash flows to the net book value of the goodwill. An impairment would be recorded based on the estimated fair value. Other intangibles, which consist primarily of patents, trademarks, and various technology licensing agreements, are amortized on a straight-line basis principally over 3 to 15 years.


Environmental Liabilities and Expenditures

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based upon current law and existing technologies. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment and remediation efforts progress or additional technical or legal information becomes available. Environmental remediation costs are charged to expense. Environmental costs are capitalized if the costs increase the value of the property and /or mitigate or prevent contamination from future operations.


Income Taxes

Prior to the Distribution, the Company's operations are included in the U.S. federal consolidated tax returns of Olin. The provision for income taxes includes the Company's allocated share of Olin's consolidated income tax provision and is calculated on a separate company basis pursuant to the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Allocated income taxes payable are reflected herein as being settled with Olin on a current basis. Deferred taxes are provided for differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.


Derivative Financial Instruments

The Company enters into forward sales and purchase contracts and currency options to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies (principally Belgian franc, Canadian dollar, Irish punt and Japanese yen) and relating to particular anticipated but not yet committed purchases and sales expected to be denominated in those currencies. All of the currency derivatives expire within one year and are for United States dollar equivalents. At December 31, 1997, the Company had forward contracts to sell foreign currencies with face values of $4.1 (1996-$22.4) and forward contracts to buy foreign currencies with face values of $5.1 (1996-$23.3). The fair market value of these forward contracts to sell were $4.0 and $22.2 at December 31, 1997 and 1996, respectively. The fair market value of the forward contracts to buy were $4.9 and $23.2 at December 31, 1997 and 1996, respectively. At

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


December 31, 1996, the Company had outstanding option contracts to sell foreign currencies with face values of $6.4 and to buy foreign currencies with face values of $14.7. The fair market value of these contracts was $6.3 and $15.2, respectively, at December 31, 1996. The counterparties to the options and contracts are major financial institutions. The risk of loss to the Company in the event of nonperformance by a counterparty is not significant.

In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"), a transaction is classified as a hedge when the foreign currency is designated as, and is effective as, a hedge of a foreign currency commitment and the foreign currency commitment is firm. A hedge is considered by the Company to be effective when the transaction reduces the currency risk on its foreign currency commitments. If a transaction does not meet the criteria to qualify as a hedge, it is considered to be speculative. For a foreign currency commitment that is classified as a hedge, any gain or loss on the commitment is deferred and included in the basis of the underlying instrument. Any realized and unrealized gains or losses associated with foreign currency commitments that are classified as speculative are recognized in the current period and are included in selling and administration in the combined statements of income. If a foreign currency transaction previously considered as a hedge is terminated before the transaction date of the related commitment, any deferred gain or loss shall continue to be deferred and included in the basis of the underlying instrument. Premiums paid for currency options and gains or losses on forward sales and purchase contracts are not material to operating results.

Foreign currency exchange gains (losses), net of taxes, were $.5 in 1997, $(3.3) in 1996, and $(.8) in 1995.


Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value of the Company's long-term debt was determined based on current market rates for debt of the same risk and maturities. The fair values of currency forward and option contracts were estimated based on quoted market prices for contracts with similar terms.


Stock-Based Compensation

As allowed under SFAS No. 123, the Company will make the appropriate disclosures required under SFAS No. 123 and account for stock based compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under this option, compensation cost is recorded when the fair market value of the Company's stock at the date of grant for fixed options exceeds the exercise price of the stock option. Olin's policy was to grant stock options with an exercise price equal to its common stock fair value on the date of grant.
Accordingly, there are no charges reflected herein for stock options granted to employees. Compensation cost for restricted stock awards is accrued over the life of the award based on the quoted market price of the Company's stock at the date of the award. Prior to the

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Distribution, certain employees of the Company received restricted stock unit awards under Olin's stock-based compensation plans. The cost associated with the employees participating in these plans is included in the combined statements of income and is not material to operating results.


Interim Financial Statements(Unaudited)

In the opinion of management, the information furnished in the unaudited interim combined financial statements reflects all adjustments necessary for a fair presentation of the financial position and results of operations as of September 30, 1998 and the nine month periods ended September 30, 1998 and 1997. The unaudited interim combined financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include some information and notes necessary to conform with the annual reporting requirements.

Due to the fact that approximately 40% of the sales in the water chemicals business occur in the second calendar quarter of the year, the results of the Company's operations for the nine month's ended September 30, 1998 and 1997 may not be indicative of the Company's full year results.


Trade Receivables

Allowance for doubtful accounts was $4.4 and $4.3 at December 31, 1997 and 1996, respectively. Provision for doubtful accounts charged to operations was $.4, $0 and $1.4 in 1997, 1996 and 1995, respectively. Bad debt write-offs, net of recoveries, amounted to $.3, $1.3 and $.5 in 1997, 1996 and 1995, respectively.


Inventories


                                   Unaudited                December 31,
                                 September 30,      ---------------------------
                                     1998              1997            1996
                                 -------------      -----------    ------------
Raw materials and supplies          $43.8             $48.2           $44.7
Work-in-Progress                     18.5              13.1            17.2
Finished goods                      113.1             129.4           122.6
                                 -------------      -----------    ------------
Inventories, gross                  175.4             190.7           184.5
LIFO reserves                       (54.3)            (51.6)          (54.9)
                                 -------------      -----------    ------------
Inventories, net                   $121.1            $139.1          $129.6
                                 =============      ===========    ============

Inventory valued using the LIFO method comprised 62% of the total inventory at September 30, 1998, 64% at December 31, 1997 and 60% at December 31, 1996. Gross inventory values approximate replacement cost.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Property, Plant and Equipment


                                  Unaudited                 December 31,
                                 September 30,       -------------------------
                                     1998              1997              1996
                                   -------           -------           -------

Land and improvements to land       $31.8             $31.8             $32.7
Building and building equipment     117.6             110.0             110.0
Machinery and equipment             576.5             576.5             535.0
Leasehold improvements                4.5               4.4               4.1
Construction-in-progress             90.9              57.3              44.7
                                   -------           -------           -------
Property, plant and equipment       821.3             780.0             726.5
Less accumulated depreciation       516.2             499.6             469.2
                                   -------           -------           -------
Property, plant and equipment, net $305.1            $280.4            $257.3
                                   =======           =======           =======

Leased assets capitalized and included above are not significant. Maintenance and repairs charged to operations amounted to $37.9, $34.6 and $37.6 in 1997, 1996 and 1995, respectively.


Short-Term Borrowings

Prior to the Distribution, it is anticipated that the Company will succeed to a credit facility established by Olin which is intended to provide sufficient liquidity for the Company's current funding needs. The Company expects that the credit facility will have a five year term.

Long-Term Debt

The financial statements include a $5.5 note floating with LIBOR which is due in monthly installments of $.05 commencing April 1, 1999 through 2009. The fair value of the Company's long-term debt was $4.4 at December 31, 1997 and 1996.


Pension Plans and Retirement Benefits

Virtually all U.S. employees of the Company are participants in one of several Olin pension benefit plans covering employees of other Olin businesses. Costs and expenses include accruals for pensions and post retirement medical and death benefits.

Following the Distribution, the Company will establish a defined benefit pension plan for Company employees that will provide benefits based on service with Olin and with the Company. The Company will become liable for the payment of all pension plan benefits earned by Company employees prior to and following the Distribution who retire after the Distribution. Olin will transfer assets to the Company's pension plan and the amount of the assets will be calculated as required using the asset allocation methodology set forth in Section 4044 of the Employee Retirement Income Security Act of 1974, as amended. Olin will remain liable for post retirement medical and death benefits provided to former employees of the Company who retire prior to the Distribution. The Company will adopt a medical and retiree death benefits plan which largely replicates the Olin retiree benefit program. There will be no assets transferred to

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


the Company's plan related to post retirement medical or death benefits. The following tables reflect the components of net pension costs and the funded status of the portion of the Olin retirement plans and those of consolidated subsidiaries, which represent the Company's share.


Components of Net Pension Expense

                                             Years Ended December 31,
                                       -------------------------------------

                                         1997          1996            1995
                                       -------       -------         -------
Service cost (benefits earned
  during the period)                     $6.1          $5.8            $3.9
Interest cost on the projected
  benefit obligation                      4.6           4.2             3.2
Actual return on assets                  (5.8)         (5.3)           (4.8)
Net amortization of unrecognized
  transition asset, prior service
  cost and deferred gains and losses       .2            .2              .2
                                       -------       -------         -------
Net pension expense                      $5.1          $4.9            $2.5
                                       =======       =======         =======

Principal Assumptions

Weighted average discount rate           7.25%          8.0%            7.5%
Weighted average rate of
  increase compensation                   4.5%          4.5%            4.5%
Long-term rate of return on assets        9.5%          9.5%            9.5%


Funded Status of the Plans

                                                      December 31,
                                              --------------------------
                                                1997               1996
                                              -------            -------
Accumulated benefit obligation including
   vested benefits of $52.9 and $39.3          $64.5              $46.5
                                              -------            -------
Plan assets at fair value, primarily
   equity fixed-income securities              $73.4              $62.6
Projected benefit obligation for
   service rendered to date                     81.0               58.8
                                              -------            -------
Assets over (under) projected benefit
   obligation                                   (7.6)               3.8
Unrecognized net transition asset               (1.6)              (2.1)
Unrecognized gain                               (3.0)             (14.5)
Unrecognized prior service cost                  5.5                6.2
                                              -------            -------
Net pension liability                          $(6.7)             $(6.6)
                                              =======            =======

The Company's foreign subsidiaries maintain pension and other benefit plans which are consistent with statutory practices and are not significant.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


The Company provides certain post retirement health care and life insurance benefits for eligible active employees.

Components of Post Retirement Expense

                                               Years Ended December 31,
                                         -----------------------------------

                                           1997          1996          1995
                                         -------       -------       -------
Service costs-benefits earned
  during year                               $.4           $.5           $.4
Interest cost on accumulated
  post retirement benefit obligation         .4            .3            .3
Net amortization of unrecognized prior
  service cost and deferred gains and
  losses                                    (.1)          (.1)          (.1)
                                         -------       -------       -------
Net post retirement expense                 $.7           $.7           $.6
                                         =======       =======       =======


Unfunded Liability for Post Retirement Benefits

                                                    December 31,
                                            --------------------------

                                              1997               1996
                                            -------            -------
Accumulated post retirement benefit
obligation:
  Fully eligible active plan
     participants                             $3.2               $2.6
  Other active participants                    3.2                2.3
                                            -------            -------
Cumulative accumulated post
  retirement benefit obligation                6.4                4.9
Unrecognized loss                              (.9)               (.3)
Unrecognized prior service cost                 .5                 .6
                                            -------            -------
Net post retirement benefit liability         $6.0               $5.2
                                            =======            =======

The accumulated postretirement benefit obligation was determined using the projected unit credit method and an assumed discount rate of 7.25% in 1997, 8% in 1996 and 7.5% in 1995. The assumed health care cost trend rate used for pre-65 retirees was 9.7% in 1997, 11% in 1996 and 12.5% in 1995, declining one-half percent per annum to 5.5%. For post-65 retirees the Company provides a fixed dollar benefit which is not subject to escalation.

A one percent increase each year in the health care cost trend rate used would have resulted in a $.1 increase in the aggregate service and interest components of expense for the year 1997, and a $.4 increase in the accumulated postretirement benefit obligation at December 31, 1997.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Accrued and Non-Current Liabilities

Included in accrued liabilities are the following items:


                                                 December 31,
                                        ----------------------------
                                          1997                 1996
                                        -------              -------
Deferred income                          $10.4                 $1.3
Other                                     52.6                 52.4
                                        -------              -------
Total accrued liabilities                $63.0                $53.7
                                        =======              =======

Included in other non-current liabilities are the following items:


                                                 December 31,
                                        ----------------------------
                                          1997                 1996
                                        -------              -------
Deferred income                          $20.9                 $3.0
Other                                     28.6                 27.1
                                        -------              -------
Total other non-current liabilities      $49.5                $30.1
                                        =======              =======

Deferred income relates primarily to a prepayment under a three-year supply agreement entered into in 1997 in connection with the sale of the surfactants business to BASF.

Income Taxes

Components of Pretax Income

                                          Years Ended December 31,
                                   --------------------------------------

                                     1997           1996            1995
                                   -------        -------         -------
Domestic                            $64.4          $62.6           $38.3
Foreign                              21.8           31.5            29.0
                                   -------        -------         -------
Pretax income                       $86.2          $94.1           $67.3
                                   =======        =======         =======

Components of Income Tax Expense

Currently payable:
  Federal                           $20.5          $12.7           $16.1
  State                               6.8            4.7             5.9
  Foreign                             7.8           11.3             9.0
Deferred                             (5.2)           4.3            (7.6)
                                   -------        -------         -------
Income tax expense                  $29.9          $33.0           $23.4
                                   =======        =======         =======

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


The following table accounts for the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the income before taxes.

Effective Tax Rate Reconciliation (Percent)

                                           Years Ended December 31,
                                     -----------------------------------
                                       1997           1996         1995
                                     -------        -------      -------
Statutory federal tax rate             35.0           35.0         35.0
Foreign income tax                     (3.5)          (1.7)        (1.7)
State income taxes, net                 4.2            2.5          2.5
Goodwill                                 .7             .7           .6
Equity in net income of affiliates     (1.5)          (1.4)        (1.8)
Other, net                              (.2)           -             .2
                                     -------        -------      -------
Effective tax rate                     34.7           35.1         34.8
                                     =======        =======      =======

Components of Deferred Tax Assets and Liabilities


                                          December 31,
                                   -----------------------
                                     1997            1996
                                   -------         -------
Deferred tax assets
    Postretirement benefits          $5.3            $5.3
    Non-deductible reserves          22.3            16.8
    Other miscellaneous items         4.5             5.3
                                   -------         -------
Total deferred tax asset             32.1            27.4
                                   -------         -------

Deferred tax liabilities
  Property, plant and equipment       8.5            11.4
  Other miscellaneous items           2.4             -
                                   -------         -------
Total deferred tax liabilities       10.9            11.4
                                   -------         -------
Net deferred tax asset              $21.2           $16.0
                                   =======         =======

Included in Other Current Assets at December 31, 1997 and 1996, respectively, are $17.0 and $15.9 of net current deferred assets. Taxable income is expected to be sufficient to recover the net benefit within the period in which these differences are expected to reverse and, therefore, no valuation allowance was established.

At December 31, 1997, the Company's share of the cumulative undistributed earnings of foreign subsidiaries was approximately $55.8. No provision has been made for U.S. or additional foreign taxes on the undistributed earnings of foreign subsidiaries since the Company intends to continue to reinvest these earnings. Foreign tax credits would be available to substantially reduce or eliminate any amount of additional U.S. tax that might be payable on these foreign earnings in the event of distributions or sale.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Contributing Employee Ownership Plan

Prior to the Distribution, Company employees participated in the Olin Corporation Contributing Employee Ownership Plan, which is a defined contribution plan available to essentially all domestic Olin employees and provides a match of employee contributions. The matching contribution allocable to the Company employees has been included in costs and expenses in the accompanying combined statements of income and was $3.1, $2.7 and $2.5 in 1997, 1996 and 1995, respectively. It is anticipated that the Company will adopt a similar plan subsequent to the Distribution.


Long-Term Incentive Plan

At the time of the Distribution, stock options issued by Olin will be converted into both an option to purchase Company common stock ("Company Options") and an option to purchase Olin common stock ("New Olin Options") with the same "intrinsic value" at the time of the Distribution as the old award. The Company will be responsible for delivering shares of Company common stock upon exercise of Company Options, and Olin will be responsible for the delivery of shares of Olin Common stock upon exercise of New Olin Options. Options granted under the Olin 1980 Stock Option Plan to Olin employees who become Company employees upon the Distribution will terminate upon the earlier of (i) the end of their term or (ii) two years following the Distribution. Options granted to such employees under the Olin 1988 Stock Option Plan or the Olin 1996 Stock Option Plan will retain the original term of the option. Options granted to such employees under the Olin 1996 Stock Option Plan which are not yet vested at the time of the Distribution will continue to vest in accordance with their vesting schedule so long as the optionee remains employed at the Company. As of December 31, 1997 there were 2,446,463 Olin options outstanding, of which 1,250,358 were exercisable.

It is anticipated that the Company will adopt a long-term incentive plan to encourage selected salaried employees to acquire a proprietary interest in the Company's growth and performance and to attract and retain qualified individuals. The plan will provide for the ability to issue stock options, restricted stock and restricted stock units, and performance awards.

Shareholder Rights Plan

It is anticipated that the Company will adopt a Shareholder Rights Plan which is designed to prevent an acquirer from gaining control of the Company without offering a fair price to all shareholders.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


Segment Information

The Company has adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Operating income includes equity income in affiliated companies.


                                  Unaudited
                              Nine Months Ended
                                 September 30,       Years Ended December 31,
                              -----------------     --------------------------
                                1998      1997        1997     1996      1995
Sales:                        -------   -------     -------  -------   -------
  Microelectronic Chemicals   $176.5    $179.9      $242.6   $232.9    $168.1
  Water Chemicals              258.0     253.6       286.9    293.7     304.9
  Performance Chemicals        259.9     294.6       400.4    386.9     399.8
                              -------   -------     -------  -------   -------
Total Sales                   $694.4    $728.1      $929.9   $913.5    $872.8
                              =======   =======     =======  =======   =======


Operating Income (Loss):
  Microelectronic Chemicals    $(0.6)     $9.2        $9.5    $16.9     $21.0
  Water Chemicals               21.7      29.8        26.5     24.1       7.9
  Performance Chemicals         41.4      34.5        50.1     52.3      31.4
                              -------   -------     -------  -------   -------
Total Operating Income         $62.5     $73.5       $86.1    $93.3     $60.3
                              =======   =======     =======  =======   =======


Depreciation Expense:
  Microelectronic Chemicals    $10.2      $8.7       $13.1     $8.9      $4.4
  Water Chemicals                8.7       7.4        10.4     10.1      12.4
  Performance Chemicals         12.5      16.3        20.1     21.2      24.6
                              -------   -------     -------  -------   -------
Total Depreciation Expense     $31.4     $32.4       $43.6    $40.2     $41.4
                              =======   =======     =======  =======   =======


Amortization Expense:
  Microelectronic Chemicals     $2.8      $2.8        $3.7     $4.0      $2.2
  Water Chemicals                0.1         -         0.1       -         -
                              -------   -------     -------  -------   -------
Total Amortization Expense      $2.9      $2.8        $3.8     $4.0      $2.2
                              =======   =======     =======  =======   =======


Capital Spending:
  Microelectronic Chemicals    $33.1     $24.9       $39.8    $22.2     $32.3
  Water Chemicals                7.2      12.1        16.2     14.6      20.8
  Performance Chemicals         11.9       6.0        15.0     16.4      12.3
                              -------   -------     -------  -------   -------
Total Capital Spending         $52.2     $43.0       $71.0    $53.2     $65.4
                              =======   =======     =======  =======   =======

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)



                                   Unaudited                December 31,
                                  September 30,          ---------------------
Total Assets:                         1998                 1997          1996
                                    -------              -------       -------
  Microelectronic Chemicals         $303.5               $286.5        $259.1
  Water Chemicals                    178.5                182.1         171.0
  Performance Chemicals              172.6                171.6         178.2
  Other                               36.6                 53.0          42.9
                                    -------              -------       -------
Total Assets                        $691.2               $693.2        $651.2
                                    =======              =======       =======


Investment & Advances -
  Affiliated Companies at
    Equity:
      Microelectronic Chemicals       $8.8                $10.0          $9.0
      Water Chemicals                 11.1                 11.1          11.3
                                    -------              -------       -------
Total Investment &
  Advances - Affiliated
    Companies at Equity              $19.9                $21.1         $20.3
                                    =======              =======       =======

Segment operating income includes the equity in the net income of investees accounted for by the equity method which is included in other income on the combined statements of income and does not include interest income or interest expense. Segment operating income includes an allocation of corporate charges based on various allocation basis. Segment assets include only those assets which are directly identifiable to a segment and do not include such items as cash, deferred taxes and other assets. Sales by segment substantially represent sales for the three major product lines of the Company.


                                    Years Ended December 31,
                               -----------------------------------
Sales                            1997          1996          1995
                               -------       -------       -------
United States                  $719.8        $690.6        $673.2
Foreign                         210.1         222.9         199.6
Transfers between areas
United States                    68.9          57.2          48.1
Foreign                           1.9           1.6           2.0
Eliminations                    (70.8)        (58.8)        (50.1)
                               -------       -------       -------
Total Sales                    $929.9        $913.5        $872.8
                               =======       =======       =======

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


                                   December 31,
                             ------------------------
Total Assets                   1997             1996
                             -------          -------
United States                $516.7           $459.7
Foreign                       284.2            249.0
Investments                    10.9              6.9
Eliminations                 (118.6)           (64.4)
                             -------          -------
Total Assets                 $693.2           $651.2
                             =======          =======

Transfers between geographic areas are priced generally at prevailing market prices. Export sales from the United States to unaffiliated
customers  were  $93.6,   $102.4,  and  $92.8  in  1997,  1996,  and  1995,
respectively.


Acquisitions

In 1995, the Company acquired the remaining 50% of OCG Microelectronic Materials, a joint venture formed by Ciba-Geigy and the Company in 1990, for approximately $65. In addition, the Company acquired the remaining 51% of Etoxyl, C.A., a Venezuelan joint venture. The purchase price is contingent upon future earnings of this venture. These acquisitions were accounted for as purchases and accordingly, their results of operations, which were not material, are included in the combined financial statements from the dates of acquisition.

Supplemental cash flow information on businesses acquired is as follows:


                                             Year Ended
                                            December 31,
                                                1995
                                              -------
Working Capital                                $39.5
Property, Plant and Equipment                   44.6
Other Assets                                    14.2
Goodwill                                        16.8
Debt                                           (27.3)
Investments and Advances                       (23.2)
                                              -------
Purchase Price                                 $64.6
                                              =======


Dispositions

In November 1997, the Company sold its surfactants, fluids, non-urethane polypropylene glycol and polyethylene glycol businesses to BASF. The
Company will continue to produce certain products for BASF under a three-year supply agreement.

During 1996 the Company sold its electrostatics business.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


During 1995, the Company sold its dry sanitizer plant in South Charleston, West Virginia, a related tableting operation in Livonia, Michigan, and Sun [c] brand of isocyanurates.

Supplemental cash flow information on the businesses sold is as follows:


                                            Years Ended December 31,
                                     -------------------------------------
                                       1997           1996           1995
                                     -------        -------        -------
Proceeds                              $12.0           $5.5          $48.7
Working Capital                        (9.0)          (5.5)          (4.0)
PP&E                                      -           (2.0)         (33.8)
Other Assets                            (.2)           3.0            3.2
Other Liabilities                      (2.8)          (1.0)          (7.1)
                                     -------        -------        -------
Gain on Disposition of Business       $   -           $  -          $ 7.0
                                     =======        =======        =======


Environmental

Olin and the Company have entered into an agreement which specifies that the Company is only responsible for environmental liabilities at the Company's current operating plant sites and certain offsite locations. Olin will retain the liability for all former plant sites and former waste disposal sites. In 1997, in connection with the sale of the surfactants business a $2.3 provision was recorded to provide for future environmental spending at the Brandenburg, Kentucky site. The combined balance sheets include reserves for future environmental expenditures to investigate and remediate known sites amounting to $3.2 at September 30, 1998 and December 31, 1997 and $.9 at December 31, 1996, all of which are classified as other noncurrent liabilities.

Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, developments at sites resulting from investigatory studies, advances in technology, changes in environmental laws and regulations and their application, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties and the Company's ability to obtain contributions from other parties and the length of time over which site remediation occurs.


Commitments and Contingencies

The Company leases certain properties, such as manufacturing, warehousing and office space, data processing and office equipment. Leases covering these properties generally contain escalation clauses based on increased costs of the lessor, primarily property taxes, maintenance and insurance and have renewal or purchase options. Total rent expense charged to operations amounted to $17.4 in 1997, $17.5 in 1996 and $17.8 in 1995 (sublease income is not significant). Future minimum rent payments under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 are as follows: $7.8 in 1998; $7.0 in 1999; $5.6 in 2000; $4.3 in 2001; $2.8 in 2002; and $11.9 thereafter.

                            Arch Chemicals, Inc.
                   Notes to Combined Financial Statements
                              ($ in millions)


There are a variety of non-environmental legal proceedings pending or threatened against the Company. Those matters that are probable have been accrued for in the accompanying financial statements. Any contingent amounts in excess of amounts accrued are not expected to have a material adverse effect on results of operations, financial position or liquidity of the Company.


Related Party Transactions

Olin sells chlorine and caustic to the Company which is used primarily in the production of calcium hypochlorite and chlorinated isocyanurates. These product purchases aggregated $22.8 in 1997, $23.7 in 1996, and $23.5 in 1995 and are reflected in cost of goods sold on the combined statements of income for the respective periods. Settlement of these inter-company sales occurred at the time of shipments by way of the inter-company account.

The Company is charged by Olin for the Company's share of expenses of certain centralized activities using various allocation bases. These activities include, but are not limited to, administration of employee benefit programs, tax compliance, management information systems, treasury, legal and general corporate functions. Cumulative charges to the Company for centralized corporate services were $31.8 in 1997, $27.7 in 1996 and $25.3 in 1995.


Proforma Effect of Borrowings under the Credit Facility (Unaudited)

Prior to the Distribution, the Company will succeed to a Credit Facility established by Olin. Olin may borrow under the Credit Facility prior to the Distribution, which liability will be assumed by the Company. Since the amount of the Credit Facility and related borrowing, if any, has not yet been determined, no amount of short-term borrowing under this Credit Facility has been included in the Company's balance sheet for any of the periods presented in the accompanying financial statements. Accordingly, the statements of income do not include any related interest expense on the short-term borrowing under this Credit Facility. Prior to the Distribution, when the amount of the borrowing is determined, if any, proforma information will be provided, to reflect the borrowing and related interest expense.